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AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 24, 2006

REGISTRATION NO. 333-121832

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 7
To
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MEDICOR LTD.
(Name of small business issuer in its charter)

Delaware (State or Jurisdiction of Incorporation or Organization)	3842 (Primary Standard Industrial Classification Code Number)	14-1871462 (I.R.S. Employer Identification No.)

4560 South Decatur Boulevard, Suite 300
Las Vegas, Nevada 89103
(702) 932-4560
(Address and Telephone Number of Principal Executive Offices and Principal Place of Business)

Theodore R. Maloney
Chief Executive Officer
4560 South Decatur Boulevard, Suite 300
Las Vegas, Nevada 89103
(702) 932-4560
(Name, Address and Telephone Number of Agent for Service)

COPY TO:
 Alejandro E. Camacho, Esq.
CLIFFORD CHANCE US LLP
31 West 52nd Street
New York, New York 10019

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Number of Shares to be Registered	Proposed Maximum Offering Price per Common Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)(4)

Common Stock, $0.001 par value per share	3,727,553 shares	$2.83	$10,548,975	$1,129

(1)
Pursuant to Rule 416, the amount to be registered also includes an indeterminable number of shares of common stock issuable as a result of stock splits, stock dividends or similar events.

(2)
Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the high and low price reported on the OTC Bulletin Board on July 17, 2006, which was $2.83 per share.

(3)
$2,306 previously paid with this filing.

(4)
5,023,539 shares were originally registered January 4, 2005 at a price of $3.90 per share and a fee of $2,306 was paid. Thereafter, the registration was revised as follows: (1) a lesser number of 4,014,230 shares were registered on March 4, 2005 at a price of $3.90 with a fee payable of $1,843; the same shares were registered with the amendment on April 1, 2005, however, the price per share was at $3.50 which would have resulted in a reduced fee payable of $1,654 if the fee were recalculated on such date; (2) 48,836 additional shares were registered at a price of $3.61 on May 3, 2005 with an additional fee payable of $21, (3) 103,125 additional shares were registered on July 11, 2005 at a price of $3.70 which had an additional fee payable of $45; the same shares were registered with the amendment on August 8, 2005, however, the price per share was at $3.50 which would have resulted in a fee payable of $1,909 if the fee were recalculated on such date, and (4) a lesser number of 3,549,375 shares were registered with the amendment on May 12, 2006 at a price of $4.10 which resulted in a reduction in the fee payable of $196; 3,727,553 shares were registered with the amendment on July 24, 2006, however, the price per share was at $2.83 which would have resulted in a reduced fee payable of $1,129 if the fee were recalculated on such date. The initial $2,306 fee paid exceeds the total fee payable for this registration of $1,129 ($1,843 + $21 + $45 - $196 - $584).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. Neither we nor the selling stockholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and neither we nor the selling stockholders are soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 24, 2006

PROSPECTUS

MEDICOR LTD.

3,727,553 SHARES OF COMMON STOCK

        This prospectus relates to the resale by the selling stockholders named in this prospectus of up to 3,727,553 shares of our common stock, which include 2,083,516 shares of common stock, 30,000 shares of common stock issuable upon conversion of $150,000 in principal amount of convertible debentures, or the convertible debentures, and 1,614,037 shares issuable upon conversion of 6,674 outstanding shares of our Series A 8.0% Convertible Preferred Stock, or the series A preferred stock.

        All of the shares of our common stock registered hereby were issued in private placements exempt from registration under the Securities Act of 1933, as amended.

        The selling stockholders identified beginning on page 70 are offering the shares of our common stock covered in this prospectus. The shares of our common stock that may be resold by the selling stockholders constitute approximately 15% of our issued and outstanding common stock on July 17, 2006, after giving effect to the conversion of all of the outstanding shares of the series A preferred stock and convertible debentures described in this prospectus.

        The selling stockholders may sell shares of our common stock from time to time in the principal market on which the common stock is traded at the prevailing market price, in privately negotiated transactions, or otherwise. The selling stockholders may be deemed to be underwriters of the shares of our common stock that they are offering. The selling stockholders will receive all sale proceeds, less any brokerage commissions or other expenses incurred by them, and we will not receive any proceeds from the sale of shares of our common stock by the selling stockholders. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution" beginning on page 76 of this prospectus.

        Prior to effectiveness of the registration statement of which this prospectus is a part, our common stock was traded on the Over-the-Counter Bulletin Board (OTC Bulletin Board) under the symbol "MDCR." We have filed an application to have our common stock listed on the American Stock Exchange, or AMEX. However, our listing application has yet to be approved and there can be no assurance that our stock will be approved for listing or listed on AMEX. The last sale price of our common stock on the OTC Bulletin Board on July 17, 2006 was $2.70 per share.

        Investing in our securities involves risks. See "Risk Factors" beginning on page 4 to read about factors you should consider before buying shares of our common stock.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2006

i

PROSPECTUS SUMMARY

        This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. You should read this entire prospectus carefully, including the section entitled "Risk Factors" and our financial statements and related notes, before making an investment in our common stock.

        You should rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell shares of our common stock and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of the prospectus, regardless of the time the prospectus is delivered or the common stock is sold.

        In this prospectus, the terms "MediCor," "we," "us," and "our" refer to MediCor Ltd., a Delaware corporation, and its consolidated subsidiaries, as appropriate in the context, and, unless the context otherwise requires, "common stock" refers to the common stock, par value $0.001 per share, of MediCor Ltd.

Our Business

        We are a global health care company that acquires, develops, manufactures and markets products primarily for the aesthetic, plastic surgery and dermatology markets. Our current products include breast implant products and scar management products. Our products are sold primarily in foreign (non-U.S.) countries and foreign sales are currently about 94% of total sales, with Brazil and Venezuela collectively accounting for about 23% of sales. Breast implant and other implant products account for about 94% of our total sales, while scar management products contribute approximately 6% of total sales. We sell our products to hospitals, surgical centers and physicians primarily through distributors, as well as through direct sales personnel. Our objective is to be a leading supplier of selected international medical devices and technologies. To achieve this strategy, we intend to build upon and expand our business lines, primarily in the aesthetic, plastic and reconstructive surgery and dermatology markets. We intend to accomplish this growth through the expansion of existing product lines and offerings and through the acquisition of companies and other assets, including intellectual property rights and distribution rights.

Breast implant products

        Our primary product line is breast implants. In July 2004, we acquired breast implant manufacturer Eurosilicone SAS and in April 2006 we acquired Biosil Limited and Nagor Limited, two related breast implant companies.

        Biosil Limited expects to file in 2006 a pre-market approval application with the United States Food and Drug Administration, or FDA, to market inflatable saline breast implants manufactured by Biosil Limited and to be marketed through our MediCor Aesthetics subsidiary. Through our III Acquisition Corp. subsidiary, which does business under the trade name PIP.America, we also have the right to distribute in the future in North America pre-filled saline breast implants manufactured by Poly Implants Protheses, S.A., or PIP. Sales of either of these products in the United States requires a pre-market approval, or PMA, from the FDA. PIP.America and MediCor are currently conducting the clinical study required for a PMA for the PIP product and it is in a monitoring phase. The likelihood and timing of obtaining FDA approval are uncertain as is the timing of commercialization in the United States for these or other products.

Scar Management Products

        Our Biodermis subsidiary competes in the scar management market and distributes products used in the prevention and management of visible scar tissue known as keloid and hypertrophic scars.

Biodermis distributes its products to dermatologists, dermatological surgeons, aesthetic, plastic and reconstructive surgeons and Obstetric/Gynecologists through a combination of a direct sales force and distributors. Internationally, Biodermis utilizes approximately 70 distributors in about 50 countries, including Canada and Mexico.

Recent $50 Million Senior Secured Convertible Debt Financing and Debt Restructuring

        On April 26, 2006, we raised $50 million in a private placement. This financing involved the sale of senior secured convertible notes, or the Notes, in an original aggregate principal amount of $50,000,000 and warrants, or the Warrants, to purchase up to 3,125,000 shares of common stock. Concurrently, Sirius Capital LLC, a private equity investment fund affiliated with our chairman and founder, Donald K. McGhan, converted $37.5 million of outstanding loans to us into a subordinated convertible note, or the Subordinated Note, and a subordinated warrant, or the Subordinated Warrant, to purchase up to 2,343,750 shares of common stock. Certain of our remaining debt were subordinated to the Notes. UBS Investment Bank advised us and provided private placement services in connection with the transaction.

The Offering

Common stock offered by selling stockholders	3,727,553 shares(1)
Common stock outstanding	23,746,162 shares(2)
Use of proceeds	We will not receive any proceeds from the sale of the common stock offered by the selling stockholders named in this prospectus
OTC Bulletin Board symbol	MDCR
Proposed AMEX symbol	MGH

(1)
Represents 2,083,516 shares of our common stock that were issued to selling stockholders and 1,644,037 shares of our common stock issuable upon conversion of the convertible debentures and series A preferred stock that was issued to selling stockholders.

(2)
The number of shares of common stock outstanding as of July 17, 2006 listed above excludes:

•
2,503,000 shares of common stock issuable upon exercise of options at a weighted average $3.46 per share that were granted under our Amended and Restated 1999 Stock Compensation Program. For a description of our Amended and Restated 1999 Stock Compensation Program, see "Description of Capital Stock—Stock Compensation Program;"

•
3,126,757 shares of common stock issuable upon exercise of options and warrants that were granted outside of our Amended and Restated 1999 Stock Compensation Program with a weighted average exercise price of $3.12 per share;

•
1,644,037 shares of common stock issuable upon conversion of series A preferred stock and convertible debentures held by selling stockholders and being offered by this prospectus and 125,715 shares of common stock issuable upon conversion of series A preferred stock held by stockholders other than selling stockholders; and

•
27,343,750 shares of common stock consisting of 21,875,000 shares of common stock issuable upon conversion of the Notes and the Subordinated Note and 5,468,750 shares of common stock issuable upon exercise of the Warrants and the Subordinated Warrant.

Additional Information

        We were originally formed as International Integrated Incorporated in 1999. In February 2003, International Integrated merged with a subsidiary of Scientio, Inc., a Delaware corporation incorporated in December 2000. We changed our name to MediCor Ltd. in February 2003 in connection with the merger. Our executive offices are located at 4560 South Decatur Boulevard, Suite 300, Las Vegas, Nevada 89103. Our telephone number is (702) 932-4560.

Risk Factors

        An investment in our common stock involves material risks. Each prospective purchaser of our common stock should consider carefully the matters discussed in the "Risk Factors" section beginning on page 4.

Use of Proceeds

        We will not receive any proceeds from the sale of our common stock under this prospectus by the selling stockholders named in this prospectus. See "Use of Proceeds."

Plan of Distribution

        The selling stockholders will sell shares of common stock covered by this prospectus in the principal market on which the common stock is traded at the prevailing market price, in privately negotiated transactions, or otherwise. See "Plan of Distribution."

RISK FACTORS

        An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus before deciding to invest in our common stock. If any of the following risks actually happen, our business, financial condition and operating results could be materially adversely affected. In this case, the trading price of our common stock could decline, and you could lose part or all of your investment.

Risk Factors Relating to our Business Generally

If we are unable to maintain satisfactory agreements with a third-party manufacturer to distribute saline filled breast implants in the United States, we may not be able to distribute those products in the United States.

        We currently are dependent on maintaining rights to distribute in the United States pre-filled saline breast implant products manufactured by a third party. We may not be able to maintain these rights on acceptable terms or at all. If we fail to maintain these rights, we may not be able to sell these breast implant products in the United States for a number of years, if at all.

If clinical trials or pre-market approval applications for our products are unsuccessful or delayed, we will be unable to meet our anticipated development and commercialization timelines.

        Before obtaining regulatory approvals for the commercial sale of any products, we must demonstrate through pre-clinical testing and clinical trials that our products are safe and effective for use in humans. We must also prepare and submit investigational device exemption and pre-market approval applications, based on data from this testing and these trials, to appropriate regulatory authorities. Conducting pre-clinical testing and clinical trials and preparing and submitting investigational device exemption and pre-market approval applications are lengthy, time-consuming and expensive processes.

        Completion of pre-clinical testing and clinical trials may take several years or more. Our commencement and rate of completion of pre-clinical testing and clinical trials and our submission of investigational device exemption and pre-market approval applications may be delayed by many factors, including:

  •
  complex chemical and other scientific issues;

  •
  design and implementation of detailed testing and trial protocols;

  •
  lack of efficacy during the clinical trials;

  •
  unforeseen safety issues;

  •
  uncertainties with or actions of our collaborative partners or suppliers;

  •
  slower than expected patient recruitment;

  •
  difficulties in recognizing technical or laboratory data and clinical data;

  •
  difficulties in patient retention; and

  •
  government or regulatory delays.

        The results from pre-clinical testing and early clinical trials are often not predictive of results obtained in later clinical trials. A number of new products have shown promising results in clinical trials, but subsequently failed to establish sufficient safety and efficacy data to obtain necessary regulatory approvals. Data obtained from pre-clinical and clinical activities are susceptible to varying interpretations, or criticisms which may delay, limit or prevent regulatory approval. In addition, regulatory delays or rejections may be encountered as a result of many factors, including perceived defects in the design of the pre-clinical testing or clinical trials, questions about data integrity and changes in regulatory policy during the period of product development. Any delays in, or termination of, our pre-clinical testing or clinical trials or the pre-clinical testing or clinical trials of our collaborative partners or suppliers will adversely affect our development and commercialization timelines, which would adversely affect our future sales and profitability.

If we are unable to develop, gain regulatory approval for and market new products and technologies, we will not achieve meaningful revenue and may experience a decrease in demand for our products or our products could become obsolete.

        The medical device industry is highly competitive and is subject to significant and rapid technological change. We believe that our ability to respond quickly to consumer needs or advances in medical technologies, without compromising product quality, will be crucial to our success. We are continually engaged in product development and improvement programs to establish and improve our competitive position. We cannot, however, guarantee that we will be successful in enhancing our existing products or products we have in development or clinical trials. Nor can we guarantee that we will be successful in developing new products or technologies that will timely achieve regulatory approval or receive market acceptance. Once developed, we must also timely obtain regulatory approval for our products, the failure of which may cause our products to be obsolete once regulatory approval is granted. Two of our competitors are in the advanced stage of obtaining regulatory approval for their silicone filled breast implants, while we have not started the regulatory process for those products in the United States. This could put us at a significant disadvantage in the U.S. market. The lack of U.S. regulatory approval for our products, in the face of our competitors' approvals, may also adversely affect us in foreign markets.

If changes in the economy and consumer spending reduce consumer demand for our products or our products in development, our sales and profitability will suffer.

        Breast augmentation and reconstruction and other aesthetics procedures are elective procedures. Other than U.S. federally mandated insurance reimbursement for post-mastectomy reconstructive surgery that is available in some cases, breast augmentations and other cosmetic procedures are not typically covered by insurance. Adverse changes in the economy may cause consumers to reassess their spending choices and reduce the demand for cosmetic surgery. This shift could have an adverse effect on our projected future sales and profitability.

Our ability to expand our business may be significantly limited if we cannot obtain additional financing.

        To accomplish our plans to conduct our current operations, to expand our current product lines and markets and to purchase new companies, products and intellectual property, we have needed substantial capital. We may need additional capital in the future to accomplish our plans. We may or may not be able to obtain this financing when and as it is needed. We currently have significant debt that must be serviced. Prior to our recent third-party financing, which we closed in April 2006, we had been funded in substantial part by International Integrated Industries, LLC, an affiliate of our chairman. We do not anticipate this funding source will provide additional capital in the future, and we expect that we will need to rely on external financing sources for any future financing needs. We have in the past and will likely in the future negotiate with potential equity and debt providers to obtain additional financing, but this additional financing may not be available on terms that are acceptable to us, or at all. In addition, the terms of the Notes contain restrictions on our ability to incur indebtedness and issue convertible securities and options, and provide the Note holders with rights of first refusal with respect to most issuances of new securities. If adequate funds are not available, or are not available on acceptable terms, our ability to operate our business or implement our expansion and growth plans may be significantly impaired. In addition, the financial terms of any such financing, if obtainable, may be dilutive to existing stockholders.

We rely on our chairman for continued capital funding, management direction and strategic planning and we do not presently have any alternative funding or a management transition plan in place.

        We rely on our chairman, Donald K. McGhan, for management direction and strategic planning. Mr. McGhan, through certain affiliates, is a significant lender to us, and he is our principal stockholder, chairman of our board of directors and a member of our four-person executive committee. Consequently, Mr. McGhan has substantial influence over significant corporate transactions, including acquisitions that we may pursue. Although we have no written charter, our executive committee generally functions on the basis of consensus, though Mr. McGhan's multiple roles and significant financial and stockholder stake are typically considered. To date, we have not had any event where Mr. McGhan has sought to or exercised any type of unilateral control over us, though there can be no assurance that this will not happen in the future. The loss of Mr. McGhan's services to our company could materially and adversely affect our operations. We do not presently have a written or other well-established management transition plan in the event we were to lose the services of Mr. McGhan.

Because we have only a limited operating history and our business strategy calls for significant growth through new products and acquisitions, there is significant uncertainty about our business and prospects.

        MediCor and its subsidiaries have only been in existence since 1999. Although our Biodermis, Eurosilicone and Biosil/Nagor operations have been in existence for longer periods of time, Biodermis has only operated under our management since its acquisition in 2001 and Eurosilicone and Biosil have only operated under MediCor's management since their acquisitions in July 2004 and April 2006, respectively. Significantly, during much of our history we have also been prevented from selling our primary existing product, breast implants, in the U.S. market due to the FDA's 2000 call for a PMA for those products. As a result, all of our revenues prior to the Eurosilicone acquisition in 2004 were derived primarily from our scar management products. Revenue generated by our Biodermis subsidiary has not been significant, and we do not expect more than modest internal growth in that segment. As a result, our historic business platform is not necessarily indicative of our future business or prospects.

MediCor and its prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in an early stage of development, particularly companies in rapidly changing markets such as the medical device market.

        Risks for our business include the uncertainties associated with developing and implementing our business strategy as described in this prospectus as we grow and the management of both internal and acquisition-based growth. This is particularly acute in the rapid growth phase of a business, such as we are currently experiencing, and in a rapidly changing market such as the market for medical devices. To address these risks, we must continue to develop the strength and quality of our operations, maximize the value delivered to customers, respond to competitive developments and continue to attract, retain and motivate qualified employees. We may not be successful in addressing these challenges.

If we suffer negative publicity concerning the safety of our products, our sales may be harmed and we may be forced to withdraw products.

        Physicians and potential patients may have a number of concerns about the safety of our products and proposed products, whether such concerns have a basis in generally accepted science or peer-reviewed scientific research or not. Negative publicity—whether accurate or inaccurate—about our products, based on, for example, news about breast implant litigation or regulatory actions, could materially reduce market acceptance of our products and could result in product withdrawals. In addition, significant negative publicity could result in an increased number of product liability claims, whether or not these claims have a basis in fact.

Because our strategy is based on successfully making acquisitions and otherwise diversifying or expanding our product offerings, we are exposed to numerous risks associated with acquisitions, diversification and rapid growth.

        Our present growth strategy is based in significant part on the acquisition of other companies, products and technologies that meet our criteria for strategic fit, geographic presence, revenues, profitability, growth potential and operating strategy. The successful implementation of this strategy depends on our ability to identify suitable acquisition candidates finance acquisitions, acquire companies and assets on acceptable terms and integrate their operations successfully.

        We may not be able to identify suitable acquisition candidates in our desired product areas or we may not be able to acquire identified candidates on acceptable terms. Moreover, in pursuing acquisition opportunities we will likely compete with other companies with greater financial and other resources. Competition for these acquisition targets likely could also result in increased prices of acquisition targets and a diminished pool of companies and assets available for acquisition.

        Acquisitions also involve a number of other risks, including the risks of acquiring undisclosed or undesired liabilities, acquired in-process technology, stock compensation expense and increased compensation expense resulting from newly hired employees, the diversion of management attention, potential disputes with the sellers of one or more acquired entities and the possible failure to retain key acquired personnel. Client satisfaction or performance problems with an acquired business or product line could also have a negative impact on our reputation as a whole, and any acquired entity or assets could significantly under-perform relative to our expectations. Our ability to meet these challenges has not been established through repeated acquisitions.

        Although we were able to use some of our common stock in our Biosil/Nagor acquisition in April 2006, we expect that, at least for the foreseeable future, we may be required to use primarily cash consideration for acquisitions. In addition, we likely will be required to obtain significant third-party financing to accomplish these acquisitions. This financing may not be available on acceptable terms, if at all. In addition, the terms of the Notes contain certain restrictions on our ability to incur indebtedness and issue certain types of securities. The terms of any future financing may also be dilutive to existing stockholders.

Acquisitions, distribution agreement terms, product research and development, and regulatory approvals and compliance can result in significant reserves, write-offs and litigation.

        Some aspects of our business, such as acquisitions, distribution agreements with third parties and product research and development, including regulatory approvals and compliance, have significant and sometimes unpredictable events that can result in material financial and accounting events, including reserves, write-offs and litigation. For example, in our Eurosilicone acquisition, we made an aggregate of $941,257 in negative purchase accounting adjustments, we have incurred a total of $7,626,288 in provisions and write-offs in connection with our PIP.America subsidiary's distribution agreement with PIP because of past uncertainties regarding PIP's ability to pay its portion of the product replacement program for its products distributed in the United States, and Eurosilicone is party to litigation commenced by the holder of patents relating to texturing of breast implant surfaces in which damages in excess of €3 million are alleged. These aspects of our business, such as acquiring companies and technologies, establishing and administering distributor relationships and developing new products, are part of our business strategy. As a result of the significance of these events, their unpredictable timing and frequency and the variance in structure and outcome, these events and their financial impact are unpredictable and can create material fluctuations in our financial results.

If our intellectual property rights do not adequately protect our products or technologies, others could compete against us more directly.

        Our success depends in part on our ability to obtain patents or trademarks or rights to patents or trademarks, protect trade secrets, operate without infringing upon the proprietary rights of others, and prevent others from infringing on our patents, trademarks and other intellectual property rights. Eurosilicone is party to litigation commenced by the holder of patents relating to texturing of breast implant surfaces in which damages in excess of €3 million are alleged. We will be able to protect our intellectual property from unauthorized use by third parties only to the extent that it is covered by valid and enforceable patents, trademarks and licenses and we are able to enforce those rights. Patent protection generally involves complex legal and factual questions and, therefore, enforceability and enforcement of patent rights cannot be predicted with certainty. Patents, if issued, may be challenged, invalidated or circumvented. Thus, any patents that we own or license from others may not provide adequate protection against competitors. In addition, our pending and future patent applications may fail to result in patents being issued. Also, those patents that are issued may not provide us with adequate proprietary protection or competitive advantages against competitors with similar technologies. Moreover, the laws of certain foreign countries do not protect our intellectual property rights to the same extent as do the laws of the United States.

        In addition to patents and trademarks, our intellectual property includes trade secrets and proprietary know-how. We seek protection of this intellectual property primarily through confidentiality and proprietary information agreements with our employees and consultants. These agreements may not provide meaningful protection or adequate remedies for violation of our rights in the event of unauthorized use or disclosure of confidential and proprietary information. Failure to protect our proprietary rights could seriously impair our competitive position.

We depend on distributors in two countries for a significant part of our Eurosilicone revenue and the loss of either of these distributors could adversely affect our ability to sell our products in those countries and our revenues.

        Historically, two distributors have made up approximately 23% of our consolidated revenue and the acquisition of Biosil and Nagor has not added any further customer concentration. We are currently financially dependent on the sales of these two distributors. As with other distributors and with our direct sales our ultimate customers are the doctors that implant or use our products. If either of these distributors were to decide to no longer sell our products or were unable to sell our products, we would have to seek either to replace them, as we have done in some markets from time to time, or begin selling direct in those markets, as we have done in various markets and as we are currently doing in additional targeted markets. However, we may or may not be able to timely replace that distributor or sell direct in that territory.

We depend on a limited number of suppliers for certain raw materials and the loss of any supplier could adversely affect our ability to manufacture many of our products.

        We currently rely on just one supplier for silicone raw materials used by our Eurosilicone subsidiary and just one different silicone supplier for our Biosil/Nagor subsidiaries. We only have oral supply agreements with these two suppliers which include understandings that the suppliers will transfer the necessary formulations to us in the event that they cannot meet our requirements. We cannot guarantee that these agreements will be enforceable or that we would be able to produce a sufficient amount of quality silicone raw materials in a timely manner.

Our international business exposes us to a number of risks.

        Substantially all of our current sales are and a significant part of our projected future sales will be derived from international operations. In addition, we have and anticipate having in the future material international suppliers and operations, including manufacturing operations. Accordingly, we are exposed to risks associated with international operations, including risks associated with re-valuation of the local currencies of countries where we purchase or sell our products or conduct business, which may result in our purchased products becoming more expensive to us in U.S. dollar terms or sold products becoming more expensive in local currency terms, thus reducing demand and sales of our products, or increased costs to us. Our operations and financial results also may be significantly affected by other international factors, including:

  •
  foreign government regulation of medical devices;

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  product liability claims;

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  new export license requirements;

  •
  political or economic instability in our target markets;

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  trade restrictions;

  •
  changes in tax laws and tariffs;

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  inadequate protection of intellectual property rights in some countries;

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  managing foreign distributors, manufacturers and staffing;

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  managing foreign branch offices; and

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  foreign currency translations.

        If these risks actually materialize, our sales to international customers, as well as those domestic customers that use products manufactured abroad, may decrease or our supplier or manufacturing costs may materially increase.

Our failure to attract and retain key managerial, technical, selling and marketing personnel could adversely affect our business.

        Our success will depend upon our ability to attract and retain key managerial, financial, technical, selling and marketing personnel. The lack of key personnel might significantly delay or prevent the achievement of our development and strategic objectives. Although we maintain a key man policy on two of our Eurosilicone managers for the benefit of our commercial bank lenders, we do not maintain any other key man life insurance on any of our employees. Other than certain of our executives who are parties to employment agreements, none of our employees is under any obligation to continue providing services to us. We are continuing to build our management and technical staffs. We believe that our success will depend to a significant extent on the ability of our key personnel, including the new management and technical staffs, to operate effectively, both individually and as a group. Competition for highly skilled employees in our industry is high, and we cannot be certain that we will be successful in recruiting or retaining these personnel. We may also face litigation from competitors with hiring personnel formerly employed by them.

MediCor's future growth will place a significant strain on our managerial, operational, financial and other resources.

        Our success will depend upon our ability to manage our internal and acquisition-based growth effectively. This will require that we continue to implement and improve our operational, administrative and financial and accounting systems and controls and continue to expand, train and manage our employee base. We anticipate that we will need to hire and retain numerous additional employees and consultants for both internal and acquisition-based growth for some time. Integration of these employees and consultants and employee and consultant loss in the process will require significant management attention and resources. Our systems, procedures, controls and personnel may not be adequate to support our future operations and our management may not be able to achieve the rapid execution necessary to exploit the market for our business model.

In connection with our acquisition of Biosil Limited and Nagor Limited, we entered into significant put and call arrangements which may require us to pay substantial amounts to purchase the shares of our common stock issued to the sellers. Those payments could reduce our cash flow and the funds available to expand our business.

        In connection with our acquisition of Biosil Limited and Nagor Limited, we entered into put and call option agreements with each of the former shareholders of Biosil and Nagor, pursuant to which the former shareholders have the right to put to us the 2,640,000 shares of our common stock issued to them in connection with acquisition at a purchase price ranging between $5.50 and $7.50 per share. These agreements may require us to pay substantial amounts to purchase these shares, which could decrease our liquidity and the funds available to expand our business, and we presently have no specific contingency plan for this possible future event. These agreements are described in the Management's Discussion and Analysis or Plan of Operation—Liquidity and Capital Resources section of this prospectus.

If our suppliers, collaborative partners or consultants do not perform, we will be unable to obtain, develop, market or sell products as anticipated and we may be exposed to additional risks.

        We have in the past and will in the future enter into supply, collaborative or consulting arrangements with third parties to supply or develop products. These arrangements may not produce or provide successful products even though they receive substantial investment. If we fail to establish these arrangements, the number of products from which we could receive future revenues will be limited.

        Our dependence on supply, collaborative or consulting arrangements with third parties subjects us to a number of risks. These arrangements may not be on terms favorable to us. Agreements with suppliers may limit our supply of products or require us to purchase products we can not profitably sell. They may also restrict our ability to market or distribute other products. Agreements with consultants or collaborative partners typically allow the third parties significant discretion in electing whether or not to pursue any of the planned activities. We cannot with certainty control the amount and timing of resources our suppliers, collaborative partners or consultants may devote to our products and these third parties may choose to pursue alternative products. These third parties also may not perform their obligations as expected. Business combinations, significant changes in their business strategy, or their access to financial resources may adversely affect a supplier's, partner's or consultant's willingness or ability to complete its obligations under the arrangement. Moreover, we could become involved in disputes with our suppliers, partners or consultants, which could lead to delays or termination of the arrangements and time-consuming and expensive litigation or arbitration.

Our quarterly operating results are subject to substantial fluctuations and any failure to meet financial expectations for any fiscal quarter may disappoint securities analysts and investors and could cause our stock price to decline.

        Our quarterly operating results may vary significantly due to a combination of factors, many of which are beyond our control. These factors include:

  •
  changes in demand for our products;

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  our ability to meet the demand for our products;

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  movement in various foreign currencies, primarily the Euro, the British Pound and the U.S. dollar;

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  existing and increased competition;

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  our ability to compete against significantly larger and better funded competitors;

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  the number, timing, pricing and significance of new products and product introductions and enhancements by us and our competitors;

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  our ability to develop, introduce and market new and enhanced versions of our products on a timely basis;

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  changes in pricing policies by us and our competitors;

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  the timing of significant orders and shipments;

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  regulatory approvals or other regulatory action affecting new or existing products;

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  litigation with respect to product liability claims or product recalls and any insurance covering such claims or recalls; and

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  general economic factors.

        As a result, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and investors should not rely upon these comparisons as indications of future performance. These factors may cause our operating results to be below market analysts' expectations in some future quarters, which could cause the market price of our stock to decline.

If we default on the terms of our senior secured convertible notes, our lenders could foreclose on our assets and force us out of business.

        On April 26, 2006, we sold Notes in the aggregate principal amount of $50 million. Our obligation to repay these Notes is secured by a first lien on all of our assets, including all of the assets of certain of our subsidiaries that guaranteed payment and performance of all or any portion of the obligations by us to the Note holders. If we are unable to make timely payment of principal or interest on these Notes, or if we default on any of the covenants or other requirements of the Notes or other agreements relating to the Note financing, the Note holders will be able to foreclose on our assets. Such a foreclosure could force us out of business.

Legal and Regulatory Risks

If we are unable to avoid significant product liability claims or product recalls, we may be forced to pay substantial damage awards and other expenses that could exceed our reserves and any applicable insurance coverage.

        In the past, the breast implant manufacturing industry has been subject to significant litigation alleging product liability. We also have in the past been, currently are, and may in the future be subject to product liability claims alleging that the use of our technology or products has resulted in adverse health effects. These claims may be brought even with respect to products that have received, or in the future may receive, regulatory approval for commercial sale. In particular, the manufacture and sale of breast implant products entails significant risk of product liability claims due to potential allegations of possible disease transmission and other health factors, rupture or other product failure. Some breast implant manufacturers that suffered these types of claims in the past have been forced to cease operations or even to declare bankruptcy. We may also face a substantial risk of product liability claims from other products we may choose to sell. In addition to product liability claims, we may in the future need to recall or issue field corrections related to our products due to manufacturing deficiencies, labeling errors, or other safety or regulatory reasons. Product liability claims, relating to alleged product defects, are distinguishable from product warranty claims, which relate to allegations that products do not meet warranties of merchantability or fitness for a particular purpose. We address the substance of potential product warranty claims relating to products distributed by us in the United States through our product replacement programs discussed in the Business section of this prospectus.

        We do not presently have liability insurance to protect us from the costs of claims for damages due to the use or recall of our products, except that our Biodermis subsidiary carries a limited amount of product liability insurance related to its products. We may in the future seek additional insurance, which will be limited in both circumstance of coverage and amount. Recent premium increases and coverage limitations, including specifically limitations or prohibitions by insurers on insurance covering breast implant manufacturers, may make this insurance uneconomic or even unavailable. However, even if we obtain or increase insurance, one or more product liability claims or recall orders could exceed any coverage we may hold. If we continue to have limited or no coverage or our insurance does not provide sufficient coverage, product liability claims or recalls could result in losses in excess of our reserves.

Lawsuits, including those seeking class action status, may, if successful, cause us to incur substantial liability, including damage awards and significant legal fees that may exceed our reserves.

        Lawsuits have been filed naming us or our PIP.America subsidiary, the French manufacturer from which we purchase breast implant products, and the U.S. distributor of those same products who preceded our subsidiary in the U.S. market. In these suits the plaintiffs have sought or currently seek, among other things, class action status for claims, including claims for breach of warranty. The claims arise from products distributed both before and after our subsidiary that distributed the products came into existence. Although certain of the claims arise from products distributed by the other distributor prior to our subsidiary coming into existence, we have still been named as a defendant. While we have reserved an amount equal to the outstanding product replacement claims for claims arising from products our PIP.America subsidiary did distribute, the plaintiffs are seeking to hold our subsidiary responsible for more damages. There can be no assurance we can terminate the litigation as to our subsidiary for reserved amounts. Although our subsidiary is indemnified by three separate entities, including PIP, the French manufacturer, PIP/USA, Inc., the previous distributor, and Mr. Jean Claude Mas, personally, there can be no assurance this indemnity will protect us, as there is no guarantee the French manufacturer, the previous distributor, or Mr. Mas will, or is able to, honor the indemnification they have provided. Eurosilicone is also party to litigation commenced by the holder of patents relating to texturing of breast implant surfaces in which damages in excess of €3 million are alleged.

        If our subsidiaries are unsuccessful in defending against the claims involved in these suits, or if class action status is achieved in the product warranty case, and the indemnification were to prove non-reliable, our subsidiary named in that litigation could be responsible for significant damages above the reserves and available assets needed to satisfy such a judgment. Eurosilicone does not have any reserves relating to the patent action against it.

Our Eurosilicone, Biosil and Nagor operations do not carry product liability or similar insurance and this and our product replacement programs may expose us to additional risk.

        Our French Eurosilicone subsidiary and our British Isles-based Biosil and Nagor subsidiaries do not have a history of material product-related litigation and do not carry product liability or similar insurance. In addition, Eurosilicone has not in the past had a formal or informal product replacement program or any similar program. Nagor provides a standard manufacturers' warranty on all products sold with no time limit, and has a warranty program called 'NagorEnhance,' which applies to all breast implant products implanted within the United Kingdom. We believe the limited nature of the litigation is in part due to not selling products in the United States, which historically has been much more litigious than the rest of the world. Eurosilicone and Nagor also have in the past relied on third-party distributors to support their products in countries other than the U.K., where for both companies most sales occur. Since our acquisition of Eurosilicone, it has introduced a product replacement program on a country-by-country basis. We expect to develop a similar program for the Biosil products marketed by Nagor and our other subsidiaries. These product replacement programs outside the United States or significant changes in litigation experience outside the United States may expose our subsidiaries to additional potential liability. Although we have policies of carefully observing corporate formalities and otherwise seeking to preserve the protection of the corporate form, there can be no assurance that some or all of these potential liabilities will not expose us or our other subsidiaries to potential liabilities as well.

If third parties claim we are infringing their intellectual property rights, we could suffer significant litigation or licensing expenses or be prevented from marketing our products.

        Our commercial success depends significantly on our ability to operate without infringing the patents and other proprietary rights of others. However, regardless of our intent, our technologies may infringe the patents or violate other proprietary rights of third parties. In the event of such infringement or violation, we may face litigation and may be prevented from pursuing product development or commercialization. Eurosilicone is party to litigation commenced by the holder of patents relating to texturing of breast implant surfaces in which damages in excess of €3 million are alleged. Eurosilicone has not established any reserves relating to this litigation.

We are subject to substantial government regulation, which could adversely affect our business.

        The production and marketing of our products and intended products and our research and development, pre-clinical testing and clinical trial activities are subject to extensive regulation and review by numerous governmental authorities, both in the United States and abroad. Most of the medical devices we sell or intend to sell or develop must undergo rigorous pre-clinical testing and clinical trials and an extensive regulatory approval process before they can be marketed. This process makes it longer, more uncertain and more costly to bring the products to market, and some of these products may not be approved, or, once approved, they may be recalled. The pre-market approval process can be particularly expensive, uncertain and lengthy. Many devices for which FDA approval has been sought by other companies have never been approved for marketing. In addition to testing and approval procedures, extensive regulations also govern marketing, manufacturing, distribution, labeling, and record-keeping procedures. If we or our suppliers or collaborative partners do not comply with applicable regulatory requirements, this could result in warning letters, non-approval, suspensions of regulatory approvals, civil penalties and criminal fines, product seizures and recalls, operating restrictions, injunctions, and criminal prosecution.

Delays in or rejection of FDA or other government entity approval of new products would adversely affect our business.

        Delays or rejection may be encountered due to, among other reasons, government or regulatory delays, lack of efficacy during clinical trials, unforeseen safety issues, slower than expected rate of patient recruitment for clinical trials, inability to follow patients after treatment in clinical trials, inconsistencies between early clinical trial results and results obtained in later clinical trials, varying interpretations or criticisms of data generated by clinical trials, or changes in regulatory policy during the period of product development in the United States and abroad. In the United States, there has been a continuing trend of more stringent FDA oversight in product clearance and enforcement activities, causing medical device manufacturers to experience longer approval cycles, more uncertainty, greater risk, and higher expenses. Internationally, there is also risk that we or our suppliers or collaborative partners may not be successful in meeting the quality standards or other certification requirements. Even if regulatory approval of a product is granted, this approval may entail limitations on uses for which the product may be labeled and promoted. It is possible, for example, that we or our suppliers or collaborative partners may not receive FDA approval to market our current or future products for broader or different applications or to market updated products that represent extensions of our, our suppliers' or collaborative partners' basic technology. In addition, we or our suppliers or collaborative partners may not receive export or import approval for products in the future, and countries to which products are to be exported may not approve them for import.

Government regulation of manufacturing of medical devices is expensive and time consuming for manufacturers and may result in product unavailability or recalls.

        Medical device manufacturing facilities also are subject to continual governmental review and inspection. The FDA has stated publicly that compliance with manufacturing regulations will be scrutinized strictly. A governmental authority may challenge our or our suppliers' or collaborative partners' compliance with applicable federal, state and foreign regulations. In addition, any discovery of previously unknown problems with products or facilities may result in restrictions on the product or the facility, including withdrawal of the product from the market or other enforcement actions.

If our use of hazardous materials results in contamination or injury, we could suffer significant financial loss.

        Our manufacturing and research activities involve the controlled use of hazardous materials. We cannot eliminate the risk of accidental contamination or injury from these materials. In the event of an accident or environmental discharge, we may be held liable for any resulting damages, which may exceed our financial resources.

Risks Related to this Offering

It is unlikely that we will issue dividends on our common stock in the foreseeable future.

        We have never declared or paid dividends on our common stock and do not intend to pay dividends in the foreseeable future. In addition, the Notes contain provisions that restrict our ability to declare and pay any dividends or make any distributions (whether in cash, stock, equity securities or property). The terms of those Notes and the Warrants also contain provisions that may make the declaration and payment of dividends undesirable to the extent such dividends would result in a decrease of the conversion or exercise price of the Notes and Warrants. The payment of dividends in the future will be at the discretion of our board of directors. Therefore, an investor who purchases our common stock in this offering, in all likelihood, will only realize a profit on its investment if the market price of our common stock increases in value.

We will sell additional equity securities in the future which will reduce the percentage of our equity owned by our current stockholders and by the purchasers of our common stock offered by this prospectus.

        Subject to the restrictions of the Notes and Warrants or of any future securities, in the future we will sell additional shares of our common stock, or other securities convertible into or otherwise entitling the holder to purchase our common stock. As long as the Notes are outstanding, the holders of the Notes will have a right of first refusal to purchase these securities unless they are issued in an underwritten public offering of $75 million or more of common stock in which the net price per share (after deduction of underwriting discounts and commissions) is at or above $8.00. In the future we will also issue additional options to purchase our common stock to our employees, possibly including our executive officers, and our directors, and possibly to consultants and vendors. However, issuances of options and convertible securities other than those authorized under our current stock compensation program are prohibited under the Notes. We also intend to issue shares of our common stock in connection with acquisitions or other commercial transactions and to holders of outstanding debt, including holders that are affiliates. All such sales and issuances of our common stock, other equity securities and warrants and options to purchase our common stock, will be at presently undetermined prices, which may be lower than the price at which other holders of common stock purchased shares, and may be dilutive to those holders and will reduce the percentage of our equity owned by our current stockholders and by the purchasers of our common stock offered by this prospectus. Any future issuances may also be dilutive to our current stockholders and by the purchasers of our common stock offered by this prospectus. These issuances may also adversely affect prevailing market prices for our common stock.

The exercise of outstanding options, warrants, and conversion rights will dilute the percentage ownership of our stockholders, and any sales in the public market of shares of our common stock underlying these options and conversion rights may adversely affect prevailing market prices for our common stock.

        As of the date of this prospectus, there are outstanding options and warrants to purchase an aggregate of 5,629,757 shares of our common stock at per share exercise prices ranging from $0.08 to $4.30. Furthermore, outstanding shares of our series A preferred stock may be converted into 1,739,752 shares of our common stock at any time, and outstanding convertible debentures may be converted into an aggregate of 30,000 shares of our common stock at any time. In addition, subject to certain limitations, the Notes may be converted into an aggregate of 12,500,000 shares of our common stock at any time, the Subordinated Note may be converted into an aggregate of 9,375,000 shares of our common stock at any time, the Warrants may be exercised for an aggregate of 3,125,000 shares of our common stock at any time and the Subordinated Warrant may be exercised for an aggregate of 2,343,750 shares of our common stock at any time. In addition, subject to the limitations in the Notes and the Warrants, we may issue additional shares of our common stock in respect of dividends paid on outstanding shares of our series A preferred stock. The exercise of such outstanding options, warrants and conversion rights will dilute the percentage ownership of our stockholders, and any sales in the public market of shares of our common stock underlying such options, warrants and conversion rights may adversely affect prevailing market prices for our common stock.

The price of our common stock has historically been volatile.

        The market price of our common stock has in the past been, and may in the future continue to be, volatile. A variety of events, including quarter-to-quarter variations in operating results or news announcements by us or our competitors as well as market conditions in the medical device industry generally or the breast implant segment of that market specifically or changes in earnings estimates by securities analysts may cause the market price of our common stock to fluctuate significantly. In addition, the stock market has experienced significant price and volume fluctuations which have particularly affected the market prices of equity securities of many companies and which often have been unrelated to the operating performance of such companies. These market fluctuations may adversely affect the price of our common stock.

Selling stockholders may choose to sell securities at prices below the current trading price.

        Selling stockholders are not restricted as to the prices at which they may sell their common stock. Sales of shares of our common stock below the then-current trading prices may adversely affect the market price of our common stock.

Our common stock is thinly traded on the Over-the-Counter Bulletin Board, which may not provide liquidity for our investors, and our stock may not be eligible to be listed on AMEX following effectiveness of the registration statement of which this prospectus is a part.

        Our common stock is quoted on the OTC Bulletin Board. The OTC Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the Nasdaq Stock Market or national or regional exchanges, such as the New York Stock Exchange and the American Stock Exchange. Securities traded on the OTC Bulletin Board are usually thinly traded, highly volatile, have fewer market makers and are not followed by analysts. In addition, on January 4, 2005 we filed with the SEC the registration statement of which this prospectus is a part and on May 8, 2006 we filed a registration statement relating to the resale of common stock underlying the Notes, the Subordinated Note, the Warrants and the Subordinated Warrant, as well as the common stock issued to the sellers in the Biosil/Nagor transaction. Those filings, and our stated intention to seek to list our common stock on the American Stock Exchange, may also adversely affect investors' willingness to trade our stock until such listing. The SEC's order handling rules, which apply to Nasdaq-listed securities, do not apply to securities quoted on the OTC Bulletin Board. Quotes for stocks included on the OTC Bulletin Board are not listed in newspapers. Therefore, prices for securities traded solely on the OTC Bulletin Board may be difficult to obtain and holders of shares of our common stock may have been unable to resell their shares at or near their original acquisition price, or at any price. We have filed an application to have our common stock listed on the American Stock Exchange. The American Stock Exchange has indicated to us that effectiveness of the registration statement that we previously filed and that was delayed pending the closing of our Biosil and Nagor acquisitions (or a similar registration statement registering sufficient shares to reasonably facilitate the establishment of a meaningful public float) is a prerequisite to being listed on the exchange. However, there can be no assurance that following effectiveness of the registration statement of which this prospectus is a part our common stock will be approved for listing or listed on the American Stock Exchange. If our common stock is approved for listing, because we will have no prior trading history on the American Stock Exchange, there also can be no way to determine the prices or volumes at which our common stock would trade on the American Stock Exchange.

We have been subject to the penny stock regulations and will continue to be unless and until our common stock is listed on a national securities exchange or quoted on the Nasdaq Stock Market.

        SEC regulations require additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. These regulations generally define a penny stock to be an equity security not listed on a national securities exchange or quoted on the Nasdaq Stock Market that has a market price of less than $5.00 per share, subject to certain exceptions. Accordingly, we have been subject to the penny stock regulations, including those regulations that require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith and which impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally, institutional investors). In addition, under penny stock regulations, the broker-dealer must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. Moreover, broker-dealers who recommend "penny stocks" to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. These regulations tend to limit the ability of broker-dealers to sell our securities and thus the ability of purchasers of our securities to sell their securities in the secondary market. Unless and until our common stock is listed on a national securities exchange such as the American Stock Exchange or quoted on the Nasdaq Stock Market or trades consistently above $5.00 per share, our common stock will be defined as a penny stock and be subject to these disclosure and trading restrictions.

The terms of our outstanding preferred stock or future preferred stock may negatively affect the value of our common stock.

        We have the authority to issue an aggregate of 20,000,000 shares of preferred stock which may be issued by our board of directors with such preferences, limitations and relative rights as our board may determine without a vote of our stockholders. Presently we have authorized 45,000 shares of preferred stock in one series, Series A 8.0% Convertible Preferred Stock, 6,698 of which were outstanding on the date of this prospectus. Our series A preferred stock has, and other classes of our preferred stock we may issue in the future will have, priority over our common stock in the event of liquidation or dissolution. In the event of our liquidation or dissolution, our then-outstanding preferred stock (including series A preferred stock) will have priority of payment over all shares of our common stock. Preferred stock also generally has priority on payment of dividends over common stock. Our series A preferred stock has this priority, meaning that no dividends may be paid on our common stock unless all accrued dividends on our series A preferred stock have been paid. Each holder of convertible preferred stock (such as our series A preferred stock) may also generally, at the holder's option, convert the preferred stock into common stock at any time. We cannot predict whether, or to what extent, holders of convertible preferred stock will convert to common stock. Preferred stock may also provide that the holders thereof may participate with the holders of common stock on dividends or liquidation. This may have the effect of substantially diluting the interest of the common stock holders. Our series A preferred stock is not a participating preferred stock, though it is convertible into our common stock.

        Our series A preferred stock is presently convertible into shares of our common stock at a price of $3.85 per share of common stock based on the initial $1,000 liquidation preference per share of series A preferred stock. Holders of our series A preferred stock also vote on an as-converted basis and have special voting rights on specified significant transactions or events. The certificate of designation for the series A preferred stock includes a provision that if certain EBITDA or common stock value targets are not met by June 30, 2008, then the liquidation preference of our series A preferred stock will be increased pursuant to the formula, capped at 83% of the original liquidation preference of the originally issued series A preferred stock. These targets and the liquidation preference increase are described in detail in the Description of Capital Stock—Preferred Stock section of this prospectus.

        The perceived risk of dilution or any actual dilution occasioned by the conversion of our series A preferred stock, any other future series of preferred stock and/or issuance of awards under the 1999 stock compensation program may discourage persons from investing in our common stock or cause our stockholders to sell their shares, which would contribute to the downward movement in stock price of our common stock. New investors could also require that their investment be on terms at least as favorable as the terms of our series A preferred stock (or another series of preferred stock) due to the potential negative effect of the dilution on a potential investment. In addition, downward pressure on the trading price of our common stock could encourage investors to engage in short sales, which would further contribute to downward pressure on the price of our common stock.

        The rights, preferences, powers and limitations of our series A preferred stock, as well as those of any future series of preferred stock as may be established, may have the effect of delaying, deterring or preventing a change of control of our company.

Risks Related to our Organization and Structure

Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit your recourse in the event of action not in your best interests.

        Our certificate of incorporation limits the liability of directors and officers to the maximum extent permitted by Delaware law. In addition, our certificate of incorporation authorizes us to obligate our company to indemnify our present and former directors and officers for actions taken by them in those capacities to the maximum extent permitted by Delaware law. Our bylaws require us to indemnify each present or former director or officer, to the maximum extent permitted by Delaware law, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service to us. In addition, we may be obligated to fund the defense costs incurred by our directors and officers. These limitations on recourse against officers and directors and the affirmative protections of officers and directors may limit or restrict actions by or on behalf of the company or stockholders, which could adversely affect the company or our stockholders. These limitations and protections are described in the Management—Indemnification section of this prospectus.

Concentration of ownership of our common stock by our management and others and termination of employment agreements we have entered into with our executive and other officers could negatively affect the market price of our common stock because they discourage open market purchases of our common stock by purchasers who might seek to secure control of MediCor.

        Our officers and directors as a group currently own an aggregate of 12,559,782 shares of common stock, hold securities convertible into 1,074,805 shares of common stock, and have been granted options to purchase an additional 1,592,322 shares of common stock. Not all of these options can be exercised immediately and the options are exercisable at prices ranging from $1.50 to $4.30 per share. We may in the future issue additional shares of common stock, or securities exercisable for or convertible into common stock, to our officers or directors.

        If our executive officers and directors exercised their options and converted all of the securities beneficially owned by them into an aggregate of 14,847,776 shares of our common stock, our officers and directors would own approximately 57% of our then-outstanding common stock. This concentration of ownership would probably insure our management's continued control of MediCor.

        In addition, Sirius Capital LLC, or Sirius, an investment fund affiliated with the family of our chairman, currently holds approximately $37,500,000 of our debt in the form of the Subordinated Note and holds the Subordinated Warrant to purchase 2,343,750 shares of our common stock. Although the convertibility and exercisability of the Subordinated Note and Subordinated Warrant are subject to certain restrictions, if some or all of the Subordinated Note were converted into our common stock, or the Subordinated Warrant were exercised in whole or in part, Sirius could own a substantial percentage of our outstanding common stock. This additional concentration of ownership of our common stock could further discourage persons from making open market purchases of our common stock for the purpose of securing a controlling interest in MediCor and thereby prevent increases in the market price of our common stock.

        We have entered into employment agreements with Messrs. Theodore Maloney, Jim McGhan and Paul Kimmel, three of our executive officers. These agreements provide for payments to them in the event that their employment is terminated by us, including without "good reason" as defined in the agreements. We will pay an amount equal to two times the annual base compensation paid by us to such person plus applicable pro rata bonus amounts in the event of a termination by us without cause, as defined in the agreements, or a termination by the executive for good reason, which includes the occurrence of a change in control, as defined in the agreements. The employment agreements further provide that in the event of the death or disability of any of Messrs. Maloney, McGhan or Kimmel, we will pay to such person an amount equal to three months' compensation or compensation through the date our long-term disability policy begins paying benefits, as applicable. These termination of employment agreements may discourage persons from making open market purchases of our common stock for the purpose of securing a controlling interest in MediCor. These employment arrangements are further described in Management—Employment Contracts and Termination of Employment and Change-in-Control Arrangements section of this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Many statements contained in this prospectus and other written and oral statements made from time to time by us, do not relate solely to historical facts. These "forward-looking statements" are identified by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "may," "plan," "possible," "project," "should," "will," and similar words and expressions. These forward-looking statements involve important risks and uncertainties that could materially alter results in the future from those expressed in any forward-looking statements made by us or on our behalf. We caution you that forward-looking statements are only predictions and that actual events or results may differ materially. In evaluating these statements, you should specifically consider the various factors that could cause actual events or results to differ materially, including those factors described in the preceeding section, together with the other information contained in this prospectus. It is not possible to foresee or identify all factors affecting our forward-looking statements and you should not consider any list of such factors to be exhaustive. We assume no obligation and do not intend to update these forward-looking statements, except as required by law.

USE OF PROCEEDS

        We will not receive any proceeds from the sale by the selling stockholders of the shares of common stock pursuant to this prospectus which are already owned by them, or which are to be issued to them upon their conversion of shares of our series A preferred stock or our convertible debentures.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

        Prior to the effectiveness of the registration statement of which this prospectus is part, our common stock has traded on the OTC Bulletin Board. We have filed an application to have our common stock listed on the American Stock Exchange.

        On July 17, 2006, we had approximately 550 stockholders of record. Our common stock price at the close of business on July 17, 2006 on the OTC Bulletin Board was $2.70 per share. The average of the bid and asked price on that date on the OTC Bulletin Board was $2.83.

        The table below sets forth the high and low bid prices of our common stock for the periods indicated as reported on the OTC Bulletin Board under the symbol MDCR. Quotations reflect prices between dealers, do not reflect retail markups, markdowns or commissions, and may not necessarily represent actual transactions. Our initial registration statement on Form SB-2 was first declared effective on September 24, 2001, our common stock commenced trading on the OTC Bulletin Board in the quarter ended March 31, 2002, the third quarter of our 2002 fiscal year, the merger of Scientio, Inc. and International Integrated Incorporated, creating MediCor Ltd., occurred February 7, 2003, we first filed the registration statement of which this prospectus is a part on January 4, 2005 and we first filed a registration statement relating to the resale of other shares of common stock issuable by us to third parties on May 8, 2006.

	High	Low
Fiscal 2004
Quarter ended September 30, 2003	$4.70	$1.01
Quarter ended December 31, 2003	$2.80	$1.01
Quarter ended March 31, 2004	$5.50	$1.05
Quarter ended June 30, 2004	$5.20	$2.50
Fiscal 2005
Quarter ended September 30, 2004	$5.55	$4.30
Quarter ended December 31, 2004	$5.35	$3.55
Quarter ended March 31, 2005	$4.75	$3.00
Quarter ended June 30, 2005	$4.00	$3.00
Fiscal 2006
Quarter ended September 30, 2005	$3.99	$3.00
Quarter ended December 31, 2005	$4.00	$3.10
Quarter ended March 31, 2006	$3.40	$2.05
Quarter ended June 30, 2006	$6.00	$2.50

Dividends

        We have never paid a cash dividend on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

        The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. The following discussion and analysis discuss our financial condition and results of our operations on a consolidated basis, unless otherwise indicated.

Overview

        MediCor Ltd. is a global health care company that acquires, develops, manufactures and markets products primarily for the aesthetic, plastic surgery and dermatology markets. Current products include breast and other implants and scar management products. Our products are sold primarily in foreign (non-U.S.) countries and foreign sales are currently about 95% of total sales, with the largest country accounting for about 17% of total breast implant sales. Breast implant and other implant products account for about 94% of total sales for the quarter ended March 31, 2006, while scar management products contributed approximately 6% of total sales. We sell our products to hospitals, surgical centers and physicians, primarily through distributors, as well as through direct sales personnel.

Company History and Business Strategy

        MediCor was founded in 1999 by chairman of the board Donald K. McGhan, the founder and former Chairman and Chief Executive Officer of Inamed Corporation, McGhan Medical Corporation and McGhan Limited. Our objective is to be a leading supplier of selected international medical devices and technologies. To achieve this strategy, we intend to build upon and expand our business lines, primarily in the aesthetic, plastic and reconstructive surgery and dermatology markets. We intend to accomplish this growth through the expansion of existing product lines and offerings and through the acquisition of companies and other assets, including intellectual property rights and distribution rights. We believe that the acquisitions of Eurosilicone, Biosil and Nagor will have material, positive impacts on our historical sales and cash flow.

        Currently, we have two main product lines:

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  breast and other implants for aesthetic plastic and reconstructive surgery; and

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  scar management products.

Breast and other implant products

        Our primary product line is breast implants, accounting for about 94% of total sales for the nine months ended March 31, 2006. We acquired Eurosilicone in July 2004 and Biosil and Nagor in April 2006. Based on publicly available data, we estimate we have a market share of approximately 30% of the non-U.S. market. Sales in foreign (non-U.S.) countries are currently about 95% of total sales, with the largest country accounting for about 17% of sales. Eurosilicone also manufactures a broad line of other implant products targeted for the aesthetic, cosmetic and reconstructive markets, including gluteal, calf, pectoral, malar and testicular implants, as well as external breast prosthesis, which collectively account for approximately 4% of total sales. The financing for the Eurosilicone acquisition was primarily provided through additional loans from International Integrated Industries, LLC, an affiliate of MediCor's chairman, as more fully described in the financial statements and notes and the financing for the acquisition of Biosil and Nagor was primarily provided through the private placement of the Notes and the Warrants.

        Our strategy to gain entry into the United States saline-filled breast implant market relies upon our recent acquisition of Biosil and Nagor and contractual agreements with independent parties with whom we are working to obtain FDA approval of their PMA applications. The PMA application for the Biosil inflatable saline breast implant has been submitted in a format where separate components, or modules, of the application are submitted for review and observation by the FDA. We are addressing or have addressed observations arising from the FDA review of modules of the application that have been submitted. The four-year interval clinical trial data which compromises part of one module that has not yet been submitted is currently being analyzed and will be submitted as a PMA amendment following completion of that analysis. Although we have anticipated submitting the completed PMA in 2006, the FDA data analysis is ongoing, and there can be no assurance as to the timing of the completion of the FDA's data analysis or of the timing, review or decision concerning the completed PMA application. We are also continuing to work with PIP in furtherance of the PMA application for PIP's pre-filled saline breast implant. We are currently assisting in the collection of appropriate data through its ongoing clinical trial. We intend to submit the PMA application to the FDA upon satisfactory completion of data collection and analysis. Although we have anticipated submission of the completed PMA application as early as 2006, there can be no assurance of the completion of data collection and analysis or of the timing, review or decision concerning the PMA application. Although we are not the manufacturer, we do and will continue to provide significant technical and other assistance with the clinical trials and regulatory efforts.

Scar Management Products

        HPL BioMedical, Inc., one of our subsidiaries which does business under the name Biodermis, competes in the scar management market and distributes products used in the prevention and management of visible scar tissue known as keloid and hypertrophic scars. Sales from these products contributed about 6% of total sales for the nine months ended March 31, 2006. The Biodermis products achieve therapeutic results by encapsulating the scar tissue with a soft, malleable, semi-occlusive polymer in the form of sheets and ointments that are believed to mimic the natural barrier function of the skin, improving the condition and appearance of scars. In the United States, the products are marketed under the names EpiDerm™ silicone gel sheeting and Xeragel™silicone ointment. Internationally, the same products are also marketed under the names TopiGel™ and DermaSof™.

        Biodermis' secondary product lines consist mainly of two products, EPIfoam™ and HydroGOLD™. EPIfoam is a silicone backed, polyurethane foam utilized post-lipectomy to assist in recovery and enhance the overall aesthetic appearance following liposuction. HydroGOLD is a hydrogel-based product for use in reducing the pain, discomfort and burning sensation frequently associated with procedures of the skin typically aimed at reducing fine lines and wrinkles and to eliminate or reduce the signs of aging, such as laser resurfacing, chemical peels and micro-dermabrasion. Additionally, a portion of Biodermis' revenue is derived from original equipment manufacturing of scar management and post-operative care products for other medical device companies who then sell the products under their own brand names. To assure quality control and proper regulatory compliance, Biodermis retains all responsibilities related to the FDA and European CE-mark certification and regulatory compliance related to manufacturing activities. Some of these OEM customers are allowed to compete for sales in similar markets and for similar customers against Biodermis' distributors and direct sales staff.

Application of Critical Accounting Policies and Estimates

        Management's Discussion and Analysis or Plan of Operation addresses our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, we evaluate our estimates and judgments, including those related to revenue recognition, inventories, adequacy of allowances for doubtful accounts, valuation of long-lived assets and goodwill, income taxes, litigation and warranties.

We base our estimates on historical and anticipated results and trends and on various other assumptions that we believe are reasonable under the circumstances, including assumptions as to future events. The policies set forth below are considered by management to be critical to an understanding of our financial statements. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. By their nature, estimates are subject to an inherent degree of uncertainty. Actual results may differ from those estimates.

        Management has identified the critical accounting policies to be those related to revenue recognition, inventories, adequacies of allowances for doubtful accounts, valuation of long-lived assets and goodwill, income taxes, litigation and product replacement programs.

Revenue Recognition

        We recognize product revenue, net of sales discounts, returns and allowances, in accordance with Staff Accounting Bulletin No. 104 "Revenue Recognition" ("SAB No. 104") and Statement of Financial Accounting Standards No. 48 "Revenue Recognition When Right of Return Exists" ("SFAS No. 48"). These statements establish that revenue can be recognized when persuasive evidence of an arrangement exists, delivery has occurred and all significant contractual obligations have been satisfied, the fee is fixed or determinable, and collection is considered probable. We recognize revenue upon delivery of product to third-party distributors and customers and do not allow for bill-and-hold sales. Due to the widespread holding of consignment inventory in our industry, we also recognize revenue when the products are withdrawn from consignment inventory in hospitals, clinics and doctors' offices. We do not offer price protection to our third-party distributors or customers and accept product returns only if the product is defective. Appropriate reserves are established for anticipated returns and allowances based on product return history. We believe our estimate for anticipated returns is a "critical accounting estimate" because it requires us to estimate returns and, if actual returns vary, it could have a material impact on our reported sales and results of operations. Historically our estimates of return rates have not fluctuated from the actual returns by more than 1% to 2%.

Allowance for Doubtful Accounts

        We maintain allowances for doubtful accounts for estimated losses resulting from the inability of some of our customers to make required payments. The allowances for doubtful accounts are based on the analysis of historical bad debts, customer credit-worthiness, past transaction history with the customer, current economic trends, and changes in customer payment terms. If the financial condition of our customers were to deteriorate, adversely affecting their ability to make payments, additional allowances may be required.

Inventories

        Inventories are stated at the lower of cost or market using the first-in, first-out ("FIFO") method. We may write down our inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions.

Property and Equipment

        Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is recorded on the straight-line basis over the estimated useful lives of the assets, which range from three to ten years. Amortization of leasehold improvements is based upon the estimated useful lives of the assets or the term of the lease, whichever is shorter. Significant improvements and betterments are capitalized, while maintenance and repairs are charged to operations as incurred. Asset retirements and dispositions are accounted for in accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment and Disposal of Long Lived Assets" ("SFAS No. 144"), as described below.

Accounting for Long-Lived Assets

        We account for long-lived assets, other than goodwill, in accordance with the provisions of SFAS No. 144 "Accounting for the Impairment and Disposal of Long-Lived Assets," which supersedes SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be disposed of." This statement creates one accounting model, based on the framework established in SFAS No. 121, to be applied to all long-lived assets including discontinued operations. SFAS No. 144 requires, among other things, that an entity review its long-lived assets and certain related intangibles for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. We believe the estimate of our valuation of long-lived assets is a "critical accounting estimate" because if circumstances arose that led to a decrease in the valuation, it could have a material impact on our results of operations. With the exception of the impairment of a patent which was written off in June 2005, as described in Note I to the financial statements included in this prospectus, we do not believe that any other changes have taken place.

Goodwill and Other Intangible Assets

        Goodwill represents the excess of the purchase price over the estimated fair value of identified assets the businesses acquired. Other intangible assets are recorded at fair value and amortized over periods ranging from three to 16 years. We adopted SFAS No. 142 "Goodwill and Other Intangible Assets" in January 2002. As a result, goodwill is no longer amortized, but is subject to a transitional impairment analysis and is tested for impairment on an annual basis. The test for impairment involves the use of estimates related to the fair values of the business operations with which goodwill is associated and is usually based on a market value approach. Other intangible assets are amortized using the straight-line method over their estimated useful lives and are evaluated for impairment under SFAS No. 144.

Allowance for Product Replacement Programs

        We have an allowance for product replacement programs for breast implant sales. Expected future obligations are determined based on the history of product shipments and claims and are discounted to a current value. We believe that our estimate for our product replacement program is a "critical accounting estimate" because it requires us to estimate failure rates, claim rates and amounts, and discount rates. Changes to actual claims and interest rates could have a material impact on our actuarial calculation, which could materially impact our reported expenses and results of operations. Expansion of the programs, either geographically or in extent of coverage, could also have a material impact on our calculation, which could adversely impact our reported expenses and results of operations.

Income Taxes

        Deferred income tax assets or liabilities are computed based on the temporary differences between the financial statement and income tax bases of assets and liabilities using the statutory marginal income tax rate in effect for the years in which the differences are expected to reverse. Deferred income tax expenses or credits are based on the changes in the deferred income tax assets or liabilities from period to period. A valuation allowance against deferred tax assets is required if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The valuation allowance should be sufficient to reduce the deferred tax asset to the amount that is more likely than not to be realized.

Litigation

        We are involved in various litigation matters as a claimant and as a defendant. We record any amounts recovered in these matters when collection is certain. We record liabilities for claims against us when the losses are probable and can be reasonably estimated. Amounts recorded are based on reviews by outside counsel, in-house counsel, and management.

Results of Operations for Fiscal Year 2005 versus Fiscal Year 2004

Sales

        Sales for the fiscal year ended June 30, 2005 equaled $26,958,547, an increase of $25,536,964 as compared to the prior fiscal year of $1,421,583. The sales of our subsidiary Eurosilicone, acquired on July 5, 2004, drove the increase in sales versus the prior year periods. On a pro forma basis, sales for the fiscal year ended June 30, 2005, increased by about $4.4 million or approximately 20% versus the prior year period. Excluding the estimated impact of foreign exchange rates, the growth rate was about 16%. The growth between periods was attributable to strong unit sales resulting from continued sales efforts and strong demand.

Cost of Sales

        Cost of sales as a percentage of net sales for the fiscal year ended June 30, 2005 were approximately 56% compared to approximately 29% at fiscal year ended June 30, 2004, although the prior year figure does not include the cost of sales for Eurosilicone, so may not be comparable. The majority of the costs associated with the production of our product are recurring, and primarily include labor, raw material and quality control costs. On the basis of the results for the year ended June 30, 2005 which included twelve months of results for Eurosilicone, we expect that cost of sales will increase to approximately 66% due to the ongoing cost of newly implemented improvements in quality systems and process engineering, partly offset by gains in manufacturing efficiency. As sales volumes and prices increase, costs will then reduce as a percentage of sales.

Selling, General and Administrative

        Selling, general and administrative expenses increased to $19,036,314 for the fiscal year ended June 30, 2005 as compared to $8,483,694 for the fiscal year ended June 30, 2004. One of the sources to the increase in expenses can be attributed to the costs from the operations of Eurosilicone which accounted for $8,421,025, all of which was not included in the prior year period. An additional $1,092,886 in SG&A expenses are associated with the operations of our Latin America subsidiaries which were not included in the prior year. The remaining increase of $1,038,709 can be attributed to: travel related expenses of $597,606; payroll and payroll related expenses of $351,381 and licensing fees of $84,892. Of all SG&A expenses, about two-thirds were recurring charges. The reason for the level of SG&A expenses relative to revenue are due to normal start up period costs and costs associated with establishing and maintaining a fixed infrastructure. As our business and sales increase, we anticipate that recurring SG&A expenses will increase in absolute dollars, but decrease as a percentage of sales.

Research and Development

        Research and development in the fiscal year ended June 30, 2005 was $2,691,333 as compared to $2,149,049 for the comparable period in 2004. The increase of $542,284 is primarily attributable to a net increase of higher spending associated with the saline breast implant clinical trials. Costs associated with the PIP product were $148,082 and costs relating to the development of other product lines were $394,202. We expect that research and development expenses will decrease once we receive required government approvals, but will increase as we bring new products to market or existing products to new markets.

Interest Expense

        Interest expense increased to $5,315,568 for the fiscal year ended June 30, 2005 as compared to $1,195,543 at June 30, 2004. Interest expense consists primarily of interest related to borrowings. The change in interest expense was primarily due to a significant increase in the average principal note payable to related party balances incurred as a result of the Eurosilicone acquisition.

Other Expense

        Other expenses decreased to $106,903 during the fiscal year ended June 30, 2005 from $5,686,849 for the fiscal year ended June 30, 2004. Other expenses in fiscal 2005 consisted primarily of an impaired loss on a patent of $74,129 and other expenses in fiscal 2004 primarily consisted of a reserve of $1,883,000 against a deposit made with respect to the purchase of stock in PIP and a reserve of $3,800,000 against acquisition advances with respect to our asset acquisition of a third-party distributor for Biosil's products. During the year ended June 30, 2005, we wrote off one patent that carried a fair market value of $100,000 due to it being abandoned and subsequently expiring. A decision had been made not to pursue any efforts toward reinstatement, based upon an analysis of value and utility to us.

Net Loss

        Net loss at the fiscal year ended June 30, 2005 increased to $17,281,768 from $16,566,733 at June 30, 2004. The decline was due to higher selling costs, general and administrative expenses, research and development and interest expense. Basic and diluted loss per share at the fiscal year ended June 30, 2005 was ($0.93) as compared to ($0.94) at fiscal year ended June 30, 2004.

Results of Operations for Quarter and Nine Months Ended March 31, 2006 versus Quarter and Nine Months ended March 31, 2005

  Sales

        Sales for the three months ended March 31, 2006 equaled $7,878,064, an increase of $747,655 or 10% as compared to the prior year quarter. This growth rate was negatively impacted by unfavorable foreign exchange rates by approximately 4%. Unit growth drove this increase, offset by a decrease in unit prices. Most of the sales growth was driven by the Latin America region.

        For the nine months ended March 31, 2006 sales were $20,521,373, an increase of $1,102,651 or 6% versus the same period a year ago. This growth rate was negatively impacted by unfavorable foreign exchange rates by approximately 2%. Unit growth drove this increase, offset by a decrease in unit prices. The increase in sales for the period was primarily attributable to sales growth in Latin America and other regions, which was then partially offset by a slight decline in European and Asia Pacific sales of breast implants caused by competition and weaker economic conditions in that region. Our historical sales growth rate over the most recent four quarters, including the current quarter, was about 7%, and the impact of foreign exchange was immaterial.

  Cost of Sales

        Cost of sales as a percentage of net sales for the three months ended March 31, 2006 was approximately 59% compared to approximately 68% during the same period in 2005. For the nine months ended March 31, 2006 cost of sales as a percentage of net sales was approximately 66% compared to 60% during the same period in 2005. The majority of the costs associated with the production of our product are recurring. The resulting increase in gross margin for the three months ended March 31, 2006 from about 32% to about 41% and the decrease in gross margin for the nine months ended March 31, 2006 from 40% to 34% was primarily attributable to the decrease in average selling prices of breast implants as described above. Additionally, an increase in regulatory and quality control costs as well as production labor contributed to the decline in gross margin for the nine months ended March 31, 2006. These additional costs arose because we initiated ongoing programs to improve manufacturing efficiencies and quality systems, which we believe will enable us to increase production and lower future unit cost of sales. Based on our historical review of costs, we expect that cost of sales in the near future will remain in line on a percentage basis with this historic level of approximately 66%. As sales volumes and prices increase, costs will then reduce as a percentage of sales.

  Selling, General and Administrative Expenses

        Selling, general and administrative ("SG&A") expenses increased to $4,662,962 for the three months ended March 31, 2006, as compared to $4,371,063 during the same period in 2005. The increase can be attributed to payroll related expenses of $540,023; printing expense of $166,149; additional amortization and deprecation of $142,455; and advertising fees of $104,189 and other various expenses of $43,888. These were offset by a reduction in bad debt expense of $704,805. Of all SG&A expenses, the majority were recurring charges for this quarter.

        For the nine months ended March 31, 2006, SG&A decreased to $12,325,595 as compared to $13,544,476 during the same period a year ago. The decrease can be attributed to a vendor settlement of $983,558 relieving accounts payable recorded in a prior period; lower bad debt expense of $840,561; a bad debt recovery of $672,663; a reduction in product replacement expense of $637,808; a reversal of $517,536 in long-term accrued liability previously provided for in a prior period and lower commission expense of $234,987. These were offset by an increase in payroll $1,337,365; a legal settlement of $1,000,000 relating to the termination of a distributor; additional amortization and depreciation expense of $371,066; travel related expenses of $281,247; advertising fees of $179,970; and other expenses of $79,657. Of all SG&A expenses, the majority were recurring charges for this period.

  Research and Development Expenses

        Research and development expenses in the recent quarter ending March 31, 2006 were $1,084,124, as compared to $680,895 for the comparable period in 2005. For the nine months ended March 31, 2006, research and development expenses increased to $2,569,839 as compared to $1,882,084 for the same period a year ago. The increase of $687,755 is primarily attributable to a net increase in spending associated with the saline breast implant clinical trials. Costs associated with the PIP product were $241,822 and costs relating to the development of other product lines were $445,933. We expect that research and development expenses will decrease once we receive required government approvals, but will increase as we bring new products to market or existing products to new markets.

  Interest Expense

        Interest expense increased to $1,531,370 for the three months ended March 31, 2006, compared to $1,152,087 in same period in the prior year. Interest expense increased to $4,308,645 for the nine months ended March 31, 2006, as compared to $3,681,570 for the nine months ended March 31, 2005. Interest expense consists primarily of interest related to borrowings. The change in interest expense was primarily due to an increase in the average principal balance on the note payable to related party.

  Net Loss

        Net loss before preferred dividends for the three months ended March 31, 2006 decreased to $3,684,482 from $3,914,973 for the comparable period in the previous year. Net loss before preferred dividends increased from $11,325,313 reported in the nine months ended March 31, 2005 period to $12,035,233 for the nine months ended March 31, 2006. The change was due to higher selling costs, research and development and interest expense, which was then offset by a decrease in general and administrative expenses. Basic and diluted loss per share was $0.18 for the three-month period compared to $0.23 for the comparable period in the prior year. Basic and diluted loss per share was $0.61 for the nine-month period compared to $0.68 for the comparable period in the prior year.

Liquidity and Capital Resources

        Cash used in operations during the nine months ended March 31, 2006 was $9,700,232 as impacted by selling, general and administrative continued startup costs, research and development and interest expense. Our investing activities of $308,848 was due to the acquisition of additional fixed assets.

        Our ability to make payments to refinance our debt and to fund planned capital expenditures and operations will depend on our ability to secure additional significant financing and generate sufficient cash in the future. Currently, we have only limited product sales in the United States and will not be in a position to materially increase United States sales until the FDA issues a pre-market approval relating to one or more of the products sought to be sold by us. We are currently funding activities for two pre-market approval applications which are operating expenses.

        Historically we have raised funds to support our operating expenses and capital requirements through sales of equity or debt securities or through other credit arrangements, including borrowing from our affiliates. Most recently, we raised $50 million in a private placement that included the sale of the Notes and the Warrants. Following this recent private placement, we believe our existing cash, cash equivalents and cash generated from operations, including the operations of Eurosilicone, Biosil and Nagor, will be sufficient to meet our anticipated cash needs for at least the next 12 months. To the extent our future liquidity requirements are greater than these capital resources, we plan on being able to obtain any necessary additional funds through the incurrence of additional indebtedness or issuance of equity securities. However, our ability to incur additional indebtedness is restricted by our outstanding Notes. The Notes only permit the incurrence of a maximum of $10 million of indebtedness that is both expressly subordinate to the Notes and unsecured. We are also restricted by our Notes from issuing convertible securities or options and our Note holders have a right of first refusal with respect to new security issuances other than the issuance of common stock in an underwritten public offering of $75 million or more in which the net price per share (after deduction of underwriting discounts and commissions) is at or above $8.00.

        We expect our operating losses to continue and anticipate that we will not need any additional liquidity to cover negative cash flow in the balance of fiscal 2006. In addition, to the extent we want to pursue additional acquisitions, we expect that we will need additional financing. We do not presently have any commitments for such financing and it may not be available when we need it, on terms acceptable to us or at all. The lack of adequate financing could adversely affect our ability to effect acquisitions. In particular, there is an exception to the Note holders' right of first refusal with respect to new security issuances for securities issued in connection with acquisitions in which we acquire at least a majority of the voting power of the entity being acquired. However, we may or may not be able to exclusively use common stock in any proposed transaction.

        Our Eurosilicone Holdings subsidiary may be required to make a performance payment of up to €3 million to the sellers in fiscal 2007 under the Eurosilicone acquisition agreement and our Biosil U.K. Holdings Ltd. subsidiary will be required to make subsequent payments of £3.5 million in each of fiscal 2007 and 2008 under the Biosil/Nagor acquisition agreement. If a payment is required and Eurosilicone Holdings does not otherwise have sufficient funds from dividends or distributions from Eurosilicone, Eurosilicone Holdings intends to draw the necessary funds from its credit facility with BNP Paribas, which was established in part specifically to provide a back-up funding source for this performance payment. We intend to pay the two required Biosil/Nagor £3.5 million payments out of current funding resources—operating cash flow plus our recent debt financing.

        We have also entered into put and call option agreements with each of the former shareholders of Biosil and Nagor. These agreements were required by the sellers in connection with their agreeing to take a portion of the acquisition consideration in shares of our common stock. Under those agreements we may be obligated to purchase the 2,640,000 shares of common stock issued to those shareholders in the acquisition if they are put to us by the holders. We may also call the same shares. The shares may be put to us starting 18 months after the saline breast implant manufactured by Biosil is approved for commercialization in the United States by the FDA. The put option expires if our common stock ever trades at or above $10.00 per share for 30 out of 45 consecutive trading days (whether before or after the put is exercisable) and the put option is only exercisable to the extent the individual selling shareholder still holds the common stock we issued to him or her in the acquisition. The purchase price in the put varies depending on when the FDA approves silicone gel breast implants for commercialization in the United States. If FDA silicone approval occurs on or before the date that is nine months after the Biosil product's approval, the price is $5.50 per share. If FDA silicone approval occurs after the date that is nine months after the Biosil product's approval and on or before the date that is 18 months after the Biosil product's approval, the price is $6.50 per share. If FDA silicone approval occurs after the date that is 18 months after the Biosil product's approval, the price is $7.50 per share. Under each of these circumstances, the maximum number of shares that may be put to us in any three-month period by all of the selling shareholders is 660,000, less any shares of common stock otherwise sold by any of those holders during that period. The put is also exercisable if there is a public offer by any person to acquire all of our outstanding shares of common stock. In such event, the price will be $5.50 per share if both Biosil's saline breast implant and any third party's silicone gel breast implant have both been approved for commercialization in the United States by the FDA by the time the person becomes entitled to compulsorily acquire our common stock. Otherwise the price will be $6.50 per share. Any exercise of the put will put additional demands on our capital resources, and we presently have no specific contingency plan for this possible future event. We may also call the shares of common stock issued to the selling shareholders at any time after FDA commercialization approval of the Biosil saline breast implant and until our common stock trades at or above $20.00 per share for 30 out of 45 consecutive trading days at prices of $7.50, $10.00 and $15.00 per share, based on the same FDA silicone approval events that apply to the put. Each holder also terminates the call with respect to their shares if they elect in their discretion to terminate the put.

        Both Eurosilicone and the combined operations of Biosil and Nagor have positive operating cash flow that may or may not be sufficient to fund all of their respective projected operational, working capital, financial and other obligations. We expect that, from time to time, one or more of these operating subsidiaries may have additional liquidity needs which may require MediCor or third-party, such as bank, financing. In addition, we have a written commitment from International Integrated Industries, LLC, to provide sufficient cash to fund any operating expenses and capital expenditures through April 1, 2007. However, the ability to access that commitment will be limited by the restrictions of the Notes.

        Our revenues are primarily denominated in U.S. dollars, in euros and British pounds, with U.S. dollars accounting for approximately 50% of total revenues. Our expenses are primarily denominated in U.S. dollars, with the exception of most operating expenses of Eurosilicone and Biosil/Nagor. We have a net foreign exchange exposure impact of approximately 10% of our sales, which is primarily attributable to the euro and the British pound. We do not currently hedge against foreign exchange risk and do not have any plan to do so in the immediate future.

BUSINESS

Overview

        MediCor Ltd. is a global health care company that acquires, develops, manufactures and markets products primarily for the aesthetic, plastic surgery and dermatology markets. Current products include breast and other implants and scar management products. Our products are sold in foreign countries (non-U.S.) and foreign sales are currently about 95% of total sales, with Brazil and Venezuela collectively accounting for about 23% of total breast implant sales. Breast implant and other implant products account for about 94% of total sales for the quarter ended March 31, 2006, while scar management products contributed approximately 6% of total sales. We sell our products to hospitals, surgical centers and physicians primarily through distributors, but also as through direct sales personnel.

Company History and Business Strategy

        MediCor was founded in 1999 by chairman of the board Donald K. McGhan, the founder and former chairman and chief executive officer of Inamed Corporation, McGhan Medical Corporation and McGhan Limited. MediCor's objective is to be a leading supplier of selected international medical devices and technologies.

        To achieve our objective, we intend to build upon and expand our business lines, primarily in the aesthetic, plastic and reconstructive surgery and dermatology markets. Because of our management team's experience in these target markets, and in particular the breast implant market, we focused our strategy from the outset on acquiring the rights to products or their manufacture in the breast implant market so we can compete as one of the world leaders in this market. We intend to continue to accomplish our intended growth through the expansion of existing product lines and offerings and through the acquisition of companies and other assets, including intellectual property rights and distribution rights.

        Implementation of our expansion and acquisition strategy commenced in 1999, when we were presented with the opportunity to be appointed a distributor for the PIP pre-filled saline breast implant in North America. In 1999, PIP appointed our PIP.America subsidiary a distributor for PIP products in North America. At the time, these products were being sold, as were other breast implants, under an exclusion from pre-market approval requirements provided by FDA regulations. Prior to May 2000, PIP.America distributed in the United States pre-filled saline breast implants manufactured by PIP, on both a direct and a consigned inventory basis. As of May 2000, the FDA notified PIP.America and PIP that further direct sales to customers by PIP.America would be suspended until the FDA reviewed and approved the clinical study being conducted by PIP. Pursuant to a voluntary withdrawal from the market, sales of PIP products ceased in November 2002 pending final PMA clearance. PIP managed the PMA process until March 2004, when PIP.America amended its agreement with PIP and amended financial and management responsibility for completing the PMA process. In this capacity PIP.America will be responsible for funding the completion of the clinical trial and managing the submission of PMA data. As a result of the amended agreement, PIP.America acquired ownership of the PMA. As sole owner of the PMA, we will have exclusive control of all U.S. distribution of products approved under the PMA. PIP.America's distribution agreement with PIP is a customary agreement of its type under which PIP.America purchases breast implants from PIP at agreed prices and is then free to resell that product at prices determined by PIP.America.

        In 2001, we considered related product lines that were in our target markets and were revenue producing. We identified HPL BioMedical, Inc., which was operating under the name Biodermis. It was active in the specialty field of scar management and post-operative care products. Consistent with our business strategy, we acquired Biodermis through a stock acquisition. Historic sales of this product line have been less than $2 million per year, with single customers accounting for as much as 8% of Biodermis sales in 2004 and 13% in 2005. As a result of this concentration, Biodermis has experienced sales changes as large customers have altered their ordering patterns. Biodermis anticipates that these fluctuations will diminish if its efforts to diversify its customer base are successful.

        In April 2002, we identified an opportunity to potentially distribute in the United States inflatable saline breast implants. We determined this opportunity was consistent with our business strategy, and we agreed to acquire substantially all of the assets of the privately-held exclusive U.S. breast implant distributor for Biosil Limited's inflatable saline breast implants. As in the case of PIP's products, these were also available in the United States prior to May 2000. We closed the asset acquisition which involved assets that were insignificant in amount, in April 2005 for $250,000 in cash and 366,667 shares of our common stock. Concurrently, our MediCor Aesthetics subsidiary, entered into a direct exclusive distribution relationship with Biosil for distribution of its saline-filled breast implants in the United States. In April 2006, we acquired Biosil and its related international marketing company Nagor Limited. We are now working to obtain the necessary governmental approvals for distribution of these products in the United States. Although the timing of regulatory approval for either the PIP or Biosil implants is uncertain, we believe that if we are successful in working to bring one or both of these products into the United States our business will be positively affected.

        Commencing in 2002 and concluding in 2003, we also investigated and acquired patents related to new materials with potential for use as fill material for breast implants which we believe may be useful in one or more of our target markets. We determined that acquiring this proprietary technology while it was available for sale was also consistent with our business strategy. We acquired that technology through the purchase of the stock of its owner in exchange for 600,000 shares of our common stock and currently have that technology in our research and development program as part of our new products strategy. Although we believe successful development and instruction of a new generation of breast implants would find market acceptance, there can be no assurance when, if ever, we will commercialize products from that intellectual property.

        In early 2003, we determined that being a company that filed periodic reports (including financial information) with the Securities and Exchange Commission, and whose stock was therefore under certain circumstances and limitations available to be traded, was consistent with our business strategy. We believed it potentially positioned us to use securities as consideration for acquisitions and prepared us for rapid growth and the requisite financing flexibility we believed we would need. In February 2003, our International Integrated Incorporated subsidiary entered into an agreement of merger with a Delaware corporation, Scientio, Inc., in which MediCor became the surviving parent, and a reporting entity.

        Over the next year we continued to pursue the advancement of the PMAs for the PIP and Biosil products and sought other acquisition opportunities that had been in our focus since our inception in 1999.

        Through late 2003 and into early 2004 we negotiated the transaction to acquire Eurosilicone, which we completed in July 2004. Through this acquisition, we acquired the manufacturing capacity to market breast implants throughout the world, subject only to applicable regulatory constraints. In late 2005, we negotiated and as noted above, in April 2006 we completed the acquisition of Biosil and Nagor. We believe these three acquisitions are pivotal to our business strategy. The continuing Eurosilicone and Biosil/Nagor managements have successfully achieved registrations for their products throughout the world. In addition, several members of the MediCor management team and executives of our subsidiaries have experience in obtaining regulatory approvals and registrations for implantable medical devices for aesthetic medicine throughout the world, including the United States. This experience was gained during former employment with leading companies in the aesthetic medicine sector, including having led the efforts for the 2000 approval of saline breast implants by the FDA. Eurosilicone has had a material, positive impact on our sales and cash flow. As detailed in the historical results, Eurosilicone recorded sales for the years ended December 31, 2002 and December 31, 2003 of €13,902,855 and €

15,825,206, respectively, and for the year ended June 30, 2005 of €19,704,408. As also detailed in the historical results, Biosil/Nagor recorded sales for the years ended January 31, 2005 and 2006 of €6,279,641 and €5,953,311, respectively.

        Following our Eurosilicone acquisition, we also began implementing our strategy of regional sales and marketing oversight and distributor management. In September 2004, we acquired Dermatological Medical Products and Specialties, S.A. de C.V., a small medical device distributor in Mexico to become part of MediCor Latin America, S.A. de C.V. We effected the acquisition, which involved assets that were insignificant in amount, primarily to acquire a corporate presence in Mexico and to hire its two owners and principal employees, who are now employed by MediCor Latin America as managers and by Dermatalogical Medical Products and Specialties as commissioned sales personnel. These two employees had previously distributed products for one of our competitors in the Mexican breast implant market. At the time of our acquisition, the company was distributing other medical products for other manufacturers. Following the acquisition, Dermatological Medical Products and Specialties ceased distributing these products to focus on becoming our second distributor in Mexico (supplementing our existing non-exclusive distributor) and MediCor Latin America is managing distribution of our products throughout Mexico, Central America and South America. As in other regions of the world, our Eurosilicone, Nagor and Biodermis subsidiaries have one or more distributors in target countries. For example, Eurosilicone had prior to our acquiring it and continues to have distributors in 15 Central and South American countries. During fiscal 2005, two of these distributors accounted for 11.5% and 11.7%, respectively of our consolidated revenue. Part of our localized active distributor management strategy is to monitor and closely manage these significant relationships, as well as evaluate direct selling opportunities. As we have done in this region, we intend to put in place in other regions identified by us a regional manager or managers to support and manage, and participate directly in, distribution of our products.

        To fund our acquisitions of Biosil Limited and Nagor Limited and to continue our growth strategy, on April 26, 2006, we entered into a securities purchase agreement with the original purchasers of the Notes and Warrants. Under the terms of the securities purchase agreement, we issued these Notes in an original aggregate principal amount of $50 million and granted Warrants to purchase up to 3,125,000 shares of our common stock at a price of $4.50 per share for an aggregate purchase price of $50 million. We agreed to use the U.S. dollar equivalent of £13,000,000 of the proceeds from the sale of the Notes and the Warrants to pay for the acquisitions of Biosil and Nagor and we agreed to use $3.5 million to pay expenses and commissions related to the sale of the Notes and the Warrants. The balance of the proceeds were for general corporate purposes, including working capital.

        The principal amount of the Notes carries interest at the three-month LIBOR rate, which is adjusted on each interest payment date, plus 6.00%. The principal amount of the Notes will be payable on the maturity date of March 31, 2011 or earlier upon conversion, acceleration or redemption. Interest will be payable every six months beginning on September 30, 2006 and upon maturity or earlier upon conversion, acceleration or redemption. Under the terms of the Notes, interest is payable by us either in cash or through the issuance of our common stock at a conversion price equal to 93% of the weighted average price of our common stock on its principal securities exchange or trading market during the five trading days prior to the relevant interest conversion date; provided, that we may not convert interest payable on the maturity date or any other interest payment date occurring less than 31 trading days prior to the maturity date. Interest may only be paid in stock if, among other conditions detailed in the Notes: there is and has been for at least 45 days an effective registration statement with respect to at least 150% of the shares issuable upon conversion of all of the Notes and associated Warrants; the common stock is listed for trading on the American Stock Exchange, Nasdaq or another national securities exchange; the number of shares to be issued as interest is less than the product of (a) 15% of the daily average trading volume for the common stock in the 20 trading days before the interest payment notice is issued and (b) the number of trading days in the interest period (usually the number of trading days in six months); we are not in default under and are in material compliance with the Notes; and there shall not have been announced any change in control or other significant corporate event relating to us.

        All or any part of principal amount of each Note and accrued interest thereon is at any time or times convertible into shares of our common stock at the election of the holder at a conversion price of $4.00, which is subject to adjustment under customary circumstances, including dividends and distributions, stock subdivisions, combinations and reclassifications, self-tender offers by us and other corporate events. In addition, following an underwritten public offering that meets certain qualifications and subject to the satisfaction of certain additional criteria, we have the right to require all principal and all accrued interest due at the maturity date be converted to shares of common stock at the then applicable conversion price. Except in the case of such a conversion at our election, all conversions of the Notes are subject to the restriction that such conversion does not result in the holder and its affiliates beneficially owning more than 4.99% of our outstanding shares of common stock.

        The Notes contain customary negative covenants for loans of this type, including limitations on our ability to incur indebtedness, issue securities, make loans and investments, make capital expenditures, dispose of assets and enter into mergers and acquisition transactions. Events of default under the Notes include breaches of our obligations under the Notes and other agreements relating to the transaction, certain defaults under any other indebtedness of at least $500,000 and certain bankruptcy events. An event of default under the Notes entitles the holders to declare all amounts then outstanding due and payable. We have also granted the holders of the Notes rights of first refusal to purchase new securities issued by us, subject to limited exceptions for share-based acquisitions and a qualified public offering. The Notes are secured by all of our assets and all of the assets of certain of our subsidiaries as guarantors according to a guarantee and collateral agreement. In addition, certain of our subsidiaries have jointly and severally agreed to guarantee our obligations under the Notes and the other agreements relating to the transaction.

        The Warrants are exercisable at any time or times through April 26, 2011 and entitle the holders to purchase shares of common stock at an exercise price of $4.50 per share, which exercise price is subject to adjustment under customary circumstances, including dividends and distributions, stock subdivisions, combinations and reclassifications, self-tender offers by us and other corporate events. All exercises of the Warrants are subject to the restriction that the exercise does not result in the holder and its affiliates beneficially owning more than 4.99% of our outstanding shares of common stock.

Products

        Currently, we have two main product lines:

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  breast and other implants for aesthetic, plastic and reconstructive surgery; and

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  scar management products.

Breast and other implant products

        Our primary product line is breast implants. With the acquisition of Eurosilicone in 2004, we commenced breast implant sales outside the United States. With the acquisition of Biosil and Nagor in 2006, we have further increased our non-United States market share. The Biosil/Nagor transaction was complementary to our existing business because Biosil/Nagor and Eurosilicone each had existing strong market positions where the other had limited or no market penetration. In addition, the Biosil/Nagor transaction also enabled us to provide multiple product offerings in a single market, which is a key component of our future marketing strategy. Sales in foreign (non-U.S.) countries are currently about 95% of total sales, with the largest two countries accounting for about 23% of sales. Eurosilicone also manufactures a broad line of other implant products targeted to the aesthetic, cosmetic and reconstructive markets, including gluteal, calf, pectoral, malar and testicular implants, as well as external breast prosthesis. These other products account for approximately 4% of total sales. The financing for the Eurosilicone acquisition was primarily provided through additional loans from International Integrated Industries, LLC, an affiliate of MediCor's chairman, and the financing for the Biosil/Nagor acquisition was provided through the private placement of Notes and Warrants.

        In addition, we currently are participating, directly or indirectly, in two PMA applications to bring breast implant products into the United States. The likelihood and timing of obtaining FDA approval are uncertain as is the timing of commercialization in the United States for these or other products.

Scar Management Products

        Biodermis, one of our subsidiaries, is an innovator in the scar management market and a leader in this technology that is indicated for use in the prevention and management of visible scar tissue known as keloid and hypertrophic scars. The Biodermis products achieve therapeutic results by encapsulating the scar tissue with a soft, malleable, semi-occlusive polymer in the form of sheets and ointments that are believed to mimic the natural barrier function of the skin, improving the condition and appearance of scars. In the United States, the products are marketed under the names EpiDermTM silicone gel sheeting, XeragelTM silicone ointment and Pro-SilTM silicone ointment. Internationally, the same products are also marketed under the names TopiGelTM and DermaSofTM.

        Biodermis' secondary product lines consist mainly of two products, EPIfoamTM and HydroGOLDTM. EPIfoam is a silicone backed, polyurethane foam utilized post-lipectomy to assist in recovery and enhance the overall aesthetic appearance following liposuction. HydroGOLD is a hydrogel-based product for use in reducing the pain, discomfort and burning sensation frequently associated with procedures of the skin typically aimed at reducing fine lines and wrinkles and to eliminate or reduce the signs of aging, such as laser resurfacing, chemical peels and micro-dermabrasion.

        Additionally, a portion of Biodermis' revenue is derived from original equipment manufacturing of scar management and post-operative care products for other medical device companies who then sell the products under their own brand names. To assure quality control and proper regulatory compliance, Biodermis retains all responsibilities related to the FDA and European CE-mark certification and regulatory compliance related to manufacturing activities. Some of these companies are allowed to compete for sales in similar markets and for similar customers against Biodermis' distributors and direct sales staff.

Sales and Marketing

        We sell our products primarily through independent distributors worldwide, as well as through small direct sales forces in Mexico, the United Kingdom and other parts of Europe. We reinforce our sales and marketing program with telemarketing, which is designed to increase sales through follow-up on leads and the distribution of product information to potential customers. We supplement our marketing efforts with appearances at trade shows, advertisements in trade journals and sales brochures.

Breast Implants

        We sell our Eurosilicone and our Biosil-manufactured and Nagor-branded breast implant and other products in approximately 85 countries (other than the United States and Canada), primarily through three independent groups of up to approximately 70 third-party distributors each. We also sell these products through direct sales forces which we are developing and have established in Mexico, the United Kingdom and Germany. A key component of our marketing strategy is to have multiple product offerings in each market, a strategic component that was enabled by the completion of the Biosil/Nagor acquisition. Historically, two distributors have made up approximately 23% of our consolidated revenue. We are currently financially dependent on their sales. As with other distributors and with our direct sales, our ultimate customers are the doctors that implant or use our products. If either of these distributors were to decide to no longer sell our products or were unable to sell our products, we would have to seek either to replace them, as we have done in some markets from time to time, or begin selling direct in those markets, as we have done in various markets and as we are currently doing in additional targeted markets. Nonetheless, losing either distributor could have a material adverse effect on our business.

        Currently, we are awaiting the required FDA clearance to sell breast implants in the United States. The FDA approved PMA applications for two competitors' saline-filled products in 2000. We believe that the FDA will approve other PMA applications for saline-filled devices in the future following their review of complete PMA applications because these products have already been approved for marketing by other manufacturers pursuant to approved PMA applications.

        Following their review of Inamed's PMA application for silicone gel breast implants in late 2003, the FDA issued Draft Guidance for Saline, Silicone Gel, and Alternative Breast Implants in January 2004. While this guidance applies to all types of breast implants, it is most significant in understanding the new requirements for silicone gel breast implants. We anticipate that this guidance will be the basis for the FDA's review of PMA applications going forward. Although, as discussed below, advisory panels in April 2005 made recommendations concerning approval and disapproval of each of our two competitors' PMAs for silicone gel breast implants, the FDA's interpretation and understanding of the new guidance has yet to be demonstrated through their formal decisions concerning acceptability of these two competitors' applications. No public review by the FDA or any alternative breast implants has been undertaken.

        Our strategy to gain entry into the U.S. saline-filled breast implant market with the PIP pre-filled implant relies upon our contractual agreements with PIP with whom we are working to obtain FDA approval of the PMA application. The PMA application for the Biosil saline breast implant has been submitted in a format where separate components, or modules, of the application are submitted for review and observation by the FDA. We are addressing or have addressed observations arising from the FDA review of modules of the application that have been submitted. The four-year interval clinical trial data which comprises part of one module that has not yet been submitted is currently being analyzed and will be submitted as a PMA amendment following completion of that analysis. Although we have anticipated submitting the completed PMA in 2006, the FDA data analysis is ongoing, and there can be no assurance as to the timing of the completion of the FDA's data analysis or of the timing, review or decision concerning the completed PMA application. We are also continuing to work with PIP in furtherance of the PMA application for PIP's pre-filled saline breast implant. We are currently assisting in the collection of appropriate data through its ongoing clinical trial. Upon completion of data collection and analysis, we will submit the PMA application to the FDA. Although we have anticipated submission of the completed PMA application as early as 2006, there can be no assurance of the completion of data collection and analysis or of the timing, review or decision concerning the PMA application. Although we are not the manufacturer, we do and will continue to provide significant technical and other assistance with the clinical trials and regulatory efforts.

        Our U.S. market entry strategy for silicone gel breast implants is based upon our products currently marketed outside the United States. In April 2005, an FDA advisory panel reviewed the PMA application for each of our two competitors and recommended approval for one and disapproval for the other. Consistent with the panel recommendation, in July 2005, the FDA issued a letter to one of these competitors indicating that its application was in approvable form. Contrary to the panel recommendation, in late 2005 the FDA issued an approval letter to the other manufacturer. Customarily, within a few months following issuance of such a letter the FDA approves the PMA application. At an appropriate time in the future, we intend to initiate clinical trials and PMA applications in the United States in accordance with current FDA guidance and based on product lines marketed internationally. The FDA evaluates each PMA application on its own merits and independently of competing applications. Although we will endeavor to have our future PMA application for silicone gel breast implants consistent with the FDA guidance and understanding, there can be no assurance that these efforts will lead to FDA approval of that application.

        Our earlier distribution of saline-filled products in the United States was based upon the manufacturers having obtained what is known as 510(k) regulatory status for the devices. This refers to a section of FDA regulations that permits the marketing of medical devices without a PMA. Following the approval in 2000 of two competitors' PMA applications for saline breast implants, we were notified that direct sales of the PIP implants to customers would be suspended until the specific products we were distributing received a PMA. The private company sponsors for both the PIP and Biosil PMA applications were pursuing their PMA applications from 1999-2000, but unlike the large U.S.-based manufacturers, neither had a U.S. clinical trial underway at the time of the FDA's call for PMAs for saline breast implants. In addition, neither sponsor had extensive FDA or PMA experience. As a result of all of these factors, neither PMA application advanced as quickly as may have occurred if it had more significant funding and expertise. Nonetheless, each PMA application has advanced in a reasonable manner. Because of these resource and expertise constraints each PMA application has taken longer than is optimal, and, in each case, we have recently become more involved in providing assistance and expertise to enhance the prospects for success and timing of the PMA applications. As is customary in the PMA application process, through ongoing dialogue with the FDA, the sponsor for each PMA application has continued to amend and refine its regulatory submissions, including their clinical study data and each continues an ongoing dialogue with the FDA concerning their applications. The FDA's approval of either or both of these PMA applications will provide regulatory clearance to resume our distribution of saline breast implants in the United States.

Scar Management Products

        In the United States, Biodermis distributes its products to dermatologists, dermatological surgeons, aesthetic plastic and reconstructive surgeons and Obstetric/Gynecologists through a combination of a direct sales force and a distributor. These products have been marketed in the United States since 1989 under what is known as a "510(k) clearance," which permits the marketing of medical devices that were in commerce prior to the enactment in 1976 of the Federal Food, Drug, and Cosmetic Act or devices that are the substantial equivalent of such devices. Internationally, Biodermis distributes to the same fields of medicine through approximately 70 distributors in about 50 countries, including Canada and Mexico.

Competition

Breast Implants

        We face competition in every aspect of our business, and particularly from other companies that acquire, develop, manufacture or market breast implants and breast implant related products. Currently, we consider our primary competitors in the U.S. breast implant market to be Inamed Corporation and Mentor Corporation. In the near term, as we bring products currently scheduled for U.S. distribution to the U.S. market, we will offer only gel saline filled implants, while Inamed and Mentor will offer saline and silicone filled implants. In the future we may bring a full line of implant types to the U.S. market. Through Eurosilicone and Nagor, we compete internationally with several manufacturers and distributors, including Inamed Corporation, Mentor Corporation, Silimed, S.A., Poly Implants Protheses, S.A., Laboratoires Arion, Laboratories Sebbin S.A., and Laboratoire Perouse Implant S.A. In these international markets, we offer a broad line of saline and silicone filled implants, including various sizes, shapes, textures and cohesivenesses, to compete across the various available product offerings of our competition.

        We believe that the principal factors that will allow our products to compete effectively are high-quality product consistency, product design, broad product array, management's knowledge of and sensitivity to market demands, plastic surgeons' familiarity with our management and products, and our ability to identify and develop or license patented products embodying new technologies.

Scar Management Products

        Currently, we estimate there are approximately 15 companies in the United States and international markets competing for market share among dermatologists and plastic and reconstructive surgeons for products that are competitive with those of Biodermis. EpiDerm, also sold as DermaSof and TopiGel, and Xeragel comprise Biodermis' principal product line and compete against such product lines as "Cica Care," by Smith and Nephew, "Rejuveness," by ReJuveness Pharmaceuticals, "Kelo-Cote" by Advanced Bio-Technologies, Inc., "New Beginnings," by PMT Corporation, and others.

        EPIfoam post-operative compression foam has no direct product-type competition. However, it competes to some extent with a product known as "Reston" foam, manufactured by 3M, a piping and insulation product which is occasionally used off-label by surgeons. HydroGOLDTM hydrogel sheeting competes against such products as "2nd Skin," by Spenco Corp. and "HydraSkin" by HydraSkin Corp.

Research and Development

        We use employee and independent consultant scientists, engineers, and technicians to work on material technology and product design as part of our research and development efforts. Our research and development expense is currently primarily directed toward supporting the clinical trials of our manufactured products or products which we seek to distribute for third parties. In addition, we direct research and development toward development or acquisition of new and improved products based on scientific advances in technology and medical knowledge, together with input from the surgical profession. We may do this directly or in collaboration with third parties. We incurred expenses of $2,691,333 and $2,149,049 for the years ended June 30, 2005 and 2004, respectively, for research and development. During the three months ended March 31, 2006, we incurred expenses of $1,084,124 compared to $680,895 for the same period in 2005. For the nine months ended March 31, 2006, we incurred expenses of $2,569,839 compared to $1,882,084 for the same period in 2005. The $542,284 increase for the year ended June 30, 2005 over the prior year was driven by higher spending associated with the saline breast implant clinical trials. Costs associated with the PIP product were $148,082 and costs relating to the development of other product lines were $394,202. We expect that research and development expenses will decrease once we receive required government approvals, but will increase as we bring new products to market or existing products to new markets. The $687,755 increase for the nine months ended March 31, 2006 over the same period in the prior year was primarily attributable to a net increase in spending associated with the saline breast implant clinical trials. Costs associated with PIP product were $241,822 and costs relating to the development of other product lines were $445,933. We expect that research and development expenses will decrease once we receive required government approvals, but may increase as we bring new products to market or existing products to new markets.

Patents, Licenses, and Related Agreements

        We currently own or have exclusive license rights to numerous patents, patent applications, trademarks and trademark applications throughout the world. Although we believe our patents and patent rights are valuable, our technical knowledge with respect to manufacturing processes, materials, and product design are also valuable. As a condition of employment or consulting, we require that all employees and consultants execute a proprietary information and inventions agreement relating to our proprietary information and intellectual property rights.

        Our intellectual property includes trademarks, patents and trade secret information. Our trademarks cover a large percentage of our commercial products. Most marks are registered in the United States, some are registered outside the United States and additional registrations are being pursued. Our current commercial breast implant line is manufactured and distributed completely outside the United States. Its design technology and manufacturing technology are considered trade secrets. United States patents to which we have acquired ownership and the corresponding foreign patents protect technology under investigation in the research and development of a new generation of breast implant fillers, shell material and component design. While we are hopeful that this research will produce proprietary products, we cannot assure that any developments will be commercialized or that any of our current patents will be material. Another U.S. patent protects a minor product in our dermatology and wound care offerings.

        All patents mentioned in the preceding discussion (except that covering dermatology) were acquired through the acquisition of Intellectual Property International, Inc. The patents currently expire at various dates from November 2009 to May 2024. Additional patents are pending in the United States and in Europe based on new improvements to the specific technology portfolio so acquired.

Manufacturing and Raw Materials

Breast implants

        Prior to our acquisition of Eurosilicone, we did not manufacture any of the breast implant products we sold. All of the saline-filled breast implant products we distributed in the past were manufactured in France by PIP. These products were produced in controlled environments utilizing specialized equipment for precision measurement, quality control, packaging, and sterilization. The manufacturing activities for products sold in the United States are subject to FDA regulations and guidelines, and these products and their manufacturing procedures were reviewed by the FDA prior to the FDA's call for a pre-marketing approval for saline breast implants in 2000. As is the case with other European manufacturers, PIP's manufacturing activities are also subject to regulatory requirements and periodic inspections by European regulatory agencies.

        Our Eurosilicone products are manufactured at the Eurosilicone facility in Apt, France. Our Biosil products currently marketed under the Nagor brand are manufactured at facilities located near Birmingham, England and Glasgow, Scotland. Those facilities and its operations are subject to similar standards and government regulation and inspection for manufacturing facilities.

        There are a very few qualified suppliers of silicone raw materials in the world. To the extent we build or acquire manufacturing capability, each single manufacturing operation will most likely be required to purchase its silicone raw material supplies for production of breast implants from a single-source supplier. Eurosilicone relies upon one manufacturer for its silicone raw material supplies, the same supplier to our largest competitors. Biosil relies on a different supplier, which also suppliers some of our other competitors.

Scar Management Products

        Biodermis has developed product lines though OEM vendors. These vendors are single-source suppliers due to the highly specialized nature of the products and the regulatory requirements for the manufacturing of the products. Biodermis is responsible for the governmental regulatory submissions for the products they distribute, as well as a required vendor audit program and internal controls for all aspects of product flow through the facility.

        In the event we build or acquire our own manufacturing facilities for scar management products, we will be subject to all standards and government regulation and inspection required for all Class I and Class II medical devices.

        There are very few qualified suppliers of the raw materials required for the Biodermis products in the world. To the extent we build or acquire scar management product manufacturing capability, we will most likely be required to purchase our raw material supplies for our products from one of these suppliers.

Environmental Compliance

        Our manufacturing facilities are regulated by various national, state, regional and local laws. We believe that our operations are in compliance with all applicable laws and we received no citations or notices of violations in 2004 or 2005. In fiscal 2006, we do not expect to incur any material expense to maintain our compliance level.

Government Regulation

        Medical devices are subject to regulation by the FDA, state agencies and, in varying degrees, by foreign government health agencies. These regulations, as well as various U.S. federal and state laws, govern the development, clinical testing, manufacturing, labeling, record keeping, and marketing of these products. The majority of our product candidates must undergo rigorous testing and an extensive government regulatory approval process prior to sale in the United States and other countries. The lengthy process of seeking required approvals and the continuing need for compliance with applicable laws and regulations require the expenditure of substantial resources. Regulatory approval, when and if obtained, may be limited in scope, and may significantly limit the indicated uses for which a product may be marketed. Approved products and their manufacturers are subject to ongoing review, and discovery of previously unknown problems with products may result in restrictions on their manufacture, sale, or use or their withdrawal from the market.

Regulation of Medical Devices

        Our current products are medical devices intended for human use and are subject to regulation by FDA in the United States. Unless an exemption applies, each medical device we market in the United States must have a 510(k) clearance or a PMA in accordance with the federal Food, Drug, and Cosmetic Act of 1976, as amended. FDA regulations generally require reasonable assurance of safety and effectiveness prior to marketing, including safety data obtained under approved clinical protocols. FDA regulation divides medical devices into three classes. Class I devices are subject to general controls that require compliance with device establishment registration, product listing, labeling, good manufacturing practices and other general requirements. Class II devices are subject to special controls in addition to general controls. Class III devices are subject to the most extensive regulation and in most cases require submission to the FDA of a PMA application that includes data, including clinical data, supporting the safety and effectiveness of the device. Manufacturing must comply with the FDA's Quality System Requirements for "good manufacturing practices," or GMPs, and the compliance is verified by detailed FDA inspections of manufacturing facilities. These regulations also require reporting of product defects to the FDA. Periodic reports must be submitted to the FDA, including any descriptions of any adverse events reported. The majority of our products are regulated as Class III medical devices. The advertising, promotion and distribution of medical devices are regulated by the FDA and the Federal Trade Commission, or FTC, in the United States. Our Class I and Class II scar management products marketed in the United States have received appropriate regulatory clearances by the FDA. Our Eurosilicone products are not currently approved for sale in the United States, and we have yet to file an application for a PMA for those products. The breast implant lines to which we have agreements for our own distribution rights in the United States are the subject of separate, ongoing PMA applications that will be submitted to the FDA in their final form and then finally reviewed by the FDA.

        Products marketed in the European Union must comply with the requirements of the European Medical Device Directive, or MDD, and must be CE-marked. Medical device laws and regulations similar to those described above are also in effect in many of the other countries to which we export our products. These range from comprehensive device approval requirements for some or all of our medical device products to requests for product data or certifications. Our Eurosilicone and Nagor breast implant lines marketed outside the United States have received the European CE mark and have been registered or approved for sale in other markets. In the European Union, the CE mark provides sufficient regulatory status for the products to be marketed throughout most of the European and eastern European countries. In Central and South America, Eurosilicone and Biosil have received regulatory approval for their breast implant lines in several countries, including Brazil and Argentina. Eurosilicone's breast implant product line has received approval from the TGA in Australia. Regulatory registration have also been achieved in China. Russian authorities have authorized registration for Eurosilicone's breast implants and a variety of Eurosilicone's other implantable silicone devices. Eurosilicone and Nagor also distribute the Eurosilicone and Biosil breast implant product lines in several countries that do not require additional regulatory approval.

        Failure to comply with these domestic and international regulatory standards and requirements could affect our ability to market and sell our products in these countries. The current regulatory status of our Biodermis products is discussed in the Manufacturing and Raw Materials section above. The current regulatory status of the Eurosilicone and Biosil manufactured products and the other breast implant products we distribute is discussed above and in the Company History and Business Strategy section above. Failure to comply with FDA regulations could result in requirements by the FDA to correct such conditions while allowing the affected products to remain on the market. In more serious situations, failure to comply with FDA regulations could result in products being recalled and/or products being prevented from sale in the United States or prevented from exportation abroad.

Regulation of Manufacturing

        For medical devices the manufacturing processes and facilities are subject to continuing review by the FDA and various state and other national agencies. These agencies inspect quality systems and facilities from time to time to determine whether they are in compliance with various regulations relating to manufacturing practices and other requirements. Facilities that manufacture products sold in the United States must comply with the FDA's Quality System Regulation requirements for GMPs. For products sold in Europe, we must demonstrate compliance with the ISO 9000 and 13485 and EN 46000 international quality system standards. Our Eurosilicone products are manufactured outside the United States and are not distributed in the United States. As such, the manufacture of our Eurosilicone and Biosil products are not subject to FDA regulation at this time. Our Eurosilicone and Biosil manufacturing facilities have achieved requisite ISO 9000 and 13485 and EN 46000 compliance, and we expect our Biosil manufacturing facility manufacturing product for the United States market to timely meet GMP requirements.

Other Regulation

        We are subject to federal, state, local and foreign environmental laws and regulations, including the U.S. Occupational Safety and Health Act, the U.S. Toxic Substances Control Act, the U.S. Resource Conservation and Recovery Act, and other current and potential future federal, state, or local regulations. Our manufacturing and research and development activities involve the controlled use of hazardous materials, chemicals, and biological materials, which require compliance with various laws and regulations regarding the use, storage, and disposal of such materials.

        We are also subject to various federal and state laws pertaining to health care "fraud and abuse," including anti-kickback laws and false claims laws. Anti-kickback laws make it illegal to solicit, offer, receive, or pay any remuneration in exchange for, or to induce, the referral of business, including the purchase or prescription of a particular product. The U.S. federal government has published regulations that identify "safe harbors" or exemptions for certain payment arrangements that do not violate the anti-kickback statutes. We seek to comply with the safe harbors where possible. False claims laws prohibit anyone from knowingly and willingly presenting, or causing to be presented for payment to third-party payers (including Medicare and Medicaid) claims for reimbursed products or services that are false or fraudulent, claims for items or services not provided as claimed, or claims for medically unnecessary items or services. Because we may sell products that are used in a Medicare or Medicaid reimbursed procedure (such as a breast reconstruction following a mastectomy), our activities relating to the sale and marketing of our products may be subject to scrutiny under these laws. Violations of fraud and abuse laws may be punishable by criminal and/or civil sanctions, including fines and civil monetary penalties, as well as the possibility of exclusion from federal health care programs (including Medicare and Medicaid).

        Our present and future business has been and will continue to be subject to various other laws and regulations.

Foreign Corrupt Practices Act

        The U.S. Foreign Corrupt Practices Act, to which we are subject, prohibits corporations and individuals from engaging in certain activities to obtain or retain business or to influence a person working in an official capacity. It is illegal to pay, offer to pay, or authorize the payment of anything of value to any foreign government official, government staff member, political party, or political candidate in an attempt to obtain or retain business or to otherwise influence a person working in an official capacity. Because many of our competitors internationally are not subject to such restrictions, our adherence to these laws may place us at a competitive disadvantage.

Third-Party Coverage and Reimbursement

        Purchases of breast implant products for augmentation and facial aesthetics products are generally not reimbursed by government or private insurance carriers. However, since 1998, U.S. federal law has mandated nationwide insurance coverage of reconstructive surgery following a mastectomy, which includes coverage for breast implants. Outside the United States, reimbursement for breast implants used in reconstructive surgery following a mastectomy may be available, but the programs vary on a country-by-country basis.

        In some countries, both the procedure and product are fully reimbursed by the government healthcare systems for all citizens who need it, and there is no limit on the number of procedures that can be performed. In other countries, there is complete reimbursement but the number of procedures that can be performed at each hospital is limited either by the hospital's overall budget or by the budget for the type of product. Historically, less than 5% of our sales have been the subject of insurance reimbursement.

Product Replacement Programs

        We have always conducted our product service and support activities with careful regard for the consequences to patients. As with any medical device manufacturer, however, we occasionally receive communications from surgeons with respect to various products claiming the products were defective, lost volume, or have otherwise failed. In the case of a deflation of a saline-filled breast implant product sold by us, in most cases our product replacement program provides for a free replacement implant and limited financial assistance paid to the surgeon to help reduce the cost of a replacement surgical procedure if the deflation occurred within ten years of the original implantation. For certain surgeons, we also provide free product replacement for the life of the patient, including for competitive implants, and for aesthetic dissatisfaction as well as deflation. We deal with the surgeon directly in our product replacement programs because we can only sell our regulated medical devices to licensed medical professionals. As required by government regulation, we make extensive disclosure concerning the risks of our products and implantation surgery. Anticipated estimated financial liabilities for our product replacement programs are periodically reviewed and reflected in our financial statements.

Financial Information About Geographic Areas

        A majority of our historic sales and substantially all of our long-lived assets are outside the United States. We expect that as of June 30, 2006 our financial assets will continue to be primarily outside of the United States, including our manufacturing assets in France and the United Kingdom, and we expect sales will continue to be significantly outside the United States, with sales into over 80 countries.

Working Capital and Product Inventories

        When in the past we have sold breast implant products, we maintained significant breast implant consignment inventories, consistent with industry practice. We expect this practice to continue as we reintroduce products to the market. Since a doctor may not be sure of the exact size of breast implant required for implantation and cannot be sure that no accidental damage will occur to an implant, the doctor is likely to order extra quantities and sizes beyond the quantity and size ultimately used in surgery. By carrying a consignment inventory of typical sizes at certain hospitals and other medical offices, we reduce the level of product return subsequent to surgery.

        Otherwise, we attempt to manage inventories to a level that permits good customer service. Additionally, there are inventory builds prior to launching new products.

        Our accounts receivable payment terms have been and we anticipate them to continue to be consistent with normal industry practices for each of our market segments.

        For the nine-month period ended March 31, 2006, we experienced no material changes or fluctuations in Eurosilicone's historical working capital or inventories. Our working capital and product inventories may change materially in the future including in connection with purchase accounting adjustments for the Biosil/Nagor acquisition. We anticipate that inventory and accounts receivable will be consistent with norms in the industry and consistent with Eurosilicone's, Biosil's and Nagor's histories.

Employees

        As of July 17, 2006, we had approximately 400 employees, 25 in the United States, 225 in France, 125 in the United Kingdom and 25 in other countries. From time to time, we also engage consultants on short- or long-term contracts, primarily in connection with research and development projects. None of our employees is represented by a labor union. The employees we retained in the Eurosilicone acquisition are represented by a statutory workers' council.

        We recognize the importance of environmental responsibility and the need to provide a safe and healthy workplace for our employees by complying with all federal, state, and local laws, rules, and regulations. During the past fiscal year, we have received no citations, notices of violations or other censures from public agencies regulating environmental compliance or our employees' health and safety. We expect to make capital expenditures of approximately $500,000 in fiscal 2007 to comply with environmental, health, or safety regulations. Otherwise, we believe that our current systems and processes are adequate for current needs.

Property

        Our Eurosilicone subsidiary leases approximately 91,300 square feet of land and three buildings consisting of approximately 44,100 square feet of manufacturing, storage and office space located in

Apt, France. The terms of the leases expire in December 31, 2009 (approximately 23,400 square feet of building and land), December 31, 2010 (approximately 68,200 square feet of building and land) and January 14, 2017 (approximately 43,800 square feet of building and land). The terms of the leases provide for aggregate annual lease payment obligations of approximately $613,000. Our Biosil subsidiary leases approximately 10,000 square feet of manufacturing, storage and office space located in Ashby de la Zouche, England and approximately 18,400 square feet of manufacturing, storage and office space located in Cumbernauld, Scotland. The terms of the leases expire in 2009, 2010, 2015 and 2017 respectively. The terms of the leases provide for aggregate annual lease payment obligations of approximately $199,000. Our Nagor subsidiary owns a building consisting of approximately 8,800 square feet of storage and office space located in Douglas, Isle of Man. Our Biodermis subsidiary, located in Las Vegas, Nevada, leases approximately 6,500 square feet of office, manufacturing and warehouse space under a five-year lease that commenced on May 1, 2003. We lease approximately 9,000 square feet of administrative office space and research and development space in two locations in Santa Barbara. The first lease for approximately 2,000 square feet is a month-to-month lease. The second lease for approximately 7,000 square feet is a four-year lease that commenced in April 2006. Our principal executive office is located at 4560 S. Decatur Blvd., Suite 300, Las Vegas, NV 89103. We lease these approximately 6,400 square feet under a five-year lease beginning in January 2003. In addition, we had a month-to-month lease for an administrative office in Glendale, California, which was approximately 200 square feet, until November 2005. Through March 2005, we leased approximately 10,000 square feet of office and equipment storage space in Minneapolis, Minnesota under a month-to-month lease. This space was originally leased in March 2003 in connection with the acquisition of a small amount of manufacturing equipment stored at that location. We had acquired the equipment with the purpose of disposing of it in such a way as it could not be used by competitors to manufacture competitive medical devices. We have accomplished this task, and the space is longer material to our business. We believe our current facilities, together with those we may acquire in connection with future acquisitions, will generally be adequate for our needs for the foreseeable future.

Legal Proceedings

        In October 1999, Case No. 99-25227-CA-01 June 2000 Case No. 00-14665-CA-01, and July 2003, Case No. 0322537-CA-27, separate but related complaints were filed by Saul and Ruth Kwartin, Steven M. Kwartin, and Robert and Nina Kwartin respectively, against our PIP.America subsidiary as co-defendant with PIP/USA, Inc. and PIP, each unaffiliated with us, and Jean Claude Mas, Jyll Farren-Martin and our chairman, personally, in the Circuit Court of Miami-Dade County, Florida. Also in September 2003, another member of the same family filed Case No. 03-15006-CA-09, again alleging similar claims on his own behalf. All of the cases above have been consolidated for all pre-trial purposes, but not for trial. The Kwartin family members' claims are primarily premised on allegations that plaintiffs are shareholders of PIP/USA, Inc. ("PIP/USA") or have statutory and common law rights of shareholders of PIP/USA as a result of loans or investments allegedly made to or into PIP/USA or a third party or under an alleged employment agreement. Plaintiffs allege that, as a result, they have certain derivative or other rights to an alleged distribution agreement between PIP and PIP/USA. Plaintiffs claim, among other things, that our PIP.America subsidiary and its chairman tortiously interfered with that agreement and with plaintiffs' other alleged rights as lenders, investors, shareholders, quasi-shareholders or employees of PIP/USA or other entities. In addition to monetary damages and injunctive relief, plaintiffs seek to reinstate the alleged distribution agreement between PIP/USA and PIP and invalidate PIP.America's distributor relationship with PIP.

        Peggy Williams v. PIP/USA, Inc., Case No. 03 CH 9654, Jessica Fischer Schnebel, et al. v. PIP/USA, Inc., Case No. 03CH07239, Dawn Marie Cooper, et al. v. PIP/USA, Inc., Case No. 03CH11316, Miriam Furman, et al. v. PIP/USA, Inc., Case No. 03CH10832 and Karen S. Witt, et al. v. PIP/USA, Inc., Case No. 03CH12928 were filed in the Circuit Court of Cook County, Chancery Division, in or around July 2003. Counsel for Jessica Fischer Schnebel, et al. v. PIP/USA, Inc., Case

No. 03CH07239 amended her class action complaint to include plaintiffs from the other four cases, and each of the others was voluntarily dismissed. The consolidated second amended complaint contained counts alleging product liability, breach of the implied warranties of merchantability and fitness for a particular purpose, violation of the Illinois Consumer Fraud Act and third-party beneficiary status. Unspecified monetary damages, exemplary damages and attorneys fees and costs had been sought. On January 26, 2006, PIP.America won dismissal of all counts in these cases but the third-party beneficiary claims. Plaintiffs have amended and refilled their complaint against PIP.America. PIP, a defendant in the Schnebel litigation, has agreed that it will indemnify PIP.America for any losses it may suffer as a result of the Illinois litigation.

        As it relates to cases involving PIP, PIP.America is indemnified by PIP/USA, Inc., PIP and PIP's President, Jean Claude Mas, personally, from, among other things, claims arising from products manufactured by PIP. PIP.America either already has, or is in the process of, asserting its indemnification claims and, in the event of an adverse judgment in any case, PIP.America intends to seek the benefits of this indemnity. As a result, we believe the costs associated with these matters will not have a material adverse impact on our business, results of operations or financial position.

        In July, 2005, IP Resources Limited, a UK-based company filed an action against our Eurosilicone subsidiary in the Marseille Civil Court (Tribunal de Grande Instance), Marseille, France. The complaint alleges Eurosilicone infringed upon a certain European Patent licensed by IP Resources, Inc. known as "Implantable prosthesis device," Patent #0 174 141 B1, and seeks damages of €3 million. The case is in the preliminary stages and we believe Eurosilicone's products do not infringe on the 0 174 141 B1 patent and Eurosilicone is prepared to wage a vigorous defense based on both the validity of the patent and upon the merits of the claims.

        Though it is not yet possible to predict the outcome of the cases described above, MediCor and its subsidiaries, as applicable, have denied plaintiffs' allegations and are vigorously defending themselves in each lawsuit. MediCor and its subsidiaries have been and will continue to be periodically named as a defendant in other lawsuits in the normal course of business, including product liability and product warranty claims. In the majority of such cases, the claims are dismissed, or settled for de minimis amounts. Litigation, particularly product liability litigation, can be expensive and disruptive to normal business operations and the results of complex proceedings can be very difficult to predict. Claims against MediCor or its subsidiaries have been and are periodically reviewed with counsel in the ordinary course of business. We presently believe we or our subsidiaries have meritorious defenses in all lawsuits in which we or our subsidiaries are defendants, subject to the subsidiaries' continuing product replacement obligations, which the subsidiaries intend to continue to satisfy. While it is not possible to predict the outcome of these matters, we believe that the costs associated with them will not have a material adverse impact on our business, results of operations or financial position.

MANAGEMENT

        The names of our executive officers and board of directors, their ages and certain biographical information about them, are set forth below.

Name	Position	Age
Donald K. McGhan	Chairman	72
Theodore R. Maloney	Director, Chief Executive Officer	45
Jim J. McGhan	Director, Chief Operating Officer	53
Paul R. Kimmel	Chief Financial Officer	58
Marc S. Sperberg	Executive Vice President and Secretary	44
Mark E. Brown	Director	46
Thomas Y. Hartley	Director	72
Samuel Clay Rogers	Director	78
Robert L. Forbuss	Director	58
Ikram U. Khan, M.D.	Director	57
Eugene I. Davis	Director	51

        Donald K. McGhan.    Mr. McGhan is a founder of MediCor (and its subsidiary International Integrated Incorporated) and has served as its chairman from its inception. Previously, Mr. McGhan was a founder and director of Medical Device Alliance, Inc. ("MDA"), where he served as its chairman from its inception in 1996. Prior to that, Mr. McGhan was a founder and director of Miravant Medical Technologies, Inc., which was originally named PDT, Inc. Mr. McGhan was also a founder, chairman and president of Inamed Corporation from 1984 to 1998, founder, chairman and chief executive officer of McGhan NuSil Corporation, which was acquired by Union Carbide Corporation in 1990, and a founder, president and chairman of Immulok, Inc., which was acquired by Ortho Diagnostics Systems, Inc., a subsidiary of Johnson & Johnson in 1983. In 1999, after being denied in California, a group of MDA shareholders brought suit in a Nevada court to have a receiver appointed for MDA. The plaintiff shareholders' principal allegation was inadequate disclosure of the investment of corporate funds following a private placement of securities. Based solely on the allegations in the complaint, the court, in an interlocutory order, found that some directors may have been guilty of fraud, collusion or gross mismanagement, misfeasance, malfeasance or nonfeasance and that the assets of MDA may be in danger of loss through attachment, foreclosure, litigation or otherwise. The court appointed a temporary receiver on the basis of these allegations. Prior to any evidentiary hearing as to the merits of the allegations, the parties settled in 2001. Pursuant to the terms of the settlement, no party admitted any fault or wrongdoing. Subsequent to the settlement, MDA was acquired by ArthroCare Corporation for approximately $30 million. In March 2000, Mr. McGhan settled a civil injunctive action with the SEC relating to alleged improper reporting and faulty record-keeping and internal controls at Inamed Corporation in 1996 and 1999 while Mr. McGhan was its chairman and during Inamed's breast implant litigation. Without admitting or denying the allegations of the complaint, Mr. McGhan consented to the entry of a final judgment permanently enjoining him from violating the antifraud, record-keeping and internal controls provisions of the federal securities laws and ordering him to pay a $50,000 civil penalty.

        Theodore R. Maloney.    Mr. Maloney has served as a director and our chief executive officer since September 2003. Prior to joining MediCor, Mr. Maloney was a partner in the corporate practice group of the law firm of Sheppard, Mullin, Richter & Hampton, LLP from September 2001 to September 2003. Sheppard Mullin acquired Nida & Maloney, LLP, a corporate law firm based in Santa Barbara, California which Mr. Maloney founded in 1994. Prior to founding Nida & Maloney, Mr. Maloney was associated with Milbank, Tweed, Hadley & McCloy from 1988 to 1994 and with Clifford Chance from 1986 to 1988, where he worked in the corporate departments.

        Jim J. McGhan.    Mr. McGhan is a founder of MediCor (and its subsidiary International Integrated Incorporated) and has served as a director and its chief operating officer from its inception. Previously, Mr. McGhan served a director, a vice president and the chief operating officer of Medical Device Alliance, Inc. As described above, a receiver was appointed for Medical Device Alliance in 1999. Mr. McGhan also served as a director and chief operating officer of Inamed Corporation from 1996 to 1998. Mr. McGhan also served as a director and chief executive officer of Inamed Corporation's subsidiary McGhan Medical Corporation from 1992 through 1998. Prior to that, Mr. McGhan also served as president of Inamed's subsidiaries, CUI Corporation and BioEnterics Corporation. Mr. McGhan is Donald K. McGhan's son.

        Paul. R. Kimmel    Mr. Kimmel has served as the Company's Chief Financial Officer since March 2006. Prior to holding this position Mr. Kimmel served as the Company's Financial Controller and Executive Vice President since November 2005. Prior to joining MediCor in November 2005, Mr. Kimmel held various finance positions with Inamed Corporation from 2000 to 2005, including Vice President and Controller of Inamed and Vice President of Finance of its principal subsidiary McGhan Medical Corporation. Mr. Kimmel has experience and expertise in the areas of business and financial accounting, external audit management, Securities and Exchange Commission reporting and financial planning and analysis. Mr. Kimmel is a member of the American Institute of Certified Public Accountants, Nevada Society of Certified Public Accountants, Financial Executives International and the Institute of Management Accountants. Mr. Kimmel is a Certified Public Accountant and holds a B.S. in engineering from the Case Institute of Technology and a Master's Degree in Business Administration from the Harvard Graduate School of Business Administration.

        Marc S. Sperberg.    Mr. Sperberg has served as the Vice President—Business Development for MediCor or its subsidiary International Integrated Incorporated since 2001. He was appointed Executive Vice President and Secretary in April 2003. From 1998 to 2001, Mr. Sperberg was the principal shareholder and executive vice president, sales and marketing for HPL BioMedical, which was acquired by MediCor in 2001. From 1996 to 1998, Mr. Sperberg was a principal and officer of Kohler, Sperberg and Rivera, Inc. Advertising, Design and Government Affairs, Las Vegas, Nevada, a full service advertising agency with a focus on the high-tech and medical device industries and government affairs.

        Mark E. Brown.    Mr. Brown has been a director since February 2003. He currently serves as President of YourBuyer, Inc., a global purchasing company. Formerly, Mr. Brown was the President of, Nevada's largest public affairs, public relations and full-service advertising agency. Mr. Brown assumed this position as a result of a merger in 2004 between R&R Partners and Brown & Partners, Inc., a similar business he founded in 2000. From 1999 through 2000, Mr. Brown served as executive vice president of government relations and corporate communications for Station Casinos, Inc. From 1994 through 1999, Mr. Brown served as senior vice president of corporate and government relations and marketing for the Howard Hughes Corporation, an affiliate of The Rouse Company. Prior to 1994, Mr. Brown owned and operated The Carrara Group, a government affairs and public relations company which was acquired by Burson-Marsteller, the world's largest PR firm. Mr. Brown is considered an authority in legislative, regulatory and corporate communications and spent five years in Washington, D.C., as a senior legislative assistant on the staff of former Nevada Senator Chic Hecht, overseeing all of his U.S. Senate Banking and Energy Committee assignments. He currently is a member of the Board of Trustees of the UNLV Foundation, the Executive Committee of the Nevada Development Authority and the Executive Committee of the Las Vegas Chamber of Commerce.

        Thomas Y. Hartley.    Mr. Hartley has been a director since October 2004. Beginning in 1959 Mr. Hartley was employed in various capacities by Deloitte Haskins & Sells (now Deloitte & Touche) from 1959 until his retirement as an area managing partner in 1988. From 1991 to 1999 he was President and Chief Operating Officer of Colbert Golf Design and Development. Also in 1991,

Mr. Hartley joined Southwest Gas Corporation as a Director and was elected Chairman of the Board of Directors in 1999 and served until his retirement in May of 2006. From 1997 to 2002 Mr. Hartley was a director of Ameritrade Holdings Corporation. He is a past chairman of the UNLV Foundation and the Nevada Development Authority, and past president of the Las Vegas Founders Club and a director of the Las Vegas Founders Golf Foundation, the Las Vegas Chamber of Commerce. Mr. Hartley is the past president of the PGA Tour Tournaments Association and is a director of Sierra Health Services, Inc. Mr. Hartley holds a B.S. in Business from Ohio University, 1955.

        Samuel Clay Rogers.    Mr. Rogers has been a director since October 2004. He obtained his Bachelor of Science degree in Electrical Engineering from Louisiana State University in 1948 and his Masters of Science degree in Electrical Engineering from Purdue University in 1950. After serving in the U.S. Army, Mr. Rogers joined Bell Telephone Labs, where he worked until 1971, focusing in areas of communications code, electronic circuits for missile systems and missile guidance electronics design. From 1961 to 1965, Mr. Rogers joined Sandia Corp, on leave of absence from Bell Labs at the request of Sandia Corp, as a Division Supervisor in their research organization to, among other things, improve their research in the effects of nuclear radiation on semiconductor devices, electronic circuits and systems. In 1971, Mr. Rogers was a founder of R and D Associates, where he served as a principal advisor on the U.S. Defense Nuclear Agency (DNA) for its TREE (Transient Radiation Effects on Electronics) program and manager of an Air Force Weapons Labs sponsored effort that developed nuclear criteria for new Air Force systems. In 1984, Mr. Rogers joined JAYCOR, where he continued to provide advisory services to the TREE program and other related programs. Mr. Rogers retired from JAYCOR in 1998, following which he has been an independent consultant to U.S. Government agencies and contractors.

        Robert L. Forbuss.    Mr. Forbuss is the President of Strategic Alliances, a business and government affairs consulting firm he co-founded in 1999. In 1994, Mr. Forbuss sold his company, Mercy Medical Services to Laidlaw Medical Transportation, which subsequently acquired and ultimately adopted the corporate name, American Medical Response, Inc. Mr. Forbuss joined that company's management team, helping architect a consolidation of ambulance companies throughout the United States. Mr. Forbuss is a past Chairman of the Las Vegas Chamber of Commerce and has served as a Director of the Las Vegas Convention and Visitor Authority since 1999 and as a Member of the Nevada Development Authority since 1990.

        Ikram U. Khan, M.D.    Dr. Khan has been in private practice as a general surgeon from 1978 through his retirement in 2005. He is currently the President of Quality Care Consultants L.L.C., a company engaged in providing consultant services in the areas of health care strategy and health care policy development. Dr. Khan serves as a member of the Governor's Commission for Medical Education, Research & Training, as a member of the Association of Governing Boards of Universities and Colleges and as a member of the Board of Directors of the Nevada Cancer Institute. From 1999 to present, Dr. Khan was nominated by the President of the United States and confirmed by the U.S. Senate to be a member of the Board of Regents for the Uniformed Services University of Health Sciences, an advisory board to the U.S. Secretary of Defense. Dr. Khan has been recognized and has received academic appointment by serving as the Clinical Assistant Professor of Surgery from 1979 to 1992 at the University of Nevada, School of Medicine. He also has been named to fellowships and memberships on the Certified American Board of Quality Assurance and Utilization Review Physicians.

        Eugene I. Davis.    Mr. Davis has served as the Chairman and Chief Executive Officer of Pirinate Consulting Group, L.L.C., a consulting firm specializing in management, mergers and acquisitions and strategic planning advisory services, since 1999. He served as Chief Operating Officer of Total-Tel USA Communications, Inc., an integrated telecommunications provider, from 1998 to 1999. Mr. Davis served in various capacities including as director, Executive Vice President, President and Vice Chairman of Emerson Radio Corp., a distributor of consumer electronics products, from 1990 to 1997. He served in various capacities including as a director, Chief Executive Officer and Vice Chairman of Sports Supply Chain, Inc., a distributor of sporting goods and athletic equipment, from 1996 to 1997. Prior to such time, Mr. Davis was an attorney in private practice. Mr. Davis currently serves as Chairman of the Board of Directors for Atlas Air Worldwide Holdings, Inc. and as a director for Stratos International, Inc., Knology Broadband, Inc., American Commercial Lines, Inc., Footstar Inc., Granite Broadcasting Corp., PRG Shultz International, Inc. and Viskase Companies Inc. Viskase has been sold and Mr. Davis will not be a director of the successor company.

Board Composition

        The board of directors must be composed of at least three independent members as required by the listing standards of the American Stock Exchange so long as we are a "small business issuer" under the regulations of the SEC. Once we are no longer a "small business issuer" our board of directors must consist of a majority of independent members. Our board of directors has affirmatively determined, based upon its review of all facts and circumstances, that Mr. Brown, Mr. Hartley, Mr. Rogers, Mr. Forbuss, Dr. Khan and Mr. Davis are "independent" under the listing standards of the American Stock Exchange and the applicable rules promulgated by the SEC.

Meetings of the Board of Directors

        During fiscal year 2005, our board of directors held three meetings and acted by unanimous written consent six times. During that fiscal year, no director other than Mr. Brown attended fewer than 75% of the total number of meetings of our board of directors and all of the committees of our board of directors on which such director served during that period.

Committees of the Board of Directors

        Compensation Committee.    The Compensation Committee, formed in October 2004 following the appointment of Mr. Hartley and Mr. Rogers, recommends to our board of directors all aspects of compensation arrangements for the executive officers and approves compensation recommendations for certain other senior employees. The Compensation Committee also oversees administration of our Amended and Restated 1999 Stock Compensation Program. The Compensation Committee met one time in fiscal 2005. Mr. Rogers is the current chairman of the Compensation Committee and Mr. Hartley, Mr. Brown, and Mr. Davis serve as members of the Compensation Committee. Our board of directors has adopted a written charter for the Compensation Committee. Each member of the Compensation Committee is "independent" under the listing standards of the American Stock Exchange.

        Audit Committee.    The Audit Committee was formed in October 2004 following the appointment of Mr. Hartley and Mr. Rogers. The Committee met three times in fiscal 2005. The Audit Committee has oversight responsibilities with respect to the annual audit and quarterly reviews, the system of internal controls and the audit, accounting and financial reporting processes. The Audit Committee selects the independent auditors and meets with the independent auditors regularly in fulfilling the above responsibilities. Each member of the Audit Committee is independent under the listing standards of the American Stock Exchange and meets the applicable American Stock Exchange requirements for financial literacy and financial expertise. Mr. Hartley is the current chairman of the Audit Committee and Mr. Rogers, Mr. Brown, and Mr. Forbuss serve as members of the Committee. Our board of directors has adopted a written charter for the Audit Committee. Our board of directors has determined that Mr. Hartley is an audit committee financial expert, as defined by the rules of the SEC. Mr. Hartley has agreed to serve as our Audit Committee financial expert.

        Corporate Governance and Nominating Committee.    The Corporate Governance and Nominating Committee was formed in October 2004. Our board of directors has adopted a written charter for the

Corporate Governance and Nominating Committee pursuant to which, among other things, nominations for our board of directors are recommended to our board of directors for selection by the Committee. Mr. Brown is the current chairman of the Corporate Governance and Nominating Committee and Mr. Hartley, Mr. Rogers and Dr. Khan currently serve on the Committee. None of the current members of the Corporate Governance and Nominating Committee is an employee of MediCor and each is independent under the listing standards of the American Stock Exchange.

Code of Business Conduct and Ethics and Complaint Procedures

        Our board of directors adopted a Code of Business Conduct and Ethics that is applicable to all employees, executive officers and members of the board of directors. This Code of Business Conduct and Ethics is intended to promote and require ethical conduct among our directors, executive officers and employees. A copy of the code is available upon request, without charge, to the Corporate Secretary, at 4560 South Decatur Boulevard, Suite 300, Las Vegas, Nevada 89103, and complies with the rules of the SEC and the listing standards of the American Stock Exchange. Concerns relating to accounting, internal controls or auditing matters are brought to the attention of a member of our senior management or the Audit Committee, as appropriate, and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Executive Compensation

        The following table sets forth, for the fiscal years ended June 30, 2006, 2005 and 2004, all compensation earned for services rendered in all capacities by our chief executive officer and each of our other top four executive officers whose salary and bonus exceeded $100,000 in fiscal 2004, 2005 and 2006. These officers are referred to as the "named executive officers." The compensation table excludes other compensation in the form of perquisites and other personal benefits that constitute the lesser of $50,000 or 10% of the total annual salary and bonus earned by each of our named executive officers in fiscal 2004, 2005 and 2006.

Summary Compensation Table

Name and Principal Positions	Year	Salary ($)	Bonus ($)		Other Annual Compensation ($)	Stock Options Granted (In Shares) (#)	All Other Compensation ($)
Theodore R. Maloney(1) Chief Executive Officer	2006 2005 2004	480,000 480,000 400,000	72,000 100,000 272,900	(5)	— — —	— 200,000 400,000	9,226 — —
Jim J. McGhan Chief Operating Officer	2006 2005 2004	360,000 360,000 360,000	54,000 — —		— — —	— 200,000 320,000	6,921 — —
Donald K. McGhan(2) Chairman	2006 2005 2004	— — —	— — —		— — —	— — —	— — —
Paul R. Kimmel(3) Chief Financial Officer	2006	194,615	46,750		—	160,000	—
Thomas R. Moyes(4) Chief Financial Officer	2006 2005 2004	242,632 330,000 330,000	— 25,000 144,450	(5)	— — —	160,000 320,000 —	— — —
Marc S. Sperberg Executive Vice President and Secretary	2006 2005 2004	192,000 181,000 180,000	53,800 — —		— — —	— 80,000 100,000	— — —

(1)
Mr. Maloney commenced with MediCor on September 1, 2003.

(2)
Mr. McGhan does not draw a salary from MediCor.

(3)
Mr. Kimmell commenced with MediCor on November 8, 2005.

(4)
Mr. Moyes commenced with MediCor on June 2, 2003, and resigned on March 15, 2006. Mr. Moyes currently serves as a financial consultant to MediCor.

(5)
Includes $200,000 (Mr. Maloney) and $100,000 (Mr. Moyes) paid in the form of restricted preferred stock which is convertible into common stock.

Option Grants in Last Fiscal Year

        The table below shows information about stock options granted during fiscal 2006 to the named executive officers:

Individual Grants
	Number of Securities Underlying Options Granted(#)(1)	% of Total Options Granted to Employees in Fiscal Year(2)
Value at Assumed
Name			Exercise Price ($/Sh)	Expiration Date
					5%($)	10%($)
Theodore R. Maloney	—	—	—	—	—	—
Jim J. McGhan	—	—	—	—	—	—
Donald K. McGhan	—	—	—		—	—
Paul R. Kimmel	160,000	95%	$3.50	11/08/12	227,976	531,282
Thomas R. Moyes(4)	—	—	—	—	—	—
Marc S. Sperberg	—	—	—	—	—	—

(1)
Unless otherwise noted, amounts represent shares of common stock underlying warrants and/or options to purchase shares of common stock.

(2)
In fiscal year 2006, we granted stock options covering a total of 168,000 shares of common stock to employees under all stock option plans maintained by us.

(3)
The assumed 5% and 10% annual rates of appreciation over the term of the options are set forth in accordance with the SEC rules and regulations and do not represent our estimates of stock price appreciation. The potential realizable value is calculated by assuming that the stock price on the date of grant appreciates at the indicated rate, compounded annually, for the entire term of the option and that the option is exercised and the stock is sold on the last day of its term at this appreciated stock price. No valuation method can accurately predict future stock prices or option values because there are too many unknown factors. No gain to the optionee is possible unless the stock price increases over the option term. Such a gain in stock price would benefit all stockholders.

(4)
Mr. Moyes resigned as our Chief Financial Officer on March 15, 2006.

Restricted Stock Grants

        We did not grant any restricted stock to any of the named executive officers during fiscal 2006.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

        The following table sets forth certain information concerning exercises of stock options and warrants by our named executive officers in fiscal 2006 and unexercised stock options and warrants held by our named executive officers at June 30, 2006.

			Number of Securities Underlying Unexercised Options at 2006 Fiscal Year-End (#)		Value of Unexercised In-The-Money Options at 2006 Fiscal Year-End($)(1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)
			Exercisable	Unexercisable	Exersicable	Unexercisable
Theodore R. Maloney	—	—	250,000	350,000	750,000	1,050,000
Jim J. McGhan	126,308	165,607	150,000	310,000	450,000	930,000
Donald K. McGhan	597,216	1,659,908	500,908	—	1,502,724	—
Paul R. Kimmel	—	—	—	160,000	—	480,000
Thomas R. Moyes(2)	—	—	110,000	—	330,000	—
Marc S. Sperberg	12,427	19,759	107,281	122,427	321,843	367,281

(1)
On June 30, 2006 (the last trading day of fiscal year 2006), the last reported sales price of our common stock as reported on the OTC Bulletin Board was $3.00.

(2)
Mr. Moyes resigned as our Chief Financial Officer on March 15, 2006.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

        In June 2003, we entered into an employment agreement with Mr. Moyes in connection with his employment as chief financial officer. Pursuant to his employment agreement, Mr. Moyes received (i) a base salary of $330,000, (ii) a bonus based on attainment of designated objectives of our board of directors or compensation committee and (iii) options to purchase 120,000 shares of our common stock. Mr. Moyes' employment agreement also provided that upon termination of Mr. Moyes' employment by us without "cause" (as defined in the agreement), Mr. Moyes would be entitled to severance compensation equal to 24 months of his then-effective compensation. Additionally, Mr. Moyes' employment agreement also provided that upon a "change in control" (as defined in the agreement) and a subsequent termination of Mr. Moyes, Mr. Moyes would be entitled to receive compensation equal to 24 months of his then-effective compensation. Mr. Moyes currently serves as a financial consultant to MediCor.

        In September 2003, we entered into an employment agreement with Mr. Maloney in connection with his employment as chief executive officer. Mr. Maloney's employment agreement provides that Mr. Maloney will receive (i) a base salary of $480,000, (ii) a bonus based on attainment of designated objectives of our board of directors or compensation committee and (iii) options to purchase 200,000 shares of our common stock. Mr. Maloney's employment agreement also provides that upon termination of Mr. Maloney's employment by us without "cause" (as defined in the agreement), Mr. Maloney will be entitled to severance compensation equal to 24 months of his then-effective compensation. Additionally, Mr. Maloney's employment agreement also provides that upon a "change in control" (as defined in the agreement) and a subsequent termination of Mr. Maloney, Mr. Maloney will be entitled to receive compensation equal to 24 months of his then-effective compensation.

        In October 2003, we entered into an employment agreement with Jim J. McGhan in connection with his employment as chief operating officer. Mr. McGhan's employment agreement provides that Mr. McGhan will receive (i) a base salary of $360,000, (ii) a bonus based on attainment of designated objectives of our board of directors or compensation committee and (iii) options to purchase 120,000 shares of our common stock. Mr. McGhan's employment agreement also provides that upon termination of Mr. McGhan's employment by us without "cause" (as defined in the agreement), Mr. McGhan will be entitled to severance compensation equal to 24 months of his then-effective compensation. Additionally, Mr. McGhan's employment agreement also provides that upon a "change in control" (as defined in the agreement) and a subsequent termination of Mr. McGhan, Mr. McGhan will be entitled to receive compensation equal to 24 months of his then-effective compensation.

        In April 2005, we entered into an employment agreement with Mr. Sperberg in connection with his employment as executive vice president and corporate secretary. Mr. Sperberg's employment agreement provides that Mr. Sperberg will receive (i) a base salary of $192,000, (ii) a bonus based on attainment of designated objectives of our board of directors or compensation committee and (iii) options to purchase 80,000 shares of our common stock. Mr. Sperberg's employment agreement also provides that upon termination of Mr. Sperberg's employment by us without "cause" (as defined in the agreement), Mr. Sperberg will be entitled to severance compensation equal to 12 months of his then-effective compensation. Additionally, Mr. Sperberg's employment agreement also provides that upon a "change of control" (as defined in the agreement) and a subsequent termination of Mr. Sperberg, Mr. Sperberg will be entitled to receive compensation equal to 12 months of his then-effective compensation.

        In November 2005, we entered into an employment agreement with Mr. Kimmel in connection with his employment as financial controller and executive vice president. Mr. Kimmel's employment agreement provides that Mr. Kimmel will receive (i) a base salary of $300,000, (ii) a bonus based on attainment of designated objectives of our board of directors or compensation committee and (iii) options to purchase 160,000 shares of common stock. Mr. Kimmel's employment also provides that upon termination of Mr. Kimmel's employment by us without "cause" (as defined in the agreement) Mr. Kimmel will be entitled to severance compensation equal to 24 months of his then-effective compensation. Additionally, Mr. Kimmel's employment agreement also provides that upon a "change of control" (as defined in the agreement) and a subsequent termination of Mr. Kimmel, Mr. Kimmel will be entitled to receive compensation equal to 12 months of his then-effective compensation.

Indemnification

        Our certificate of incorporation provides that the personal liability of our directors shall be limited to the fullest extent permitted by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware, or the DGCL. Section 102(b)(7) of the DGCL generally provides that no director shall be liable personally to us or our stockholders for monetary damages for breach of fiduciary duty as a director, provided that our certificate of incorporation does not eliminate the liability of a director for (i) any breach of the director's duty of loyalty to us or our stockholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (iv) any transaction from which such director derives improper personal benefit. The effect of this provision is to eliminate our rights and the rights of our stockholders through stockholders' derivative suits on our behalf, to recover monetary damages against a director for breach of her or his fiduciary duty of care as a director including breaches resulting from negligent or grossly negligent behavior except in the situations described in clauses (i) through (iv) above. The limitations summarized above, however, do not affect our or our stockholders' ability to seek non-monetary remedies, such as an injunction or rescission, against a director for breach of her or his fiduciary duty.

        In addition, our certificate of incorporation and bylaws provide that we shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify all directors and officers who we may indemnify pursuant to Section 145 of the DGCL. Section 145 of the DGCL permits a company to indemnify an officer or director who was or is a party or is threatened to be made a party to any proceeding because of his or her position, if the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. We have entered into indemnification agreements with our directors and officers consistent with indemnification to the fullest extent permitted under the DGCL.

        We maintain a directors' and officers' liability insurance policy covering certain liabilities that may be incurred by our directors and officers in connection with the performance of their duties. The entire premium for such insurance is paid by us.

        Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to our directors and officers, and to persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        International Integrated Industries LLC ("LLC"), is a family holding company in which our chairman, Donald K. McGhan, has a controlling interest. Neither MediCor nor any of our subsidiaries has any direct ownership in LLC. LLC acted on behalf of MediCor by funding significant expenses, for which we have a revolving loan agreement with LLC, as reflected in our financial statements of $6,776,593 at June 30, 2003, $34,316,401 at June 30, 2004, $50,533,489 at June 30, 2005 and $60,686,257 at March 31, 2006. The outstanding balance of the note payable accrues interest at an annual interest rate of ten percent (10%). During the year ended June 30, 2003, LLC advanced $7,363,759 to MediCor. During the same period, $800,999 of the balance was repaid. During the year ended June 30, 2004, LLC advanced $32,957,100 to MediCor. During the same period, $5,005,000 was converted to preferred stock at the face amount thereof concurrent with sales to third parties, $412,292 was credited for the exercise price of outstanding stock options held by members of LLC and none was repaid. During the year ended June 30, 2005, LLC advanced $22,090,000 to MediCor. During the same period, $5,872,912 was repaid. During the three months ended March 31, 2006, LLC advanced $3,355,000 to MediCor of which $40,073 was repaid. For the nine months ended March 31, 2006, LLC advanced $10,630,000 to the Company, of which $477,232 was repaid. Interest expense relating to this note payable was $327,709 for the year ended June 30, 2003, $1,008,077 for the year ended June 30, 2004, $4,510,969 for the year ended June 30, 2005, $1,453,181 for the three months ended March 31, 2006 and $4,210,734 for the nine months ended March 31, 2006, of which $100,000 was paid during the nine months ended March 31, 2006. The unpaid liability for these expenses for the respective periods are included in our note payable to affiliates, which is contained in our financial statements presented in this prospectus. We had a commitment from LLC to fund operating shortfalls as necessary for fiscal 2003, 2004 and 2005 and LLC had committed to us to fund any operating shortfalls through April 1, 2007.

        In connection with the private placement transaction on April 26, 2006, we, LLC and Sirius Capital LLC, agreed to subordinate our obligations to LLC and Sirius, under the LLC note and the Subordinated Note to our obligations under the Notes and the other agreements relating to the transaction pursuant to a subordination agreement. Sirius is a private equity investment fund affiliated with the family of our chairman and founder, Donald K. McGhan. Prior to the closing of the private placement transaction and in order to facilitate the assignability and transferability of the original promissory note evidencing the revolving loan with LLC referred to above, we cancelled the original note and issued in its place two separate notes to LLC, with one of such notes having a principal sum of $37,500,000 and the other of such notes having a principal sum equal to the remaining balance of principal and accrued and unpaid interest due under the original note amounting to $31,039,186.11. LLC then assigned the note having a principal sum of 37,500,000 to Sirius. In connection with the closing of the private placement transaction, on April 26, 2006, we amended and restated these two separate notes held respectively by LLC and Sirius. The LLC note has an original principal balance of $31,039,186.11 and such principal carries interest at a rate of 10%. Prior to the indefeasible payment in full in cash of the Notes, all interest on the LLC note shall be paid only by adding such interest to the principal amount of the LLC note. The maturity date of the LLC note is six months after the earlier of: (1) the maturity date of the Notes, or (2) the date in which the entire principal amount of Notes has been converted or redeemed. The LLC note is expressly subordinate and junior in right of payment to the Notes. The Sirius note is the Subordinated Note and has similar terms as the Notes, except for the following key differences: (1) prior to the indefeasible payment in full in cash of the Notes, all interest on the Subordinated Note shall be paid only by adding such interest to the principal amount of the Subordinated Note, (2) the Subordinated Note has the same maturity date as the LLC note, and (3) we may not issue any shares of common stock upon conversion of the Subordinated Note until we obtain the approval by our stockholders of the issuance of all shares of our common stock issuable upon conversion of the Subordinated Note and the Notes and exercise of the Subordinated Warrant and the Warrants in accordance with the rules and regulations applicable to companies on the principal securities exchange or trading market for our common stock. In addition, the Subordinated Note is expressly subordinate and junior in right of payment to the Notes. In connection with the amendment and restatement of the Subordinated Note, the we granted Sirius a warrant to purchase up to 2,343,750 shares of our common stock. This warrant is the Subordinated Warrant and has similar terms as the Warrants, except that we may not issue any shares of common stock upon exercise of the Subordinated Warrant until we obtain the approval by our stockholders of the issuance of all shares of our common stock issuable upon conversion of the Subordinated Note and the Notes and exercise of the Subordinated Warrant and the Warrants in accordance with the rules and regulations applicable to companies on the principal securities exchange or trading market for our common stock. The listing requirements of the OTC Bulletin Board do not contain any stockholder approval rules and the AMEX's Company Guide contains certain stockholder approval rules applicable to applications to list additional shares on AMEX. We intend to include the shares issuable upon conversion of the Notes and the Subordinated Note and exercise of the Warrants and the Subordinated Warrant in our original listing application with AMEX, so we do not believe that any additional stockholder approval is required for issuance of the common stock issuable upon conversion of the Subordinated Note or upon exercise of the Subordinated Warrant.

        In October 2003, MediCor entered into a reimbursement agreement with Global Aviation Delaware, LLC, a company controlled by Donald K. McGhan, MediCor's chairman, for the reimbursement of expenses incurred in the operation of its private plane when used for MediCor business. The reimbursement agreement is effective for expenses incurred for MediCor business purposes. MediCor recognized a total of $637,670 for the fiscal year ended June 30, 2005 in expenses pursuant to the reimbursement agreement compared to $649,792 for the same period a year ago. MediCor recognized a total of $97,650 for the three months ended March 31, 2006 in expenses pursuant to the reimbursement agreement as compared to $40,300 during the quarter ended March 31, 2005. MediCor recognized a total of $355,260 for the nine months ended March 31, 2006 in expenses pursuant to the reimbursement agreement as compared to $437,100 during the nine months ended March 31, 2005. MediCor has no minimum guarantees or guarantee of debt for this company. All expenses recognized pursuant to the reimbursement agreement have been included by MediCor in selling, general, and administrative expenses. Under this agreement, only costs directly tied to MediCor's use of the plane asset are reimbursable to the lessor. All other operating costs (such as fuel, pilot wages, food, etc.) are paid directly by MediCor through a service agreement we have with NexGen Management, a company controlled by Donald K. McGhan, MediCor's chairman. All disbursements to this agent occur only when the plane is used for MediCor business purposes. MediCor recognized a total of $496,015 for the fiscal year ended June 30, 2005, a total of $101,048 for the three months ended March 31, 2006 and $342,085 for the nine months ended March 31, 2006 in expenses pursuant to the service agreement with NexGen Management. MediCor has no minimum guarantees or guarantee of debt for this company. All expenses recognized pursuant to the service agreement have been included by MediCor in selling, general, and administrative expenses.

        Ms. Nikki Pomeroy, an adult daughter of Donald K. McGhan, chairman of our board of directors, is a consultant to MediCor and received $67,365 in compensation during fiscal 2003 and $31,541 during fiscal 2004 for administrative services. During fiscal 2005 and 2006, MediCor did not incur any fees from Ms. Pomeroy. Additionally, shares held in various entities beneficially owned or controlled by Ms. Pomeroy are reflected in the section entitled Security Ownership of Certain Beneficial Owners and Management section of this prospectus not including shares owned or controlled by Ms. Pomeroy's adult son referenced in that section.

DESCRIPTION OF CAPITAL STOCK

General

        We are authorized to issue 100,000,000 shares of common stock, par value $.001 per share, and 45,000 shares of preferred stock, par value $.001 per share. At July 17, 2006, 23,746,162 shares of our common stock were outstanding and owned of record by approximately 550 persons and 6,698 shares of our series A preferred stock were outstanding and owned of record by 29 persons. At July 17, 2006, we had 34,743,259 shares of common stock issuable upon the exercise or conversion of all outstanding options, warrants, convertible notes and preferred stock. Other than these securities, as of the date of this prospectus, we have no commitments or obligations to issue additional shares of our common stock. We estimate that there are more than 2,000 beneficial owners of our common stock.

Common Stock

        Prior to this offering, shares of our common stock were quoted on the OTC Bulletin Board under the symbol "MDCR." We have filed an application to have our common stock listed on the American Stock Exchange under the symbol "MGH." Holders of our common stock are entitled to one vote for each share on all matters submitted to a vote of our stockholders, including the election of directors. Our certificate of incorporation does not provide for cumulative voting. Accordingly, subject to the voting rights of holders of outstanding preferred stock, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election if they choose to do so. Our series A preferred stock votes on an as-converted basis. At July 17, 2006, 6,698 shares of series A preferred stock were outstanding, equalling 1,739,740 votes. Holders of common stock will be entitled to receive ratably dividends, if any, declared from time to time by our board of directors, and will be entitled to receive ratably all of our assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over our common stock. Holders of our common stock have no preemptive, subscription or redemption rights. All the currently outstanding shares of our common stock are, and all shares of our common stock offered hereby, upon issuance and sale, will be, fully paid and nonassessable.

Preferred Stock

        Our certificate of incorporation currently provides that we are authorized to issue up to 20,000,000 shares of "blank check" preferred stock. Without any further approval by our stockholders, our board of directors may designate and authorize the issuance, upon the terms and conditions the directors may determine, of one or more classes or series of preferred stock with prescribed preferential dividend and liquidation rights, voting, conversion, redemption and other rights, and the number of shares constituting any series. The issuance of preferred stock, while providing flexibility for securing needed financing and for possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of the common stock. Under certain circumstances, the issuance of preferred stock could also make it more difficult for a third party to gain control of MediCor, discourage bids for the common stock at a premium or otherwise adversely affect the market price of our common stock. We currently have one series of preferred stock designated—series A preferred stock. In addition, our board of directors has the authority to designate additional classes or series of preferred stock in the future with rights that may adversely affect the rights of the holders of our common stock or its market price.

Series A 8.0% Convertible Preferred Stock

        Designation and Rank.    In July 2004, in connection with our board of director's authority to issue "blank check" preferred stock, we amended our certificate of incorporation through a certificate of designation to designate the relative rights and preferences of our series A preferred stock. In this certificate of designation our board of directors authorized the issuance of up to 45,000 shares of series A preferred stock, par value $0.001 per share. The series A preferred stock ranks senior to our common stock and to all other classes and series of our equity securities that by their terms do not rank senior to the series A preferred stock. The series A preferred stock is subordinate to, and ranks junior to, all of our indebtedness. The series A preferred stock has a stated value of $1,000 per share. As of July 17, 2006, there were 6,456 shares of series A preferred stock outstanding.

        Dividends.    Each holder of series A preferred stock is entitled to receive dividends at the rate of 8.0% per annum of the series A preferred stock's stated liquidation preference amount of $1,000 per share, payable by us semi-annually and at our option in either cash or additional shares of series A preferred stock, based on their stated liquidation preference.

        Dividends on the series A preferred stock are cumulative, accrue and are payable semi-annually based on the liquidation value of the outstanding shares; provided, however, that with respect to dividends payable with respect to each June 30 reference date, the liquidation value on which dividends are calculable on such date is the liquidation value of the outstanding series A preferred stock as of the preceding December 31 without regard to any additional dividend shares issued in respect of the dividend reference date occurring on such preceding December 31. Dividends paid on the series A preferred stock are paid prior and in preference to any declaration or distribution on any outstanding share of common stock or any other equity securities of ours which rank junior to the series A preferred stock.

        As long as any shares of series A preferred stock are outstanding, we will not declare, pay or set apart for payment any dividend or make any distribution on any junior stock (other than dividends or distributions payable in additional shares of junior stock), unless at the time of such dividend or distribution the we will have paid all accrued and unpaid dividends on the outstanding shares of series A preferred stock.

        Liquidation Preference.    In the event of our liquidation, dissolution or winding up, the holders of shares of the series A preferred stock then outstanding shall be entitled to receive, out of our assets, a liquidation preference amount equal to $1,000 per whole share of the series A preferred stock plus any accrued and unpaid dividends before any payment shall be made or any assets distributed to the holders of our common stock or any other junior stock. If our assets are not sufficient to pay in full the liquidation preference amount (plus any accrued and unpaid dividends) to the holders of the series A preferred stock and any series of preferred stock or any other class of stock on a parity, as to rights on liquidation, dissolution or winding up, with the series A preferred stock, then all of our assets will be distributed among the holders of the series A preferred stock and the other classes of stock on a parity with the series A preferred stock, if any, ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. After payment of the full series A liquidation preference amount (plus any accrued and unpaid dividends), the holders of shares of series A preferred stock will not be entitled to any further participation as such in any distribution of our assets.

        Additional Liquidation Preference.    If (i) we have not, during any period of four consecutive quarters ending prior to the respective Target Dates set forth below, generated earnings before interest, taxes, depreciation and amortization, or EBITDA, at least equal to the respective EBITDA Target Amounts set forth below and (b) there has not occurred on or before June 30, 2008 a Qualifying Liquidity Event (as defined below), then, on July 1, 2008, the cumulative liquidation preference of all originally issued shares (but not shares issued as dividends on) series A preferred stock shall be adjusted by adding thereto the amount calculated below, such amount, the Additional Liquidation Preference.

Target Date	EBITDA Target Amount
June 30, 2006	$11,000,000
June 30, 2007	$14,000,000
June 30, 2008	$18,000,000

        If actual EBITDA for the fiscal year ended June 30, 2008, or the Actual EBITDA, is less than $18,000,000, then the amount of the Additional Liquidation Preference shall be calculated from the following equation:

($18,000,000 – E) × 18 × (0.15 × L/$20,000,000) = x

where: x equals the Additional Liquidation Preference amount; E equals the Actual EBITDA; 18 represents an EBITDA multiple of 18; and L equals the aggregate initial liquidation preference of all shares initially issued (but not including the liquidation preference of shares issued in payment of dividends); provided that the Additional Liquidation Preference amount will be subject to the Cap (as defined below).

        Notwithstanding actual EBITDA, and assuming that $20,000,000 in liquidation preference of series A preferred stock is initially issued, the maximum Additional Liquidation Preference amount will be $16,667,000, or the Cap. This percentage will be reduced ratably based upon the aggregate liquidation preference of shares that are actually initially issued.

        A "Qualifying Liquidity Event" shall be a firm commitment underwritten public offering of common stock with gross sale proceeds of at least $25 million and in which the implied equity value is at least equal to the sum of (a) $83,000,000 plus the aggregate initial liquidation value of the originally issued shares of series A preferred stock (without regard to any Additional Liquidation Preference) plus (b) 25% per annum from June 30, 2004, based on the pricing mid-point contained in the preliminary prospectus for the offering.

        Redemption.    All outstanding shares of the series A preferred stock are to be mandatorily redeemed on June 30, 2011 at a redemption price of $1,000 per share plus $1,000 per whole share for all accrued and unpaid paid-in-kind dividends and any other accrued and unpaid dividends whether or not declared, which amount will be payable in cash. At any time after June 30, 2006 and until June 30, 2010, we may redeem the series A preferred stock in whole or in part on at least 15 days prior written notice at a price per originally issued share equal to the following premiums of the liquidation preference of those shares:

July 1, 2006 to June 30, 2007	169%
July 1, 2007 to June 30, 2008	220%
July 1, 2008 to June 30, 2009	286%
July 1, 2009 to June 30, 2010	371%

        Concurrent with the redemption of any originally issued shares, MediCor will concurrently redeem the dividend shares issued in respect of such originally issued shares at a price per share equal to the par value of such dividend shares.

        Voting Rights.    For so long as at least 7,500 shares of series A preferred stock remain outstanding (subject to adjustment for any stock dividend, stock split, reverse stock split or other combination or subdivision of the series A preferred stock), the holders of the series A preferred stock, voting separately as a single class and with each share entitled to one vote, shall be entitled to elect two directors to serve on our board of directors. If the number of directors is increased to a number greater than seven directors, the number of directors the holders of the series A preferred stock are entitled to elect shall be increased such that the holders of the series A preferred stock shall be entitled to elect one additional director for every four directors that are added to our board of directors. Notwithstanding the foregoing, during the period beginning on the initial closing of the offering of series A preferred stock and ending on the earlier of (i) the 180th day after the closing date and (ii) the date the number of directors serving on our board of directors is equal to six or more, the holders of the series A preferred stock shall only be entitled to elect one director to serve on our board of directors. The holders of the series A preferred stock have yet to exercise this right. There is currently one vacancy on our board of directors for which a nominee is being sought. We expect this nominee to be identified before the end of fiscal 2005 and to be elected by the holders of the series A preferred stock.

        In addition, so long as (1) any shares of series A preferred stock remain outstanding with respect to the following clauses (i), (iv), (v), (vi) or (vii) and (2) at least 7,500 shares of the series A preferred stock remain outstanding with respect to the following clauses (ii) and (iii) (subject to adjustment to reflect any stock dividend, stock split, reverse stock split or other combination or subdivision of the series A preferred stock), the affirmative vote of the holders of a majority of the outstanding shares of series A preferred stock shall be necessary to:

  (i)
  alter or change the preferences, rights or powers of the series A preferred stock;

  (ii)
  create, authorize or issue any capital stock that ranks prior (whether with respect to dividend rights or upon liquidation, dissolution, winding up or other similar event) to the series A preferred stock;

  (iii)
  create, authorize or issue any capital stock that ranks on parity with the series A preferred stock, provided that up to $20,000,000 of parity stock may be issued without such vote;

  (iv)
  increase the authorized number of shares of series A preferred stock;

  (v)
  effect a change of control, unless as a result of such change in control each share will be entitled to receive not less than 100% of the liquidation value of such share plus all accrued and unpaid dividends thereon;

  (vi)
  effect a voluntary liquidation, dissolution, winding up or other similar event, unless each share, as a result of such voluntary liquidation, dissolution, winding up or other similar event, would be entitled to receive not less than 100% of the liquidation value of such share plus all accrued and unpaid dividends thereon; or

  (vii)
  become subject to any agreement or instrument which by its terms would restrict MediCor's right to comply with the terms of the series A preferred stock.

        On all other matters the holders of series A preferred stock are entitled to vote on an as-converted basis, together with the holders of common stock.

        Conversion.    Each holder of series A preferred stock may, at such holder's option, elect to convert all or any portion of the shares of series A preferred stock held by such holder into a number of fully paid and nonassessable shares of our common stock equal to the quotient of (i) the series A liquidation preference amount divided by (ii) the series A conversion price. The initial "series A conversion price" is $3.85, subject to customary adjustment in the event of any stock dividend, stock split, reverse stock split or other combination or subdivision. The series A liquidation preference amount is subject to adjustment as set forth above under the subheading Additional Liquidation Preference above.

Stock Compensation Program

        The following is a summary of the principal features of our Amended and Restated 1999 Stock Compensation Program. Any stockholder who wishes to obtain a copy of the actual plan document may do so upon written request to the Corporate Secretary at our offices at 4560 South Decatur Boulevard, Suite 300, Las Vegas, Nevada 89103.

        On September 15, 1999, our board of directors adopted and the stockholders approved our 1999 Stock Compensation Program, which was amended and restated in 2003 following our reincorporation merger. Under the Stock Compensation Program, the board of directors, or its designated administrators, has the flexibility to determine the type and amount of awards to be granted to eligible participants.

        Purpose, structure, awards and eligibility.    The Stock Compensation Program is intended to secure for MediCor and its stockholders the benefits arising from ownership of common stock by individuals employed or retained by us who will be responsible for the future growth of the enterprise. The Stock Compensation Program is designed to help attract and retain superior personnel for positions of substantial responsibility, and to provide individuals with an additional incentive to contribute to our success.

        Our Stock Compensation Program is composed of seven parts and our Compensation Committee may make the following types of awards under the Stock Compensation Program:

  •
  incentive stock options, or ISOs, under the Incentive Stock Option Plan;

  •
  nonqualified stock options, or NQSOs, under the Nonqualified Stock Option Plan;

  •
  restricted shares under the Restricted Shares Plan;

  •
  rights to purchase stock under the Employee Stock Purchase Plan, or ESPP;

  •
  grants of options under the Non-Employee Director Stock Option Plan;

  •
  stock appreciation rights, or SARs, under the Stock Appreciation Rights Plan; and

  •
  specified other stock rights under the Stock Rights Plan, which may include the issuance of units representing the equivalent of shares of common stock, payments of compensation in the form of shares of common stock and rights to receive cash or shares of common stock based on the value of dividends paid on a share of common stock.

        Officers, key employees, employee directors, consultants and other independent contractors or agents of MediCor or our subsidiaries who are responsible for or contribute to the management, growth or profitability of our business are eligible for selection by the Stock Compensation Program administrators to participate in the Stock Compensation Program, provided, however, that incentive stock options may be granted under the Incentive Stock Option Plan only to a person who is an employee of MediCor or its subsidiaries.

        Shares subject to the Stock Compensation Program.    There are authorized and reserved for issuance an aggregate of 4,242,680 shares of MediCor common stock under the Stock Compensation Program. The shares of common stock issuable under the Stock Compensation Program may be authorized but unissued shares, shares issued and reacquired, or shares purchased by us on the open market. If any of the awards granted under the Stock Compensation Program expire, terminate or are forfeited for any reason before they have been exercised, vested or issued in full, the unused shares subject to those expired, terminated or forfeited awards will again be available for purposes of the Stock Compensation Program.

        Effective date and duration.    All of the plans other than the Incentive Stock Option Plan and the Employee Stock Purchase Plan, became effective upon their adoption by the board of directors. The Incentive Stock Option Plan and the Employee Stock Purchase Plan became effective upon their adoption by the board of directors and approval of the Stock Compensation Program by a majority of the stockholders. The Stock Compensation Program will continue in effect until September 15, 2009 unless sooner terminated under the general provisions of the Stock Compensation Program.

        Administration.    The Stock Compensation Program is administered by the board of directors or by a committee appointed by our board of directors. That committee must consist of not less than two directors who are:

  •
  non-employee directors within the meaning of SEC Rule 16b-3 under the Exchange Act, so long as non-employee director administration is required under Rule 16b-3; and

  •
  outside directors as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, so long as outside directors are required by the Code.

Subject to these limitations, the board of directors may from time to time remove members from the committee, fill all vacancies on the committee, and select one of the committee members as its chair. The Stock Compensation Program administrators may hold meetings when and where they determine, will keep minutes of their meetings, and may adopt, amend and revoke rules and procedures in accordance with the terms of the Stock Compensation Program. The Stock Compensation Program is presently administered by the non-employee directors who serve on the Compensation Committee of our board of directors.

Summary of United States Federal Income Tax Consequences of the Stock Compensation Program

Option Grants

        Options granted under the Stock Compensation Program may be either ISOs which satisfy the requirements of Section 422 of the Code or NQSOs which are not intended to meet those requirements. Options granted under the Non-Employee Directors Stock Option are non-statutory options. To date, no ISOs have been granted. The federal income tax treatment for the NQSOs is as follows:

        Nonqualified Stock Options.    No taxable income is recognized by an optionee upon the grant of a nonqualified stock option. Generally, the optionee will recognize ordinary income in the year in which the option is exercised. The amount of ordinary income will equal the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares. The optionee is required to satisfy the tax withholding requirements applicable to that income.

        MediCor will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised nonqualified stock option. The deduction generally will be allowed for by MediCor in the taxable year that the ordinary income is recognized by the optionee.

Restricted Shares Plan

        The tax principles applicable to the issuance of restricted shares under the Stock Compensation Program will be substantially the same as those summarized above for the exercise of non-statutory option grants in that they are both governed by Section 83 of the Code. Restricted shares are not taxed at the time of grant unless the grantee elects to be taxed under Section 83(b) of the Code. When the restriction lapses, the grantee will have ordinary income equal to the fair market value of the shares on the vesting date. Alternatively, at the time of the grant, the grantee may elect under Section 83(b) of the Code to include as ordinary income in the year of the grant, an amount equal to the fair market value of the granted shares on the grant date. If the Section 83(b) election is made, the grantee will not recognize any additional income when the restriction lapses. We will be entitled to an income tax deduction equal to the ordinary income recognized by the grantee in the year in which the grantee recognizes such income.

Employee Stock Purchase Plan (ESPP) Issuances

        The ESPP is intended to be an employee stock purchase plan within the meaning of Section 423 of the Code. Under a plan that so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to us in connection with the grant or the exercise of an outstanding purchase right. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the plan or in the event the participant should die while still owning the purchased shares.

        If the participant sells or otherwise disposes of the purchased shares within two years after the start date of the purchase period in which the shares were acquired, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and we will be entitled to an income tax deduction, for the taxable year in which the sale or disposition occurs, equal in amount to the excess.

        If the participant sells or disposes of the purchased shares more than two years after the start date of the purchase period in which the shares were acquired, then the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of (1) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares or (2) 15% of the fair market value of the shares on the start date of that purchase period, and any additional gain upon the disposition will be taxed as a long-term capital gain. We will not be entitled to any income tax deduction with respect to that sale or disposition.

        If the participant still owns the purchased shares at the time of death, the lesser of (1) the amount by which the fair market value of the shares on the date of death exceeds the purchase price or (2) 15% of the fair market value of the shares on the start date of the purchase period in which those shares were acquired will constitute ordinary income in the year of death.

Stock Appreciation Rights (SARs)

        A Stock Compensation Program participant who is granted an SAR will recognize ordinary income in the year of exercise equal to the amount of the appreciation distribution. We will be entitled to an income tax deduction equal to the appreciation distribution for in the taxable year that the ordinary income is recognized by the participant.

Stock Rights

        Generally, a Stock Compensation Program participant who is granted other stock rights will recognize ordinary income in the year of the grant of the right, if a present transfer of stock or value is made to the participant, or in the year of payment, such as in the case of a dividend equivalent right. That income will generally equal to the fair market value of the granted right or payment. We will generally be entitled to an income tax deduction equal to the income recognized by the participant on the grant or payment date for the taxable year in which the ordinary income is recognized by the participant.

Deductibility of executive compensation

        We anticipate that any compensation deemed paid by us in connection with the disqualifying disposition of incentive stock option shares or the exercise of nonqualified stock options granted with exercise prices equal to the fair market value of the shares on the grant date will generally qualify as performance-based compensation for purposes of Code Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers. Accordingly, we believe all compensation deemed paid under the Stock Compensation Program with respect to those dispositions or exercises will remain deductible by us without limitation under Code Section 162(m).

Accounting treatment

        Option grants or stock issuances with exercise or issue prices less than the fair market value of the shares on the grant or issue date will result in compensation expense to us equal to the difference between the exercise or issue price and the fair market value of the shares on the grant or issue date. The only exceptions to this are shares issued under the ESPP. Under current accounting rules, the issuance of common stock under the ESPP allows us to continue to measure compensation cost of ESPP using the intrinsic value. However, the impact of purchase rights granted under the ESPP must be disclosed in pro forma financial statements to reflect their impact on reported earnings and earnings per share as if the fair value method had been applied. Compensation expense will be expensed over the period that the option shares or issued shares are to vest. Option grants or stock issuances at 100% of fair market value will not result in any charge to our earnings. Whether or not granted at a discount, the number of outstanding options may be a factor in determining our earnings per share on a diluted basis.

        Currently, in accordance with Statement of Financial Accounting Standards ("SFAS") No. 123, stock option grants made to non-employees, other than elected members of our board of directors, will result in a direct charge to our reported earnings based upon the fair value of the option measured on the vesting date of each installment of the underlying option shares. The charge must include the appreciation in the value of the option shares over the period between the grant date of the option (or, if later, the effective date of the final amendment) and the vesting date of each installment of the option shares. In addition, any options that are re-priced will also trigger a direct charge to our reported earnings measured by the appreciation in the value of the underlying shares over the period between the grant date of the re-priced option and the date the option is exercised.

        If an optionee is granted stock appreciation rights having no conditions upon exercisability other than a service or employment requirement, then those rights will result in compensation expense to us.

Put and Call Option Agreements

        In connection with our acquisition of Biosil Limited and Nagor Limited, we entered into put and call option agreements with each of the former shareholders of Biosil and Nagor. Under these agreements, we may be obligated to purchase the 2,640,000 shares of our common stock issued to those shareholders in the acquisition if they are put to us by the holders. We may also call the same shares. The shares may be put to us starting 18 months after the saline breast implant manufactured by Biosil is approved for commercialization in the United States by the FDA. The put option expires if our common stock ever trades at or above $10.00 per share for 30 out of 45 consecutive trading days (whether before or after the put is exercisable) and the put option is only exercisable to the extent the individual selling shareholder still holds the common stock we issued to him or her in the acquisition. The purchase price in the put varies depending on when the FDA approves silicone breast implants for commercialization in the United States. If FDA silicone approval occurs on or before the date that is nine months after the Biosil product's approval, the price is $5.50 per share. If FDA silicone approval occurs after the date that is nine months after the Biosil product's approval and on or before the date this is 18 months after the Biosil product's approval, the price is $6.50 per share. If FDA silicone approval occurs after the date that is 18 months after the Biosil product's approval, the price is $7.50 per share. Under each of these circumstances, the maximum number of shares that may be put to us in any three-month period by all of the selling shareholders is 660,000, less any shares of common stock otherwise sold by any of those holders during that period. The put is also exercisable if there is a public offer by any person to acquire all of our outstanding shares of common stock. In such event, the price will be $5.50 per share if both Biosil's saline breast implant and any third party's silicone breast implant have both been approved for commercialization in the United States by the FDA by the time the person becomes entitled to compulsorily acquire our common stock. Otherwise the price will be $6.50 per share. We may also call the shares of common stock issued to the selling shareholders at any time after FDA commercialization approval of the Biosil saline breast implant and until our common stock trades at or above $20.00 per share for 30 out of 45 consecutive trading days at prices of $7.50, $10.00 and $15.00 per share, based on the same FDA silicone approval events that apply to the put. Each holder also terminates the call with respect to their shares if they elect in their discretion to terminate the put.

Certain Statutory and Charter Provisions Relating to a Change of Control

        We are subject to the provisions of Section 203 of the DGCL. In general, this provision prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

  •
  prior to such date, the corporation's board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction that resulted in such person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, shares owned by certain directors or certain employee stock plans; and

  •
  on or after the date the stockholder became an interested stockholder, the business combination is approved by the corporation's board of directors and authorized by the affirmative vote, and not by written consent, of at least two-thirds of the outstanding voting stock of the corporation excluding that owned by the interested stockholder.

        A "business combination" includes a merger, asset sale, or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person, other than the corporation and any direct or indirect wholly-owned subsidiary of the corporation, who together with the affiliates and associates, owns or, as an affiliate or associate, within three years prior, did own 15% or more of the corporation's outstanding voting stock.

        Section 203 expressly exempts from the requirements described above any business combination by a corporation with an interested stockholder who becomes an interested stockholder in a transaction approved by the corporation's board of directors.

        Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control of our company, including changes a stockholder might consider favorable. In particular, our certificate of incorporation and bylaws, as applicable, among other things, will:

  •
  provide our board of directors with the ability to alter our bylaws without stockholder approval;

  •
  provide that, subject to the rights of the holders of any series of preferred stock, special meetings of stockholders can only be called by (i) by the chairman of the board, (ii) by the board of directors pursuant to a resolution adopted by a majority of the whole board, or (iii) by the stockholders pursuant to a resolution adopted by the holders of a majority of the voting power of the shares of the then outstanding voting stock voting together as a single class;

  •
  provide for an advance notice procedure with regard to the nomination of candidates for election as directors and with regard to business to be brought before a meeting of stockholders;

  •
  provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum, or by a sole remaining director; and allow us to issue up to 20,000,000 shares of preferred stock with rights senior to those of the common stock and that otherwise could adversely affect the rights and powers, including voting rights, of the holders of common stock. In some circumstances, this issuance could have the effect of decreasing the market price of our common stock, as well as having the anti-takeover effects discussed above.

        Such provisions may have the effect of discouraging a third-party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms. However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

Transfer Agent and Registrar

        The transfer agent for our common stock is U.S. Stock Transfer Corporation, located at 1475 Gardena Avenue, Suite 200, Glendale, California 91204.

Shares Eligible for Future Sale

        As of July 17, 2006, we had outstanding 23,746,162 shares of common stock.

Rule 144

        All of the 3,727,553 shares registered in this offering will be freely tradable without restriction or further registration under the Securities Act. In addition to the shares being registered in the registration statement of which this prospectus is a part, we are also registering 53,421,250 shares of stock (2,640,000 of which are outstanding as of July 17, 2006 and the remainder of which are issuable upon conversion or exercise of the Notes, the Subordinated Note, the Warrants and the Subordinated Warrant) in a separate registration statement. Upon effectiveness of that registration statement, the shares registered thereunder will also be freely transferable. As of July 17, 2006, we also have an additional 19,023,037 shares of common stock outstanding that are not covered by this or any other registration statement and were issued and sold in reliance on exemptions from the registration requirements of the Securities Act. If shares are purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act, their sales of shares would be governed by the limitations and restrictions that are described below. In addition, we may file a registration statement on Form S-8 with respect to an aggregate of 5,629,757 outstanding options and warrants and an additional

4,234,680 shares issued or available for issuance pursuant to grants or awards under our Stock Compensation Program.

        In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares of our common stock for at least one year, including any person who may be deemed to be an "affiliate" (as the term "affiliate" is defined under the Securities Act), would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

  •
  1% of the number of shares of common stock then outstanding, which as of July 17, 2006 would equal approximately 237,462 shares; or

  •
  the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

        Sales under Rule 144 are also governed by other requirements regarding the manner of sale, notice filing and the availability of current public information about us. Under Rule 144, however, a person who is not, and for the three months prior to the sale of such shares has not been, an affiliate of the issuer is free to sell shares that are "restricted securities" which have been held for at least two years without regard to the limitations contained in Rule 144. The selling stockholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus.

Rule 144(k)

        Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144. We calculate 1,474,164 of our shares are presently eligible for resale under Rule 144(k).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information as to our shares of common stock beneficially owned as of July 17, 2006, by (i) each person known by us to be the beneficial owner of more than five percent of our outstanding common stock, (ii) each of our directors, (iii) each of our executive officers named in the Summary Compensation Table and (iv) all of our directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned		Shares Covered by Options, Warrants or Convertible Securities Included in Total(2)	Percent of Total(3)
1999 III Equity Performance II, LP	1,304,814		—	5.49%
Nikki M. Pomeroy	1,662,765	(4)	6,234	7.00%
Donald K. McGhan	9,647,470	(5)	12,067,293	37.06%
Jim J. McGhan	2,912,427	(6)	150,000	11.19%
Theodore R. Maloney	656,104	(7)	254,156	2.52%
Paul R. Kimmel	20,000	(8)	—	*
Marc S. Sperberg	395,217		108,320	1.52%
Samuel Clay Rogers	953,701		943,701	3.66%
Mark E. Brown	125,000		125,000	*
Thomas Y. Hartley	107,857		67,857	*
Robert L. Forbuss	10,000	(9)	10,000	*
Ikram U. Khan, M.D.	10,000	(9)	10,000	*
Eugene I. Davis	10,000	(9)	10,000	*
All officers and executive directors as a group	14,847,776		2,287,994	57.03%

*
Less than 1%

(1)
Information in this table regarding directors and executive officers is based on information provided by them. Unless otherwise indicated in the footnotes and subject to community property laws where applicable, each of the directors and executive officers has sole voting and/or investment power with respect to such shares. The address for each of the persons reported in the table is in care of MediCor at 4560 S. Decatur Blvd., Suite 300, Las Vegas, Nevada 89103.

(2)
In accordance with Rule 13d-3, the share numbers reported in the table include shares of common stock that may be acquired within 60 days of July 17, 2006 upon the exercise or conversion of other securities. These include, for instance, shares of common stock underlying our series A preferred stock beneficially owned by the respective persons as reported in the following table.

(3)
The percentages are calculated on the basis of the number of outstanding shares of common stock as of July 17, 2006, which were 23,746,162. In accordance with Rule 13d-3, the percentage reported for each person includes in the calculation common stock that may be acquired by that person within 60 days of July 17, 2006 upon the exercise or conversion of other securities.

(4)
Ms. Pomeroy is the adult daughter of Donald K. McGhan, chairman of our board of directors. Includes 1,656,552 shares held directly and by various entities beneficially owned or controlled by Ms. Pomeroy. Does not include 604,455 shares beneficially owned by Ms. Pomeroy's adult son, as to which Ms. Pomeroy disclaims beneficial ownership.

(5)
Includes 7,109,895 shares held in various entities beneficially owned or controlled by Mr. McGhan, including 1,304,814 held by 1999 III Equity Performance II, LP and 621,340 held by 2000 III Equity Performance III, LP. Mr. McGhan is the general partner of the two limited partnerships and has voting and dispositive control with respect to all shares held by the partnerships. Does not include 729,454 shares beneficially owned by Mr. McGhan's wife, as to which Mr. McGhan disclaims beneficial ownership. In addition, Sirius Capital LLC, a private equity investment fund affiliated with Mr. McGhan, holds the Subordinated Note, which may be converted into up to 9,375,000 shares of common stock, and the Subordinated Warrant, which may be exercised for up to 2,083,333 shares of common stock. However, all conversions pursuant to the Subordinated Note, and all exercises pursuant to the Subordinated Warrant, are subject to the restriction that such conversions or exercises do not result in the holder and its affiliates beneficially owning more than 4.99% of our outstanding shares of common stock. Since Mr. McGhan currently owns more than 4.99% of our outstanding shares of common stock, the Subordinated Note and the Subordinated Warrant are not currently convertible or exercisable.

(6)
Includes 2,912,427 shares held by various entities beneficially owned or controlled by Mr. McGhan.

(7)
Does not include 100,000 shares held by 2000 III Equity Performance III, LP, which represents Mr. Maloney's interest in shares held by the entity which Mr. Maloney does not control.

(8)
Does not include 20,000 shares held by 2000 III Equity Performance III, LP, which represents Mr. Kimmel's interest in shares held by this entity which Mr. Kimmel does not control.

(9)
Consists of common stock equivalents granted to the directors under our 1999 stock compensation program and our director deferral plan.

        The following table sets forth information as to our shares of series A preferred stock beneficially owned as of July 17, 2006 by (i) each person known by us to be the beneficial owner of more than five percent of our outstanding series A preferred stock, (ii) each of our directors, (iii) each of our executive officers named in the Summary Compensation Table (to the extent they own any series A preferred stock) and (iv) all of our directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent of Total(2)
Donald K. McGhan(3)	416	6.44%
Theodore R. Maloney	16	*
Marc S. Sperberg	4	*
Samuel Clay Rogers	3,537	54.79%
Jim J. McGhan	—	*
Mack E. Brown	—	*
Thomas Y. Hartley	—	*
Robert L. Forbuss	—	*
Ikram U. Khan, M.D.	—	*
Eugene I. Davis	—	*

All officers and executive directors as a group	3,981	61.23%

*
Less than 1%

(1)
Information in this table regarding directors and executive officers is based on information provided by them. Unless otherwise indicated in the footnotes and subject to community property laws where applicable, each of the directors and executive officers has sole voting and/or investment power with respect to such shares. The address for each of the persons reported in the table is in care of MediCor at 4560 S. Decatur Blvd., Suite 300, Las Vegas, Nevada 89103.

(2)
The percentages are calculated on the basis of the number of outstanding shares of series A preferred stock as of July 17, 2006, which were 6,456.

(3)
Shares held through International Integrated Industries, LLC, which is controlled by Mr. McGhan.

SELLING STOCKHOLDERS

        The following table provides certain information with respect to the selling stockholders' beneficial ownership of our common stock as of July 17, 2006 and as adjusted to give effect to the sale of all of the shares of common stock offered by this prospectus. We do not know when or in what amounts the selling stockholders may offer for sale the shares of common stock pursuant to this prospectus. The selling stockholders may choose not to sell any of the shares offered by this prospectus. For purposes of this table, we have assumed that the selling stockholders will have sold all of the shares covered by this prospectus upon the completion of the offering.

        Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of that selling stockholder, shares of common stock underlying outstanding shares of our series A preferred stock, convertible debentures, options or warrants held by that selling stockholder that are convertible or exercisable, as the case may be, within 60 days of July 17, 2006 are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder. Each selling stockholder's percentage of ownership in the following table is based upon 23,746,162 shares of common stock outstanding as of July 17, 2006. We will not receive any of the proceeds from the sale of our common stock by the selling stockholders. None of these selling stockholders are, or are affiliates of, a broker-dealer registered under the Exchange Act.

        Except for the employment or family relationships, or the specific transactions, described below, the only transactions between MediCor, its predecessors or affiliates and the selling stockholders within the past three years have been the sale and purchase of the securities identified below. Except as provided below or in the footnotes to the table below, all such transactions were sales of securities in arm's length transactions for cash. In the case of series A preferred stock and debt securities, all such securities were sold at par (that is, a $10,000 note would be sold for $10,000 and a share of Series A preferred stock would be sold for $1,000, its liquidation value per share), and all such securities were sold at the same price as such securities were concurrently sold to any other investor. In the case of AAB Corporation and Graeco2 Ltd., shares of common stock were issued in consideration of all of the outstanding stock of Intellectual Property International, Inc., which was owned by those entities. Founder's shares were issued by MediCor at $0.08 per share. Prior to 2003, MediCor issued preferred stock to investors at a price of $7.50 per share. In 2003, in connection with MediCor's reincorporation in Delaware those shares of preferred stock were converted into common stock in accordance with the certificate of designation for the preferred stock at a conversion ratio of 1.24268. This results in an effective purchase price for such shares of $6.04 per share. In connection with the purchase of the stock of this company, our MediCor Development Company subsidiary also entered into consulting agreements with AAB Corporation and Graeco2 Ltd. pursuant to which additional securities were issued. The agreements provide that the two companies would assist in tracking and conveying all intellectual property acquired and for a term of 15 months remain reasonably available to assist in research and development activities associated with the acquired intellectual property.

        We issued dividends on the series A preferred stock in the form of additional shares of series A preferred stock (and cash in lieu of fractional shares) for the dividend periods ending December 31, 2004, June 30, 2005 and December 31, 2005. In each case, the dividends were declared and paid in the quarter following the end of such period. We have yet to declare and pay the dividend accrued for the period ended June 30, 2006.

					Shares of Common Stock Beneficially Owned After Completion of the Offering
	Shares of Common Stock Beneficially Owned Prior to the Offering
				Number of Shares of Common Stock Registered for Sale Hereby
Selling Stockholder(1)	Number of Shares	Percent			Number of Shares	Percent
AAB Corporation(2) 5009 Lake Ave. #304 White Bear Lake, MN 55110	342,598	1.42		162,598	180,000	*
David Barella(3)(4) P.O. Box 5457 Santa Barbara, CA 93150	77,922		*	77,922	0	*
Sally K. Bauer(5) 4343 W. Morse Ave. Lincolnwood, IL 60712	17,218		*	10,000	7,218	*
Charles Schwab Custodian FBO Sally Bauer IRA 4343 W. Morse Ave. Lincolnwood, IL 60712	12,427		*	12,427	0	*
Christopher J. Corr(4) 2208 Waverly Wy. East Seattle, WA 98112	7,273		*	7,273	0	*
Richard Dewese(4) 3 Mayborough Lane San Antonio, TX 78257	45,195		*	45,195	0	*
C. Scott Eschbach(6) 6145 Conquistador St. Las Vegas, NV 89149	253,052	1.05%		253,052	0	*
George Foster(4) 1826 McGilvra Blvd. East Seattle, WA 98112	14,026		*	14,026	0	*
Jessica Friedman(4) 1370 School House Rd. Montecito, CA 93108	15,065		*	15,065	0	*
Samantha Friedman(4) 1370 School House Rd. Montecito, CA 93108	15,065		*	15,065	0	*
Julie Friedman CGM IRA Rollover(4) 1370 School House Rd. Montecito, CA 93108	15,065		*	15,065	0	*
Gateway Capital LLC(7) 4560 S. Decatur Blvd., Ste. 201 Las Vegas, NV 89103	608,757	2.50%		608,757	0	*

Graeco2 Ltd.(8) 630 W. 34th St. #201 Austin, TX 78705	402,338	1.67%	402,338	120,000	*
Lenn M. Haffeman(4) 852 Diamond Ridge Cir. Castle Rock, CO 80108	14,806	*	14,806	0	*
Thomas Y. Hartley(4)(9) 4380 Oquendo Rd. Las Vegas, NV 89120	44,416	*	44,416	0	*
Rick A. Hawk(10) P.O. Box 535 St. Albans, MO 63073	62,134	*	37,280	24,854	*
A. Rose Herrera(11) 932 Witherspoon Dr. Thousand Oaks, CA 91360	13,622	*	12,427	1,195	*
Theodore Jacobs, M.D.(4) Park Towers, Apt. 904 One Howard Hughes Center Dr. Las Vegas, NV 89109	30,130	*	30,130	0	*
Scott Kahn 1488 Windsor Ct. Hollister, CA 95023	33,139	*	33,139	0	*
Scott E. Kahn(4) 856 Diamond Ridge Cir. Castle Rock, CO 80108	24,676	*	24,676	0	*
Lincoln Trust Company Custodian(12) FBO Denis Winder 6312 S. Fiddlers Green Cir., Ste. 400E Englewood, CO 80111	18,657	*	18,657	0	*
Lincoln Trust Company Custodian(12) FBO Douglas Dedo MD IRA 6312 S. Fiddlers Green Cir., Ste. 400E Englewood, CO 80111	20,000	*	20,000	0	*
Edward V. Lower IV(13)(14) 9612 Royal Lamb Dr. Las Vegas, NV 89145	124,268	*	31,067	93,201	*
Thomas C. & Christine D. Maloney(4) 2120 38th Ave. East Seattle, WA 98112	11,689	*	11,689	0	*

Maloney Investment Group LLC(4) c/o Janis C. Maloney, Manager 4111 E. Madison St. Seattle, WA 98112	16,624	*	16,624	0	*
Carol Marsch(4) P.O. Box 1209 Summerland, CA 93067	30,130	*	30,130	0	*
Medical Ventures Group LLC(15) 3463 State St., #254 Santa Barbara, CA 93105	604,455	2.48%	604,455	0	0.00%
Sandra Mogelvang(5) P.O. Box 3316 Naples, FL 34106	22,427	*	22,427	0	*
Conrad A. Montgomery(16) 100 TRAS St. #12-03 Amara Corp Towers Singapore 079127	49,871	*	49,871	0	*
Patrick O'Leary(17) c/o Eurosilicone Z.I. de la Peyroliere 84400 Apt, France	12,427	*	12,427	0	*
Mark R. & Leslie L. Rahner Trust(4) 1023 CR 142 Durango, CO 81301	29,871	*	29,871	0	*
Rogers Family Trust dated 12/30/92(4)(18) Samuel Clay Rogers TTEE 3395 S. Jones Blvd., #170 Las Vegas, NV 89146	591,170	2.43%	591,170	0	*
Rogers Family Trust B dated 12/30/92(4)(18) Samuel Clay Rogers TTEE 3395 S. Jones Blvd., #170 Las Vegas, NV 89146	363,637	1.51%	363,637	0	*
Michael Romans(4) FT19/184 Forbes St. Darlinghurst NSW 2010 Australia	22,338	*	22,338	0	*
Shepard Family Trust(4) 1414 E. Main St. Santa Maria, CA 93454	60,260	*	60,260	0	*

J. Bradford Smith(4) 2246 Waverly Wy. East Seattle, WA 98112	7,273	*	7,273	0	*

*
Less than 1%

(1)
All share numbers are based on information that these selling stockholders supplied to us. The term "selling stockholders" also includes any transferees, pledges, donees, or other successors in interest to the selling stockholders named in the table above. To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person's name, unless otherwise indicated below. The inclusion of any shares in this table does not constitute an admission of beneficial ownership by the selling stockholder.

(2)
AAB Corp. is a seller of intellectual property to MediCor Development Co., a subsidiary of MediCor Ltd., for which 300,000 shares of common stock were issued, and is controlled by Arthur A. Beisang. The shares beneficially owned include 42,598 shares issuable upon conversion of 150 shares of series A preferred stock that were issued in consideration of $150,000 of consulting services plus 14 shares issued as dividends thereon paid on the dates provided above.

(3)
Mr. Barella is a Vice President of MediCor Ltd. The shares beneficially owned consist of shares issuable upon conversion of 267 shares of series A preferred stock issued in consideration of $267,000, plus 33 shares issued as dividends thereon paid on the dates provided above.

(4)
All shares, including shares held after the offering, if any, are issuable upon conversion of series A preferred stock, including shares issued as dividends thereon paid on the dates provided above.

(5)
The shares beneficially owned and offered by this prospectus include 10,000 shares issuable upon conversion of $50,000 in convertible debentures.

(6)
Mr. Eschbach is the Chief Executive Officer of MediCor Development Co., a subsidiary of MediCor Ltd. All share amounts include 2,078 shares issuable upon conversion of 8 shares of series A preferred stock issued as dividends on series A preferred stock paid on the dates provided above and 25,974 shares of common stock issued upon conversion of 100 shares of series A preferred stock.

(7)
Controlled by Lon L. McGhan, adult son of Donald K. McGhan. The shares were issued as founder's shares in 1999 for $0.08 per share.

(8)
Graeco2 Ltd. is a seller of intellectual property to MediCor Development Co., a subsidiary of MediCor Ltd. for which 320,000 shares of common stock were issued, and is controlled by Robert M. Ersek M.D. All share amounts include 102,338 shares issuable upon conversion of 394 shares of series A preferred stock, 240 shares of which were issued in consideration of consulting services rendered and 100 shares of which were issued in consideration of $100,000, plus 54 shares issued as dividends thereon paid on the dates provided above.

(9)
Mr. Hartley is a director of MediCor Ltd. All shares are shares issuable upon conversion of Series A preferred stock.

(10)
Mr. Hawk is an employee of III Acquisition Corp., dba PIP.America, a subsidiary of MediCor Ltd. The shares beneficially owned and offered by this prospectus include 37,280 shares issuable upon exercise of employee stock options granted to Mr. Hawk in 2004. Mr. Hawk also acquired 124,369 shares of founder's stock in 2000 in a private transaction for aggregate consideration of $111,930.

(11)
Ms. A. Rose Herrera is an employee of International Integrated Management, Inc., a subsidiary of MediCor Ltd. The shares beneficially owned and offered by this prospectus include 12,427 shares issuable upon exercise of consultant warrants granted to Ms. Herrera for services rendered. Ms. Herrera also acquired 1,995 shares of founder's stock in 2000 for aggregate consideration of $160.

(12)
All shares issuable upon conversion of convertible debentures.

(13)
Mr. Lower is a Vice President of MediCor Ltd.

(14)
All shares are issuable upon exercise of employee stock options or consultant warrants granted for services rendered.

(15)
Controlled by Garrett M. Wilson, adult grandson of Donald K. McGhan. The shares were issued as founder's shares in 1999 for $0.08 per share.

(16)
All share amounts include 20,000 shares issuable upon conversion of $100,000 in convertible debentures and 29,871 shares issuable upon conversion of 100 shares of series A preferred stock, plus 15 shares issued as dividends thereon paid on the dates provided above.

(17)
Mr. O'Leary is the Directeur Générale of Eurosilicone SAS, a subsidiary of MediCor Ltd. Mr. O'Leary acquired 12,427 shares of founder's stock in 2000 in a private transaction for aggregate consideration of $1,000.

(18)
Mr. Rogers, the trustee of the trust, is a director of MediCor Ltd. All shares are shares issuable upon conversion of series A preferred stock, including shares issued as dividends thereon paid on the dates provided above.

PLAN OF DISTRIBUTION

        Upon effectiveness of the registration statement of which this prospectus is a part, we intend to list the shares of our common stock offered pursuant to this prospectus on the American Stock Exchange.

        All of the 3,727,553 shares of our common stock included in this prospectus are for sale by the selling stockholders. We will not receive any proceeds from the sale by the selling stockholders of the shares of common stock pursuant to this prospectus which are already owned by them, or which are to be issued to them upon their conversion of shares of our convertible preferred stock or convertible debentures.

        The selling stockholders, and any of their pledgees, assignees and successors-in-interest, may, from time to time, sell any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  settlement of short sales entered into after the date of this prospectus;

  •
  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

  •
  a combination of any such methods of sale;

  •
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

  •
  any other method permitted pursuant to applicable law.

        The selling stockholders may also sell shares under Rule 144, Rule 144A or other exemptions from registration available under the Securities Act, if available, rather than under this prospectus.

        Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

        In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may, after the date of this prospectus, also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholders has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute our common stock. If any of the selling stockholders enter into an agreement with an underwriter to do a firm commitment offering of the shares of our common stock offered by such selling stockholder through this prospectus, if we are aware of such underwriting agreement we will file a post-effective amendment to the registration statement of which this prospectus is a part setting forth the material terms of such underwriting agreement. The selling stockholder may not sell any of the shares in such firm underwriting until such post-effective amendment becomes effective.

        Because selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to any applicable prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act or other exemptions from the registration requirements of the Securities Act may be sold under Rule 144, Rule 144A or such other exemptions rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

        The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the potential need to the extent required by the Securities Act deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

        We do not know whether any selling stockholder will sell any or all of the shares of common stock registered by the registration statement of which this prospectus forms a part.

        We will pay all expenses of the registration of the shares of common stock offered pursuant to this prospectus including SEC filing fees and expenses of compliance with state securities or "blue sky" laws, except that the selling stockholders will pay any underwriting discounts and selling commissions for the sale of their shares. We expect that our expenses for this offering, consisting primarily of legal, accounting and printing expenses, will be approximately $400,000.

        We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with registration rights and other agreements entered into by us with the selling stockholders, or the selling stockholders will be entitled to contribution.

        Once sold under the registration statement, of which this prospectus forms a part, by any of the selling stockholders, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

        Certain legal matters will be passed upon for us by Clifford Chance US LLP, New York, New York.

EXPERTS

        Greenberg & Company CPAs LLC, an independent registered public accounting firm, has audited our consolidated financial statements and schedules as of June 30, 2004 and 2005 and for the years then ended, as set forth in their reports. We have included our financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Greenberg & Company CPAs LLC's reports, given on their authority as experts in accounting and auditing.

        The Combined Financial Statements of Nagor Limited and Biosil Limited at 31 January 2005 and 2006, and for each of the two years in the period ended 31 January 2006, included in this Registration Statement have been so included in reliance on the report of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is a part of the registration statement that we filed on Form SB-2 with the SEC. The registration statement contains more information about us and our common stock than this prospectus, including exhibits and schedules. You should refer to the registration statement for additional information about us and our common stock being offered in this prospectus. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by reference to the exhibit to which the reference relates.

        We are subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, file reports and other information with the SEC. You may read and copy any document that we file at the SEC's public reference facilities at 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for more information about its public reference facilities. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov. Information about us may be obtained from our website www.medicorltd.com. Copies of our SEC filings are available free of charge on the website as soon as they are filed with the Securities and Exchange Commission (SEC) through a link to the SEC's EDGAR reporting system. Simply select the "Investors" menu item, then click on the "SEC Filings" link.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

INTRODUCTORY NOTE

        The following unaudited pro forma condensed consolidated financial statements give effect to the acquisition by MediCor Ltd., a Delaware corporation (the "Company") of Biosil Ltd. and Nagor Ltd. (the "acquired companies"), both Isle of Man (United Kingdom) companies, using the purchase method of accounting. The assumptions and adjustments to reflect the allocation of purchase price as well as the adjustments to consolidate the purchased companies and restate their accounting to US GAAP are described in the notes accompanying the unaudited pro forma condensed consolidated financial statements. The purchase price allocations are based on management's estimates of the value of the tangible and intangible assets acquired. The unaudited pro forma condensed consolidated balance sheet as of March 31, 2006 is based on the unaudited accounts of the Company and the acquired companies as of that date and has been prepared to reflect the acquisition as if the acquisition had been consummated on that date. The unaudited pro forma condensed consolidated statement of operations for the year ended June 30, 2005 consolidates the audited results of operations of the Company and the unaudited results of the acquired companies for the year ended June 30, 2005 as if the acquisition had occurred at the end of business on June 30, 2004. The unaudited pro forma condensed consolidated statement of operations for the nine months ended March 31, 2006 consolidates the unaudited results of operations of the Company and of the acquired companies for the nine months ended March 31, 2006 as if the acquisition had occurred at the end of business on June 30, 2005.

        The unaudited pro forma condensed consolidated financial information has been prepared from, and should be read in conjunction with, the historical consolidated financial statements of MediCor Ltd., which can be found in the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2005 and the Company's Quarterly Report on Form 10-QSB for the nine months ended March 31, 2006 filed with the Securities and Exchange Commission on October 21, 2005 and May 15, 2006, respectively. Financial statements for Biosil Ltd. and Nagor Ltd., combined, for the years ended January 31, 2006 and 2005 are included in this Current Report on Form 8-K/A as Exhibit 99.2.

        The unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and is not intended to represent what the Company's financial statements are or would have been if the acquisition had occurred on those dates or to project the Company's financial statements for any future period. The purchase accounting adjustments made in connection with the unaudited pro forma condensed consolidated financial statements are based on a preliminary valuation that has been made solely for the purpose of developing the pro forma financial information and are based upon currently available information. Such a valuation is subject to final adjustments. Accordingly, the actual adjustments to be recorded in connection with the final purchase price allocation may differ from the pro forma adjustments reflected in the unaudited pro forma condensed consolidated financial statements, and any such differences may be material. The purchase price valuations are expected to be completed by December 31, 2006. Since the Company and the acquired companies were not under common control or management for any period presented, the unaudited pro forma condensed consolidated financial results may not be comparable to, or indicative of, future performance. These statements do not reflect any additional costs or cost savings resulting from the acquisition.

MediCor Ltd.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of March 31, 2006

(In U.S. Dollars)

	MediCor Ltd.	Biosil-Nagor Combined	Adjustments	Notes	Pro Forma Consolidated
Assets
Current assets:
Cash	$724,744	$1,638,347	$(1,129,730)	(a)	$1,233,361
Accounts and notes receivable, net	7,511,114	1,688,817	(11,135)	(b)	9,188,796
Inventories	5,049,291	2,993,771	1,044,792	(c)	9,087,854
Other current assets	137,118	—	—		137,118

Total current assets	13,422,267	6,320,935	(96,073)		19,647,129
Property and equipment, net	4,976,997	2,966,052	89,491	(d),(e)	8,032,540
Intangible assets, net	42,378,849	—	35,255,067	(f)	77,633,916
Other assets	1,647,142	95,670	—		1,742,812

Total assets	$62,425,255	$9,382,657	$35,248,485		$107,056,397

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$8,381,982	$286,693	$—		$8,668,675
Notes payable to third parties	2,888,030	—	—		2,888,030
Note payable to related party	60,686,257	—	—		60,686,257
Interest payable to related party	7,420,643	—	—		7,420,643
Other current liabilities	3,997,227	613,965	6,150,052	(g),(h)	10,761,244

Total current liabilities	83,374,139	900,658	6,150,052		90,424,849
Non-current liabilities	11,481,036	—	28,093,493	(g),(h)	39,574,529

Total liabilities	94,855,175	900,658	34,243,545		129,999,378
Commitments and contingencies
Preferred shares subject to mandatory redemption	6,810,258	—	—		6,810,258
Stockholders' equity (deficit)	(39,240,178)	8,481,999	1,004,940	(a)-(f),(i),(j)	(29,753,239)

Total liabilities and stockholders' equity	$62,425,255	$9,382,657	$35,248,485		$107,056,397

MediCor Ltd.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Nine Months Ended March 31, 2006

(In U.S. Dollars)

	MediCor Ltd.	Biosil-Nagor Combined	Adjustments	Notes	Pro Forma Consolidated
Net sales	$20,521,373	$7,961,101	$84,096	(k),(l)	$28,566,570
Cost of sales	13,500,691	2,212,124	2,206,484	(k),(m)	17,919,299

Gross profit	7,020,682	5,748,977	(2,122,388)		10,647,271
Operating expenses:
Selling, general and administrative
Salaries and wages	4,519,296	2,832,254	(992,374)	(m)	6,359,176
Other	7,806,299	2,126,075	(631,158)	(m),(n),(o)	9,301,216
Research and development	2,569,837	172,651	(49,679)	(l)	2,692,809

Operating income (loss)	(7,874,750)	617,997	(449,177)		(7,705,930)
Non-operating expenses:
Interest expense (income), net	4,308,645	(194,755)	2,802,280	(p), (q)	6,916,170
Other non-operating expenses	19,529	—	—		19,529

Income (loss) before income taxes	(12,202,924)	812,752	(3,251,457)		(14,641,629)
Income tax expense (benefit)	(167,691)	(155,248)	208,660	(r),(s)	(114,279)

Net income (loss)	(12,035,233)	968,000	(3,460,117)		(14,527,350)
Preferred dividends	379,115	—	—		379,115

Net income (loss) attributable to common stockholders	(12,414,348)	968,000	(3,460,117)		(14,906,465)
Ordinary dividend	—	1,277,222	—		1,277,222

Increase (decrease) to retained earnings	$(12,414,348)	$(309,222)	$(3,460,117)		$(16,183,687)

MediCor Ltd.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Twelve Months Ended June 30, 2005
(In U.S. Dollars)

	MediCor Ltd.	Biosil-Nagor Combined	Adjustments	Notes	Pro Forma Consolidated
Net sales	$26,958,547	$11,866,753	$(308,641)	(t),(u)	$38,516,659
Cost of sales	15,163,107	2,466,285	3,317,153	(t),(v)	20,946,545

Gross profit	11,795,440	9,400,468	(3,625,794)		17,570,114
Operating expenses:
Selling, general and administrative
Salaries and wages	4,665,526	3,706,159	(1,370,198)	(v)	7,001,487
Other	14,477,691	3,112,560	(1,129,946)	(v),(w),(x)	16,460,305
Research and development	2,691,333	—	(510,786)	(u)	2,180,547

Operating income (loss)	(10,039,110)	2,581,749	(614,864)		(8,072,225)
Non-operating expenses
Interest expense (income), net	5,315,568	(407,682)	3,654,851	(y),(z)	8,562,737
Other non-operating expenses	—	—	—		—

Income (loss) before income taxes	(15,354,678)	2,989,431	(4,269,715)		(16,634,962)
Income tax expense (benefit)	542,555	163,707	514,122	(aa),(bb)	1,220,384

Net income (loss)	(15,897,233)	2,825,724	(4,783,837)		(17,855,346)
Preferred dividends	1,147,078	—	—		1,147,078

Net income (loss) attributable to common stockholders	(17,044,311)	2,825,724	(4,783,837)		(19,002,424)
Ordinary dividend	—	2,308,505	—		2,308,505

Increase (decrease) to retained earnings	$(17,044,311)	$517,219	$(4,783,837)		$(21,310,929)

MEDICOR LTD. AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.     Basis of Presentation

        On April 28, 2006, MediCor Ltd., a Delaware corporation (the "Company"), through its wholly-owned subsidiary, Biosil UK Ltd., completed its acquisition of Biosil Ltd. ("Biosil") and Nagor Ltd. ("Nagor"), both privately held Isle of Man (United Kingdom) companies, from their shareholders (the "Sellers") pursuant to the Agreement for the Sale and Purchase of the Shares of Biosil Limited and Nagor Limited (the "SPA") dated September 13, 2005. The combined purchase price for both companies was £20 million plus 2.64 million shares of MediCor common stock. The Company paid £13 million in cash at closing from funds available as part of a separate, earlier $50 million senior secured convertible note offering. The remaining £7 million is due in two equal payments on January 3, 2007 and December 31, 2007. In conjunction with the transaction, the Company and each of the Sellers entered into Put and Call Option Agreements and a Registration Rights Agreement. Copies of these agreements and the SPA were provided with the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on May 4, 2006. The terms of the acquisition were determined on the basis of arm's-length negotiations and at values that the Company believes are below the values associated with comparable medical device companies.

        Biosil manufactures and Nagor markets a full range of breast implants for the aesthetic, plastic and reconstructive surgery markets, including silicone gel-filled and saline-filled breast implants and including both round and anatomical shapes and both smooth and micro-textured surfaces. Biosil also manufactures a range of other silicone devices, including tissue expanders, testicular implants, gluteal implants, calf implants, facial implants and a range of scar management products. Biosil also has developed innovative products within the anesthesia and colorectal disciplines. Nagor supplies the breast implant and associated products manufactured by Biosil to customers in approximately 60 countries throughout Europe, Africa, Asia, Oceania, and Latin America. Biosil employs approximately 90 persons in its two ISO-certified manufacturing facilities in England and Scotland, which total approximately 28,400 square feet. Nagor employs approximately 35 persons, principally in Douglas, Isle of Man, where its facility comprises approximately 7,800 square feet.

        The unaudited pro forma condensed financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles (GAAP) have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures are adequate to make the information not misleading.

        The columns above include historical combined unaudited financial statements of Biosil and Nagor prepared in accordance with UK GAAP. All material transactions between the two companies have been eliminated. The condensed consolidated balance sheet as of March 31, 2006 and condensed consolidated statements of operations for the nine months ended March 31, 2006 and the twelve months ended June 30, 2005 were derived from unaudited combined financial statements of Biosil and Nagor in British pounds. The balance sheet was translated from British pounds to U.S. dollars at the foreign exchange rate at March 31, 2006 of $1.73978 per pound. The statements of operations were translated from British pounds to U.S. dollars at the average foreign exchange rates of the periods of the statements—$1.76266 per pound for the nine months ended March 31, 2006 and $1.85870 per pound for the twelve months ended June 30, 2005. No gain or loss on the translation of the British pound-based financial statements has been reflected in the statements of operations or in shareholders' equity.

        The unaudited pro forma condensed consolidated balance sheet as of March 31, 2006 is based on the audited historical balance sheet of the Company and the unaudited accounts of Biosil and Nagor, prepared in accordance with UK GAAP, as of that date and has been prepared to reflect the acquisition as if the acquisition had been consummated on that date. The unaudited pro forma condensed consolidated statement of operations for the nine months ended March 31, 2006 consolidates the unaudited results of operations of the Company and of Biosil and Nagor, prepared in accordance with UK GAAP, as if the acquisition had occurred at the end of business on June 30, 2005. The unaudited pro forma condensed consolidated statement of operations for the year ended June 30, 2005 consolidates the audited results of operations of the Company and the unaudited results of the combined acquired companies, prepared in accordance with UK GAAP, as if the acquisition had occurred at the end of business on June 30, 2004.

        The pro forma adjustment columns above reflect the adjustments and reclassifications necessary to convert the combined historical financial statements of Biosil and Nagor to US GAAP and to consolidate them with MediCor Ltd. in a fashion to provide investors with information about the continuing impact of this acquisition transaction by showing how it might have affected historical financial statements if the transaction had been effected at an earlier time.

2.     Purchase Price Allocation

        The unaudited pro forma condensed consolidated financial statements reflect various purchase price allocations. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," the total purchase price was allocated to the tangible and intangible assets of Biosil Ltd. and Nagor Ltd. based upon their estimated fair values at the acquisition date with the excess purchase price allocated to goodwill. The estimates are preliminary and are prior to completion of independent valuations. Consequently, the values below are subject to change as the valuations become final.

        The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition, April 28, 2006. (These figures will differ from those used in the pro-forma financial statements.)

Purchase consideration
Cash (£13,000,000 at $1.78726 per £ bank settlement rate at April 28, 2006)	$23,234,428
Cash (£7,000,000, discounted to £6,199,636 at 11.1% annual interest, translated at $1.7893 per £ exchange rate at April 28, 2006)	11,093,009
Shares of MediCor common stock	9,498,074
(2,640,000 shares at $3.60 per share, the median market price for 20 business days on either side of the acquisition date, less registration costs)
Direct acquisition costs	1,129,730

Total purchase price	$44,955,241
Allocation of purchase price
Cash and cash equivalents	$1,375,959
Accounts receivable	1,803,800
Inventories	4,123,574
Other current assets	304,181
Property and equipment	2,840,709
Investments	42,709
Intangible assets	35,681,018
Other non-current assets	98,394
Accounts payable	(144,491)
Deferred tax liability, current	(273,149)
Other current liabilities	(686,561)
Deferred tax liability, non-current	(210,902)

Total purchase price	$44,955,241

        The components of the intangible assets listed above as of the acquisition date were estimated as follows:

	Amount	Life
Customer list	$1,714,511	3.1 years
Goodwill	33,966,507	Indefinite

Total intangible assets	$35,681,018

        Awaiting independent valuation, no value has yet been assigned for patents, trade names, non-compete agreements, etc.

        In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets," goodwill and certain other intangible assets are deemed to have indefinite lives and, accordingly, are not amortized but instead are subject to periodic impairment testing at future periods. Customer relationships are amortized over 3.1 years using the straight-line method.

        The information presented above is for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred had the acquisition been completed as of the dates indicated, nor are they necessarily indicative of future operating results or financial position. The purchase accounting adjustments made in connection with the unaudited pro forma condensed consolidated financial statements are based on a preliminary valuation that has been made solely for the purpose of developing the pro forma financial information and are based upon currently available information. Such a valuation is subject to final adjustments. Accordingly, the actual adjustments to be recorded in connection with the final purchase price allocation may differ from the pro forma adjustments reflected in the unaudited pro forma condensed consolidated financial statements, and any such differences may be material. The purchase price valuations are expected to be completed by December 31, 2006.

3.     Pro Forma Adjustments

        The following adjustments have been reflected in the unaudited pro forma condensed consolidated balance sheet as of March 31, 2006.

(a)
Direct acquisition costs are assumed to come from cash.

(b)
Elimination of receivable from Hutchison International Inc., in the combined accounts of Biosil and Nagor, for which MediCor Ltd. carried the ultimate responsibility for payment. This was not reflected in the accounts of MediCor Ltd.

(c)
Increase to estimated fair value for inventory owned by Biosil and Nagor. Because this adjustment is directly attributable to the transaction and will not have an ongoing effect (after this inventory is sold), it is not reflected in the unaudited pro forma condensed consolidated financial statements of operations. However, this inventory adjustment (which may be further adjusted as the estimate is refined) will impact cost of sales subsequent to the consummation of the acquisition transaction until this inventory is sold, which is expected to be within one year.

(d)
$229,576 additional accumulated depreciation required for Biosil and Nagor to present their combined accounts in accordance with US GAAP.

(e)
$319,067 increase to fair value for land and buildings owned, based on third-party appraisal.

(f)
Residual of purchase cost of acquisition, including customer list for Biosil and Nagor combined, estimated at £958,202 ($1,667,061).

(g)
Of £20,000,000 cash paid or to be paid to the Sellers, £13,000,000 ($22,617,140) at closing is assumed to be financed as separate debt. The remaining £7,000,000 is due to the Sellers half on January 3, 2007 and half on December 31, 2007. Discounted at an 11.1% annual interest rate, these are a current liability of $5,676,575 and a non-current liability of $5,109,428. This interest rate is approximately the actual initial interest rate paid by MediCor on new debt secured shortly after the acquisition.

(h)
Deferred tax liabilities of $473,477 (current) and $366,925 (non-current) for the US GAAP and estimated fair value adjustments on Biosil and Nagor's inventory, land and buildings, and customer list asset, at the UK rate of 30%.

(i)
2,640,000 shares of common stock given as part of the acquisition payment are valued, net of registration costs, at $9,498,074.

(j)
Elimination of MediCor's $44,030,945 investment against stockholders' equity of Biosil and Nagor combined.

        The following adjustments have been reflected in the unaudited pro forma condensed consolidated statement of operations for the nine months ended March 31, 2006.

(k)
$144,910 reclassification of freight billed to customers as sales, for presentation consistent with US GAAP.

(l)
$60,814 elimination of fee income, in the accounts of Biosil and Nagor combined, from Hutchison International Inc. which was the ultimate responsibility of MediCor Ltd. and of which all but $11,135 had been recognized by MediCor Ltd.

(m)
$2,061,574 reclassification ($992,374 salaries and wages and $1,069,200 other) to cost of sales of all of the operating expenses of Biosil not considered research and development. Biosil is strictly a manufacturing company that does some development work. This provides for reporting consistency with the rest of MediCor Ltd.

(n)
$28,855 additional depreciation required for Biosil and Nagor to present their combined accounts in accordance with US GAAP.

(o)
$409,187 depreciation and amortization of fair value adjustments to fixed and intangible assets.

(p)
Initial cash payment to the Sellers at acquisition ($23,462,400) is funded by debt at an 11.1% annual interest rate. This adjustment recognizes the interest expense. This interest rate is approximately the actual initial interest rate paid by MediCor on new debt secured shortly after the acquisition.

(q)
$849,035 interest expense on the discounted two remaining payments of £3,500,000 each, due to the Sellers in 8 and 20 months after the date of acquisition, respectively.

(r)
$568,440 additional tax, due to Nagor, upon acquisition by a UK company (Biosil UK Ltd.), losing the tax advantage of its profits only being subject to the lower rate of tax in the Isle of Man.

(s)
$359,780 reduction in tax expense from reduction in deferred tax liability on Biosil and Nagor's inventory, building, and customer list asset.

        The following adjustments have been reflected in the unaudited pro forma condensed consolidated statement of operations for the twelve months ended June 30, 2005.

(t)
$202,145 reclassification of freight billed to customers to sales, for presentation consistent with US GAAP.

(u)
Elimination of fee income, in the accounts of Biosil and Nagor combined, from Hutchison International Inc. which was the ultimate responsibility of MediCor Ltd.

(v)
$3,115,008 reclassification ($1,370,198 salaries and wages and $1,744,810 other) to cost of sales of all of the operating expenses of Biosil not considered research and development. Biosil is strictly a manufacturing company that does some development work. This provides for reporting consistency with the rest of MediCor Ltd.

(w)
$40,568 additional depreciation required for Biosil and Nagor to present their combined accounts in accordance with US GAAP.

(x)
$574,296 depreciation and amortization of fair value adjustments to fixed and intangible assets.

(y)
Initial cash payment to the Sellers at acquisition ($23,496,200) is funded by debt at an 11.1% annual interest rate. This adjustment recognizes the interest expense. This interest rate is approximately the actual initial interest rate paid by MediCor on new debt secured shortly after the acquisition.

(z)
$1,046,773 interest expense on the discounted two remaining payments of £3,500,000 each, due to the Sellers in 8 and 20 months after the date of acquisition, respectively.

(aa)
$1,019,965 additional tax, due to Nagor, upon acquisition by a UK company (Biosil UK Ltd.), losing the tax advantage of its profits only being subject to the lower rate of tax in the Isle of Man.

(bb)
$505,843 reduction in tax expense from reduction in deferred tax liability on Biosil and Nagor's inventory, building, and customer list asset.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors
Medicor Ltd.
Las Vegas, Nevada

        We have audited the accompanying consolidated balance sheet of Medicor Ltd. and subsidiaries (collectively the "Company") as of June 30, 2005 and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders' equity (deficit) and cash flows for each of the two years in the period ended June 30, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based upon our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis of designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion of the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements presented above present fairly, in all material respects, the financial position of Medicor Ltd. at June 30, 2005, and the results of its operations and cash flows for each of the two years then ended in conformity with U.S. generally accepted accounting principles.

GREENBERG AND COMPANY LLC

Springfield, New Jersey
August 19, 2005

MediCor Ltd.

Consolidated Balance Sheet

June 30, 2005
Assets
Current assets:
Cash	$1,834,799
Receivables, less allowance for doubtful accounts of $1,365,613	6,567,476
Notes receivable, less allowance for doubtful accounts of $2,778,584	—
Inventories	3,876,835
Prepaid expenses and other current assets	232,810

Total current assets	12,511,920
Property, plant and equipment, net	1,141,048
Leased property under capital leases, net	4,060,553
Goodwill and other intangibles, net	43,151,460
Deposits	96,180
Other assets	618,916

Total assets	$61,580,077

Liabilities and Stockholders' Equity
Current liabilities:
Notes payable	$1,853,523
Note payable to related party	50,533,489
Accounts payable	6,091,388
Obligations under capital leases	397,168
Accrued expenses and other current liabilities	3,377,806
Payroll taxes payable	1,061,330
Interest payable to related party	3,609,908

Total current liabilities	66,924,612
Long-term convertible debentures	300,000
Long-term notes payable	12,014,159
Long-term obligations under capital leases	1,843,199
Long-term accrued liabilities	517,356

Total liabilities	81,599,326

Commitments and contingencies (Note U)
Preferred shares subject to mandatory redemption requirements	6,573,258
Stockholders' equity (deficit)
Common shares, $.001 par value, 100,000,000 shares authorized, 20,353,455 shares issued, 20,333,157 shares outstanding and 20,298 shares retired	20,300
Additional paid in capital	26,926,753
Deferred compensation	(26,500)
Accumulated (deficit)	(53,275,603)
Accumulated other comprehensive income (loss)	(237,457)

Stockholders' equity (deficit)	(26,592,507)

Total liabilities and stockholders' equity	$61,580,077

See accompanying notes to consolidated financial statements

MediCor Ltd.

Consolidated Statements of Operations and Comprehensive Income/(Loss)

For the Years Ended as Noted

	Year Ended June 30, 2005	Year Ended June 30, 2004
Net sales	$26,958,547	$1,421,583
Cost of sales	15,163,457	412,713
Return of consigned inventory previously written down	(350)	(60,175)

Gross profit	11,795,440	1,069,045
Operating Expenses:
Selling, general and administrative expenses	19,036,314	8,483,694
Research and development	2,691,333	2,149,049
Other expenses	106,903	5,686,849

Operating income/(loss)	(10,039,110)	(15,250,547)
Net interest expense/(income)	5,315,568	1,195,543

Income/(loss) before income taxes	(15,354,678)	(16,446,090)
Income tax expense (benefit)	542,555	1,737

Net income/(loss)	(15,897,233)	(16,447,827)
Preferred dividends deemed	262,600	91,558
Preferred dividends in arrears Series A Preferred 8%	884,478	27,388

Net loss attributable to common stockholders	(17,044,311)	(16,566,773)

Other comprehensive income/(loss), net of tax:
Foreign currency translation adjustments	(237,457)	—

Comprehensive income/(loss)	$(17,281,768)	$(16,566,773)

Loss per share data:
Weighted average shares, basic and diluted	18,233,175	17,633,120
Basic and diluted
Net loss per share	$(0.93)	$(0.94)

See accompanying notes to consolidated financial statements

MediCor Ltd.

Consolidated Statements of Cash Flows

For the Years Ended June 30, 2005 and 2004

	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(16,134,690)	$(16,447,827)
Adjustments to reconcile net loss to net cash utilized by operating activities:
Depreciation and amortization	1,799,958	488,503
Provision for doubtful accounts	3,626,748	(2,634,384)
Inventory write down	350	60,175
Loss on disposal of property, plant and equipment	—	22,928
Non-employee stock options	179,297	74,156
Employee preferred stock	267,000	940,000
Directors restricted common stock	79,500	—
Changes in operating assets and liabilities
Receivables	(2,543,076)	2,908,240
Notes receivable	(2,474,156)	(277,043)
Inventories	(479,320)	(24,233)
Prepaid expenses and other current assets	512,677	(153,692)
Investment advances and deferred charges	—	(29,019,801)
Goodwill	(617,675)	—
Deposits	617,675	5,062,910
Other assets	(588,822)	17,179
Bank overdraft	—	(128,387)
Accounts payable	39,246	1,281,620
Accrued expenses and other current liabilities	398,662	54,890
Payroll taxes payable	564,070	20,450
Interest payable	3,666,016	177,437
Long term accrued liabilities	(1,339,417)	(74,180)

Net cash provided by (utilized) operating activities	(12,425,957)	(37,651,059)

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for property, plant and equipment	(373,433)	(44,994)
Payments for purchase of Laboratoires Eurosilicone S.A., net of cash acquired	(13,942,806)	—
Payments for purchase of Deramedics, net of cash aquired	(75,000)	—
Payments for asset purchase of Hutchison International, Inc., net of cash aquired	(250,000)

Net cash provided by (utilized) investing activities	(14,641,239)	(44,994)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments under capital lease obligation	(515,169)	—
Proceeds from issuance of convertible debentures	—	1,350,000
Proceeds from issuance of short term debt	22,873,812	33,798,790
Proceeds from issuance of long term debt	10,901,112	—
Payments on convertible debentures	(300,000)	(60,000)
Payments on short term debt	(5,872,912)	—
Issuance of common stock	585,895	11,523
Purchase of treasury stock	—	(39,999)
Issuance of preferred shares subject mandatory redemption requirements	862,100	2,750,200
Dividends paid on preferred shares subject mandatory redemption requirements	(35,392)	—

Net cash provided by (utilized) financing activities	28,499,446	37,810,514

EFFECT ON EXCHANGE RATE CHANGES ON CASH	$237,457	$—
Net increase in cash	1,669,707	114,461
Cash at beginning of period	165,092	50,631

CASH AT END OF PERIOD	$1,834,799	$165,092

SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITIES
Conversion of short-term debt to preferred stock	$250,000	$—
Conversion of short-term debt to common stock	$512,160	$—
Issuance of preferred stock to employees/consultants	$267,000	$—
Issuance of common stock to directors	$79,500	$—
The Company converted 5,755 shares of our Series A preferred stock to 1,494,857 shares of our common stock with a stated value of:	$5,755,200	$—
The Company purchased all of the capital stock of Laboratoires Eurosilicone S.A.S. for $43,297,915. In conjunction with the acquisition, liabilities were assumed as follows:
Fair value of assets acquired	$20,275,250
Goodwill	$32,103,570
Cash paid for capital stock	$(43,297,915)

Liabilities assumed	$(9,080,905)

Included in the fair value of assets acquired and liabilities assumed is $2,366,059 for capital lease obligations.
The Company purchased all of the capital stock of Dermatological Medical Products and Specialites, S.A. de C.V. for $75,000. In conjunction with the acquisition, liabilities were assumed as follows:
Fair value of assets acquired	$75,000
Cash paid for capital stock	$(75,000)

Liabilities assumed	$—

The Company purchased all of the assets and liabilites of Hutchinson International, Inc. for $3,000,003. In conjunction with the acquisition, liabilities were assumed as follows:
Fair value of assets acquired	$3,282,928
Cash paid and common stock issued for assets and liabilities	$(3,000,003)

Liabilities assumed	$(282,925)

A capital lease obligation of $188,612 was incurred when the Company entered into a lease for new vehicles.
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$2,235,397	$390,701
Taxes	$1,661,719	$1,737

See accompanying notes to consolidated financial statements

MediCor Ltd.

Consolidated Statement of Stockholders' Equity/(Deficit)

For the Years Ended as Noted

	Number of Common Shares	Common Shares $.001 Par Value	Additional paid in capital	Deferred Compensation	Accumulated Deficit	Accumulated Other Comprehensive Income/(Loss)	Total
Balance—July 1, 2003	17,518,161	17,518	16,910,432	—	(19,651,922)	—	(2,723,973)
Issuance of Common Shares	547,402	548	493,026	—	—	—	493,574
Non-Employee Stock Options	—	—	74,156	—	—	—	74,156
Repurchase and Retirement of Common Stock	(20,298)	(20)	—	—	(39,985)	—	(40,005)
Net Loss	—	—	—	—	(16,539,385)	—	(16,539,385)

Balance—June 30, 2004	18,045,265	18,046	17,477,614	—	(36,231,292)	—	(18,735,633)
Issuance of Common Shares	2,287,892	2,254	9,269,842	—	—	—	9,272,096
Directors Restricted Common Stock	—	—	—	(26,500)	—	—	(26,500)
Non-Employee Stock Options	—	—	179,297	—	—	—	179,297
Foreign Currency Translation Adjustments	—	—	—	—	—	(237,457)	(237,457)
Net Loss	—	—	—	—	(17,044,311)	—	(17,044,311)

Balance—June 30, 2005	20,333,157	$20,300	$26,926,753	$(26,500)	$(53,275,603)	$(237,457)	$(26,592,507)

See accompanying notes to consolidated financial statements

MEDICOR LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2005

Note A—Description of Business

        MediCor Ltd. (the "Company" or "MediCor") is a global health care company that acquires, develops, manufactures and markets products primarily for the aesthetic, plastic surgery and dermatology markets. Current products include breast implant products, other implants and scar management products. The Company's breast implant products are currently sold in approximately 85 countries, but are not sold in the United States or Canada. Our products are sold primarily in foreign (non-U.S.) countries and foreign sales are currently about 95% of total sales, with the largest country (Brazil) accounting for about 15% of sales. Breast implant and other implants account for about 93% of total sales for the year ended June 30, 2005, while scar management products contributed less than 7% of total sales. The Company sells its products to hospitals, surgical centers and physicians primarily through distributors, as well as through direct sales personnel.

        MediCor was founded in 1999 by chairman of the board Donald K. McGhan, the founder and former chairman and chief executive officer of Inamed Corporation and McGhan Medical. MediCor's objective is to be a leading supplier of selected international medical devices and technologies. To achieve this strategy, MediCor intends to build upon and expand its business lines, primarily in the aesthetic, plastic and reconstructive surgery and dermatology markets. MediCor intends to accomplish this growth through the expansion of existing product lines and offerings and through the acquisition of companies and other assets, including intellectual property rights and distribution rights. We believe that the acquisition of Eurosilicone SAS on July 5, 2004 has had a material, positive impact on our historical sales and cash flow, increasing sales from about $1.4 million for the year ending June 30, 2004 to about $27.1 million for the year ending June 30, 2005 (and as further detailed in the accompanying financial statements).

Note B—Summary of Significant Accounting Policies

Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and all of its subsidiaries in which a controlling interest is maintained. All inter-company accounts and transactions have been eliminated. Certain prior year amounts in previously issued financial statements have been reclassified to conform to the current year presentation. The consolidated financial statements have been prepared in United States dollars.

Critical Accounting Policies and Use of Estimates

        The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates and judgments, including those related to revenue recognition, inventories, adequacy of allowances for doubtful accounts, valuation of long-lived assets and goodwill, income taxes, litigation and warranties. We base our estimates on historical and anticipated results and trends and on various other assumptions that we believe are reasonable under the circumstances, including assumptions as to future events. The policies discussed below are considered by management to be critical to an understanding of our financial statements. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. By their nature, estimates are subject to an inherent degree of uncertainty. Actual results may differ from those estimates.

Revenue Recognition

        We recognize product revenue, net of sales discounts, returns and allowances, in accordance with Staff Accounting Bulletin No. 104 "Revenue Recognition" ("SAB No. 104") and Statement of Financial Accounting Standards No. 48 "Revenue Recognition When Right of Return Exists" ("SFAS No. 48"). These statements establish that revenue can be recognized when persuasive evidence of an arrangement exists, delivery has occurred and all significant contractual obligations have been satisfied, the fee is fixed or determinable, and collection is considered probable. We recognize revenue upon delivery of product to third-party distributors and customers and do not allow for bill-and-hold sales. Due to the widespread holding of consignment inventory in our industry, we also recognize revenue when the products are withdrawn from consignment inventory in hospitals, clinics and doctors' offices. We do not offer price protection to our third-party distributors and customers and accept product returns only if the product is defective. Appropriate reserves are established for anticipated returns and allowances based on our product return history. We believe our estimates for anticipated returns is a "critical accounting estimate" because it requires us to estimate returns and, if actual returns vary, it could have a material impact on our reported sales and results of operations. Historically our estimates of return rates have not fluctuated from the actual returns by more than 1% to 2%.

Allowance for Doubtful Accounts

        MediCor maintains allowances for doubtful accounts for estimated losses resulting from the inability of some of its customers to make required payments. The allowances for doubtful accounts are based on the analysis of historical bad debts, customer credit-worthiness, past transaction history with the customer, current economic trends, and changes in customer payment terms. If the financial condition of MediCor's customers were to deteriorate, adversely affecting their ability to make payments, additional allowances may be required.

Inventories

        Inventories are stated at the lower of cost or market using the first-in, first-out ("FIFO") method. The Company may write down its inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions.

Property and Equipment

        Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is recorded on the straight-line basis over the estimated useful lives of the assets, which range from three to ten years. Amortization of leasehold improvements is based upon the estimated useful lives of the assets or the term of the lease, whichever is shorter. Significant improvements and betterments are capitalized, while maintenance and repairs are charged to operations as incurred. Asset retirements and dispositions are accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No. 144 as described below.

Accounting for Long-Lived Assets

        The Company accounts for long-lived assets, other than goodwill, in accordance with the provisions of SFAS No. 144 "Accounting for the Impairment and Disposal of Long-Lived Assets," which supersedes SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be disposed of." This statement creates one accounting model, based on the framework established in SFAS No. 121, to be applied to all long-lived assets including discontinued operations. Adoption of this statement had no material effect on the financial position or results of operations. SFAS No. 144 requires, among other things, that an entity review its long-lived assets and certain related intangibles for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. We believe the estimate of our valuation of long-lived assets is a "critical accounting estimate" because if circumstances arose that led to a decrease in the valuation, it could have a material impact on our results of operations. With the exception of the impairment of a patent which was written off in June 2005, as described in Note I to the financial statements included in our annual report on Form 10-KSB, the Company does not believe that any other changes have taken place.

Goodwill and Other Intangible Assets

        Goodwill represents the excess of the purchase price over the estimated fair value of identified assets the businesses acquired. Other intangible assets are recorded at fair value and amortized over periods ranging from three to 20 years. The Company adopted SFAS No. 142 "Goodwill and Other Intangible Assets," in January 2002. As a result, goodwill is no longer amortized, but is subject to a transitional impairment analysis and is tested for impairment on an annual basis. The test for impairment involves the use of estimates related to the fair values of the business operations with which goodwill is associated and is usually based on a market value approach. Other intangible assets are amortized using the straight-line method over their estimated useful lives and are evaluated for impairment under SFAS No. 144.

Product Replacement Programs

        III Acquisition Corp. d/b/a PIP.America ("PIP.America"), and MediCor Aethetics, subsidiaries of the Company in the U.S., provide a product replacement program to surgeons for deflations of breast implant products for a period of ten (10) years from the date of implantation. For each deflation, the surgeon receives financial assistance plus a free implant replacement. Management estimated the amount of potential future product replacement claims based on statistical analysis. Expected future obligations are determined based on the history of product shipments and claims and are discounted to a current value, and this amount is reserved. Changes to actual claims, interest rates or other estimations could have a material impact on the statistical calculation which could materially impact the Company's reserves and results of operations. Although these products are not currently being sold (because they are in the process of obtaining FDA approval, as more fully described below), they were sold under a distribution agreement prior to November 2000 and a reserve for product replacements is maintained for the products sold in prior years. Eurosilicone, a subsidiary of the Company located in France, has historically not provided a product replacement program or any similar program. Additionally, it has solely relied on third-party distributors. As a result, Eurosilicone does not maintain a reserve. In April, Eurosilicone announced the formation of a product replacement program for marketing purposes, but as of the year ended June 30, 2005, it has not committed to such a program nor signed up any distributors or doctors. The Company expects to provide for a reserve in the future for such a program under the same approach as described above. Until the implementation of the program and the completion of the analysis, the Company cannot currently estimate any such reserves, which may be material.

        For the fiscal year ended June 30, 2005, PIP.America has paid $2,161,775 with respect to settlements under its product replacement program for products previously sold under its distribution agreement with Poly Implants Protheses S.A. ("PIP"), a third-party manufacturer of breast implants. Due to PIP.America's agreement with PIP, this amount has been recorded under the revolving promissory note as described in Note F, and therefore does not impact our reserve listed below.

        As of June 30, 2005 PIP.America and MediCor Aesthetics product replacement program consisted of:

Product Replacement Program
Balance at June 30, 2004	$2,057,991
Accruals for replacement obligations during the period	1,107,856
Settlements made during the period	(2,161,775)

Balance at June 30, 2005	$1,004,072

Shipping and Handling Costs

        The Company's shipping and handling costs are included under cost of sales.

Research and Development

        Research and development costs are expensed by the Company as incurred, including the costs of clinical studies and other regulatory approval activities.

Stock-Based Compensation

        The Company has adopted the provisions of SFAS No. 123 "Accounting for Stock-Based Compensation." In accordance with SFAS No. 123, MediCor has elected the disclosure-only provisions related to employee stock options and follows the intrinsic value method in Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB Opinion No. 25"), in accounting for stock options issued to employees. Under APB Opinion No. 25, compensation expense, if any, is recognized as the difference between the exercise price and the fair value of the common stock on the measurement date, which is typically the date of grant, and is recognized over the service period, which is typically the vesting period.

        The Company accounts for options and warrant grants to non-employees using the guidance prescribed by SFAS No. 123, Financial Accounting Standards Board ("FASB") Interpretation No. 44 "Accounting for Certain Transactions Involving Stock Compensation, and Interpretation of APB

No. 25" and Emerging Issue Task Force ("EITF") No. 96-18 "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or In Conjunction with Selling, Goods, or Services" ("EITF No. 96-18"), whereby the fair value of such option and warrant grants are measured using the fair value based method at the earlier of the date at which the non-employee's performance is completed or a performance commitment is reached.

        The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions SFAS No. 123 to stock-based employee compensation including the required disclosures of SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure—and Amendment of FASB Statement No. 123" ("SFAS No. 148").

	Year Ended June 30, 2005	Year Ended June 30, 2004
Net Loss, as reported	$(17,281,768)	$(16,566,773)
Add: Total stock-based non-employee compensation expense determined under fair value based method for all awards, net of related tax effects	179,297	74,157
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(640,402)	(494,157)

Pro forma net loss	$(17,742,873)	$(16,986,773)

Loss per share:
Basic and diluted—as reported	$(0.93)	$(0.94)
Basic and diluted—pro forma	$(0.97)	$(0.96)

        These pro forma amounts may not be representative of future disclosures since the estimated fair value of stock options is amortized to expense over the vesting period, and additional options may be granted in future years.

        The estimated fair value of each MediCor option granted is calculated using the Black-Scholes pricing model. The weighted average assumptions used in the model were as follows:

	2005	2004
Risk-free interest rate	3.50%	3.50%
Expected years until exercise	7 Years	7 Years
Expected stock volatility	50.0%	50.0%
Dividend yield	0%	0%

        At fiscal year end June 30, 2005 the Company had issued 267 shares of restricted Series A 8.0% Convertible Preferred Stock to consultants and an employee in lieu of cash as compensation to their fees and salary. There is no requirement of vesting, the only restriction being that the shares and the underlying common stock into which they are convertible are not registered under the Securities Act. The liquidation preference of the preferred stock is $367,000 and, based on the conversion price of the preferred stock of $3.85, the number of common shares issuable upon conversion is 69,351. Compensation expense of $267,000 was recorded in the year ended June 30, 2005.

Income Taxes

        Deferred income tax assets or liabilities are computed based on the temporary differences between the financial statement and income tax bases of assets and liabilities using the statutory marginal income tax rate in effect for the years in which the differences are expected to reverse. Deferred income tax expenses or credits are based on the changes in the deferred income tax assets or liabilities from period to period. A valuation allowance against deferred tax assets is required if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The valuation allowance should be sufficient to reduce the deferred tax asset to the amount that is more likely than not to be realized.

Effects of Recent Accounting Pronouncements

        In January 2003, the FASB issued Interpretation No. 46 "Consolidation of Variable Interest Entities." A variable interest entity ("VIE") is one where the contractual or ownership interest in an entity change with changes in the entity's net asset value. This interpretation requires the consolidation of a VIE by the primary beneficiary, and also requires disclosure about VIEs where an enterprise has a significant variable interest but is not the primary beneficiary. At the effective date, the Company has not entered into any VIEs.

        In July 2004, FASB released draft abstract EITF Issue No. 04-08, "The Effect of Contingently Convertible Debt on Diluted Earnings per Share" ("EITF No. 04-08"), for comment. The objective of EITF No. 04-08 is to provide guidance for whether contingently convertible debt instruments should be included in diluted earnings per share calculations. The draft abstract reflects the EITF's tentative conclusion that contingently convertible debt should be included in diluted earnings per share calculations regardless of whether or not the trigger price has been reached. In its September meeting, the EITF confirmed the July conclusion, and the guidance becomes effective December 15, 2004. The Company does not believe the impact of EITF No. 04-08 is significant to its results of operations or financial position. The Company adopted the guidance in the year ended June 30, 2005.

        In November 2004, the FASB issued SFAS No. 151, "Inventory Costs—An Amendment of ARB No. 43, Chapter 4" ("SFAS No. 151"). SFAS No. 151 requires abnormal amounts of idle facility expense, freight, handling costs, and wasted material be recognized as current-period charges. In addition, SFAS 151 requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is applicable to fiscal years beginning after June 15, 2005. The Company does not anticipate the adoption of SFAS 151 will have a material impact on its financial position or results from operations.

        In December 2004, FASB issued Statement of Financial Accounting Standards SFAS No. 123R, "Share-Based Payment", which establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. A key provision of this statement is the requirement of a public entity to measure the cost of employee services received in exchange for an award of equity instruments (including stock options) based on the grant date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award (i.e., the requisite service period or vesting period). This standard becomes effective for the Company July 1, 2006 as the Company is currently a small business issuer.

        In May 2005, FASB issued Statement of Financial Accounting Standards SFAS No. 154, "Accounting Changes and Error Corrections" ("SFAS No. 154"), which replaces APB Opinion No. 20, Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. This pronouncement applies to all voluntary changes in accounting principle, and revises the requirements for accounting for and reporting a change in accounting principle. SFAS No. 154 requires retrospective application to prior periods' financial statements of a voluntary change in accounting principle, unless it is impracticable to do so. This pronouncement also requires that a change in the method of depreciation, amortization, or depletion for long-lived, non-financial assets be accounted for as a change in accounting estimate that is affected by a change in accounting principle. SFAS No. 154 retains many provisions of APB Opinion 20 without change, including those related to reporting a change in accounting estimate, a change in the reporting entity, and correction of an error. The pronouncement also carries forward the provisions of SFAS No. 3 which govern reporting accounting changes in interim financial statements. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Statement does not change the transition provisions of any existing accounting pronouncements, including those that are in a transition phase as of the effective date of SFAS No. 154. The Company intends to apply the provisions of this statement effective July 1, 2006.

Note C—Major Customer

        During the year ended June 30, 2005, two different distributor customers accounted for 11.5% and 11.7%, respectively, of the Company's consolidated revenue. Revenue related to these two distributors for the year ended June 30, 2004 is not comparable due to the acquisition of Eurosilicone. As these two distributors make up approximately 23% of our consolidated revenue, we are currently financially dependant on their sales. However, as with other distributors and with our direct sales, our ultimate customers are the doctors that implant or use our products. If either of these distributors were to decide to no longer sell our product, the Company would seek either to replace them, as we have done in some markets from time to time, or begin selling direct in those markets, as we have done in various markets and as we are currently doing in some of our targeted markets.

Note D—Cash and Cash Equivalents

        All highly liquid investments with original maturities of three months or less at the date of purchase are considered to be cash equivalents.

Note E—Accounts Receivable

        Accounts receivable at June 30, 2005 consisted of:

June 30, 2005
Accounts receivable	$7,933,089
Allowance for doubtful accounts	(1,365,613)

Total	$6,567,476

        Changes in allowance for doubtful accounts are as follows:

Balance July 1, 2004	$213,021
Provisions/(recovery)	1,152,592
Write-offs	—

Balance June 30, 2005	$1,365,613

Note F—Notes Receivable

        Notes receivable at June 30, 2005 consisted of:

June 30, 2005
Notes receivable	$2,778,584
Allowance for doubtful accounts	(2,778,584)

Total	$—

        Poly Implants Protheses S.A. ("PIP"), a third-party manufacturer of breast implants located in France issued to the Company's PIP.America subsidiary a revolving promissory note for certain sums to come due to PIP.America based on PIP.America's and the manufacturer's administration of product replacement and product replacement related claims. These amounts had been fully reserved for, with an allowance for doubtful account, due to the lack of payment and uncertain prospect of collection.

Note G—Inventories

        Inventories at June 30, 2005 consisted of:

June 30, 2005
Raw Materials	$758,293
Work in Process	363,925
Finished Goods	2,754,617

Total	$3,876,835

Note H—Property and Equipment

        Property and equipment at June 30, 2005 consisted of:

June 30, 2005
Automobiles	$86,043
Computer equipment and tools and dies	327,634
Furniture, fixtures and equipment	470,974
Land	144,972
Leasehold improvements	107,747
Machinery and equipment	690,176

Subtotal	1,827,546
Accumulated depreciation	(686,499)

Total	$1,141,048

        Depreciation expense was $463,679 for the year ended June 30, 2005 and $132,027 for the year ended June 30, 2004. The increase is due to the depreciation of the acquired assets of Eurosilicone.

Note I—Goodwill and Other Intangibles

        Goodwill and other intangibles as of June 30, 2005 consisted of:

June 30, 2005
Goodwill	$33,400,363
Customer-related intangibles	4,480,820
Distribution agreements	225,000
Non-compete	130,000
Patents	3,000,000
Supply agreement	125,000
Trademarks/Tradenames	120,128
Other	3,248,146

Subtotal	44,729,457
Accumulated Amortization—Goodwill	(41,973)
Accumulated Amortization—Customer-related intangibles	(818,922)
Accumulated Amortization—Distribution agreements	(97,500)
Accumulated Amortization—Non-compete	(130,000)
Accumulated Amortization—Patents	(463,289)
Accumulated Amortization—Trademarks/Tradenames	(21,313)
Accumulated Amortization—Other	(5,000)

(1,577,997)
Total	$43,151,460

        Amortization for the year ended June 30, 2005 was $976,835 compared to $356,317 from the prior period ended June 30, 2004. During the year ended June 30, 2005 the Company completed a re-valuation of our goodwill and determined that there was no impairment needed for this asset. We based this valuation on relevant comparable public company multiples of sales, EBITDA, and net income.

        During the year ended June 30, 2005, the Company wrote off one patent that carried a fair market value of $100,000 due to it being abandoned and subsequently expiring. A decision had been made not to pursue any efforts toward reinstatement, based upon an analysis of value and utility to the Company. The impaired loss of $74,129 is reported under other expenses on the consolidated statement of operations and comprehensive income (loss).

        The estimated amortization for the next five years consists of:

	June 30, 2006	June 30, 2007	June 30, 2008	June 30, 2009	June 30, 2010
Customer-related intangibles	$813,755	$813,755	$813,755	$813,755	$406,878
Distribution agreements	22,500	22,500	22,500	22,500	22,500
Patents	236,902	236,902	236,902	236,902	206,369
Trademarks	10,979	10,979	10,979	10,979	10,979
Other	—	—	—	—	—

Total	$1,084,136	$1,084,136	$1,084,136	$1,084,136	$646,726

Note J—Leased Property under Capital Leases

      The following is an analysis of the leased property under capital leases by major classes. All of this property is located in France as a part of our Eurosilicone subsidiary, except for the copier which is located at the Company's corporate office:

June 30, 2005
Buildings	$4,048,143
Vehicles	347,717
Copier	24,138

Subtotal	4,419,997
Accumulated Depreciation	(359,444)

Subtotal	(359,444)
Total	$4,060,553

        For the fiscal year ended June 30, 2005 depreciation expense was $359,444.

        The following is a schedule by years of future minimum lease payments under capital leases that have initial or remaining non-cancelable lease terms in excess of one year as of June 30, 2005:

Year ended June 30,	Amount
2006	$513,283
2007	437,549
2008	396,568
2009	359,356
2010	307,451
Later years	575,227

Total minimum payments required	$2,589,434

Note K—Deposits and Advances for Acquisitions

        Deposits at June 30, 2005 totaled $96,180. These are security deposits on office leases and with local utility companies.

        Other assets consisted of security investments of $41,480 and debt acquisition costs of $577,436 at June 30, 2005.

Note L—Accrued Expenses

        Accrued expenses and other current liabilities at June 30, 2005 consisted of:

June 30, 2005
Consulting	$296,647
Legal settlements	521,160
Wages and paid leave	1,074,023
Product replacement reserve	1,004,072
Other	481,904

Total	$3,377,806

        Consulting fees consisted of amounts relating to various consulting agreements.

        Other accrued expenses included employee benefits and other miscellaneous accrued expenses.

        Long-term accrued liabilities at June 30, 2005 consisted of $517,356 for a legal settlement.

Note M—Convertible Debentures

        Long-term convertible debentures at June 30, 2005 were $300,000. During the year ended June 30, 2005, $100,000 was repaid.

        These convertible debentures are convertible after one year and at the 18-month, 24-month, 30-month and 36-month anniversary of the issuance date at the holder's discretion to shares of Company common stock at a price equal to the greater of $5.00 or seventy-five percent (75%) of the daily weighted average trading price per share of the Company's common stock over a period of twenty (20) trading days prior to the conversion date. These convertible debentures mature between April 2006 and August 2006.

        During the fiscal year ended June 30, 2005, we did not incur any costs relating to these convertible debentures.

Note N—Notes Payable

        Short-term notes payable of $1,853,523 at June 30, 2005 consisted of the bank term loan from BNP Paribas. The Company also has an outstanding balance at June 30, 2005 of $50,533,489 under a note payable to an affiliate, as described in Note O.

        During the third quarter ended March 31, 2005, the Company drew an additional $3,965,559 from a bank term loan for the performance payments to the previous shareholders as described in Note U. No additional amounts were drawn down in the quarter ended June 30, 2005. The short-term portion of this debt is $566,508 and the remaining $3,399,051 will be required to be paid back in the next six years.

        Long-term notes payable consisted of a bank term loan in the amount of $11,125,919 for a term of seven years denominated in Euros with an annual interest rate based on nine-month Libor plus 2.25%. The variable interest rate as of June 30, 2005 was 4.35%. In addition, we have several notes which ranged from $158,094 to 324,129 with terms of between nineteen months and four years, with annual rates of interest between 3.39% 5.25%.

        Future maturities of long-term debt are as follows:

Year ended June 30,	Amount
2006	$2,336,566
2007	2,105,772
2008	2,008,861
2009	1,854,320
2010	1,854,320

Subtotal	10,159,839
Payments due beyond 2010	1,854,320

Total	$12,014,159

Note O—Related Party Transactions

        International Integrated Industries, LLC ("LLC") is a family holding company in which the chairman of the Company, Mr. Donald K. McGhan, has a controlling interest. Neither the Company nor any of its subsidiaries have any direct ownership in LLC. LLC acted on behalf of the Company by funding significant expenses incurred for which the Company has a revolving loan agreement as shown on the Company's Balance Sheet of $50,533,489 at June 30, 2005. The outstanding balance of the note payable accrues interest at an annual interest rate of ten percent (10%). During the year ended June 30, 2005, LLC advanced $22,090,000 to the Company, of which $5,872,912 was repaid. Interest expense relating to this note payable was $4,510,969. The unpaid liability for these expenses are included in the Company's note payable to affiliates, which is contained in the financial statements presented herein. The Company had a commitment from LLC to fund operating shortfalls as necessary for fiscal 2006.

        In October 2003, the Company entered into a reimbursement agreement with Global Aviation Delaware, LLC, company controlled by the Company's chairman for the reimbursement of expenses incurred in the operation of its private plane when used for MediCor business. The reimbursement agreement is effective for expenses incurred for MediCor business purposes. The Company recognized a total of $637,670 for the fiscal year ended June 30, 2005 in expenses pursuant to the reimbursement agreement. This amount represents sales 14.7% of the annual operating costs of the entity, and the Company has no minimum guarantees or guarantee of debt for this company. All expenses recognized pursuant to the reimbursement agreement have been included by the Company in selling, general, and administrative expenses. Under this agreement, only costs directly tied to MediCor's use of the plane asset are reimbursable to the lessor. All other operating costs (such as fuel, pilot wages, foot, etc.) are paid directly by the Company through a service agreement we have with NexGen Management, a company controlled by its Chairman. All disbursements to this agent occur only when the plane is used for MediCor business purposes. The Company recognized a total of $496,015 for the fiscal year ended June 30, 2005 in expenses pursuant to the service agreement with NexGen Management. The Company has no minimum guarantees or guarantee of debt for this company. All expenses recognized pursuant to the service agreement have been included by the Company in selling, general, and administrative expenses.

Note P—Federal Income Taxes

        The Company follows SFAS No. 109 for reporting income taxes. The expense (benefit) for income taxes reflected in the Consolidated Statements of Operations for the Company for the periods noted consist of:

	June 30, 2005	June 30, 2004
Current
Net loss	$(6,077,606)	$(5,592,408)
Foreign income tax on subsidiary	542,555	—

	(5,535,051)	(5,592,408)

Deferred
Allowance for bad debts	(1,233,094)	895,684
Product replacement reserve	244,680	(75,040)
Depreciation and amortization	(85,000)	(102,000)

	(1,073,414)	718,644

Total benefit	(6,608,465)	(4,873,764)

Less allowance for realization of deferred tax asset	7,151,020	(4,873,764)
State taxes, net of federal benefit	—	1,737

Total tax expense	$542,555	$1,737

        The current tax expense for the fiscal year ended June 30, 2005, resulted from income tax paid on a foreign subsidiary. As of June 30, 2005, the Company recorded an allowance of $18,517,008 against certain future tax benefits, the realization of which is currently uncertain. The deferred differences related to certain accounts receivable, accrued product replacements, and depreciation/amortization not currently deductible as expenses under IRS provisions. Although the Company recorded this allowance to the deferred tax assets, the Company may still utilize the future tax benefits from net operating losses for 20 years from the year of the loss to the extent of future taxable income. The estimated net operating losses for tax purposes of approximately $25 million will expire over several years ending in 2024.

        Primary components of the deferred tax asset as of June 30, 2005 were approximately as follows:

June 30, 2005
Computed expected income tax asset/(liability) at 34%	$6,077,606
Adjustments
Net operating loss	10,325,250
Allowance for bad debt	1,409,027
Product replacement reserve	455,037
Depreciation and amortization	250,088

Income tax benefit	$18,517,008
Less allowance for realization of deferred tax asset	(18,517,008)
Deferred tax asset, net	$—

Note Q—Preferred Stock

        The Company authorized a series of 45,000 shares of preferred stock designated as Series A 8.0% Convertible Preferred Stock ("Series A Preferred") on July 5, 2004. The Series A Preferred has a par value of $.001 per share with a liquidation preference of $1,000 per share. In the event of liquidation, shareholders of the Series A Preferred shall be entitled to receive priority as to distribution over common stock. The Series A Preferred stock is convertible into common stock at any time at a conversion price of $3.85 per share until June 30, 2010, subject to potential adjustment through the increase of the Series A Preferred liquidation preference in the event certain EBITDA or common stock value targets are not met. On June 30, 2011 all unconverted shares to common stock will be subject to a mandatory redemption. The redemption price of $1,000 per share plus $1,000 per whole share for all accrued and unpaid paid-in-kind dividends and any other accrued and unpaid dividends whether or not declared which amount will be payable by the Company in cash. At June 30, 2005, the Company had outstanding an aggregate of 6,219 shares, issued for aggregate consideration of $6,573,258.

Note R—Loss per Share

        A reconciliation of weighted average shares outstanding, used to calculate basic loss per share, to weighted average shares outstanding assuming dilution, used to calculate diluted loss per share, follows:

	Year-Ended June 30, 2005			Year-Ended June 30, 2004
	Income (Numerator)	Shares (Denominator)	Per-Share Amount	Income (Numerator)	Shares (Denominator)	Per-Share Amount
Net Income (Loss)
before preferred stock dividends	(15,897,233)			(16,447,827)
Less: Preferred stock dividends	1,147,078			118,946
Basic EPS	(17,044,311)	18,233,175	(0.93)	(16,566,773)	17,633,120	(0.94)
Effect of dilutive securities

Diluted EPS	$(17,044,311)	18,233,175	(0.93)	$(16,566,773)	17,633,120	(0.94)

        4,286,569 common equivalent shares have been excluded from the computation of diluted earnings per share because their effect would be anti-dilutive.

Note S—Stock Options and Warrants

        The Company has a stock option plan for key employees and consultants. There were 4,242,680 shares reserved for issuance pursuant to the Company's stock option plan and up to 4,100,000 shares were reserved for issuance pursuant to stand-alone options granted in connection with employment agreements.

        The Company's share option activity and related information is summarized below:

	Options	Weighted Average Exercise Price
Outstanding Options at July 1, 2004	2,369,688	$2.99
Granted	1,920,000	$3.48
Exercised	(297,616)	$1.80
Cancelled	(62,134)	$1.61

Outstanding Options at June 30, 2005	3,929,938	$3.34

Options exercisable at end of period	496,791	$3.62

        The following table summarizes information about stock options outstanding at June 30, 2005:

Outstanding				Exercisable
Range of Exercise Prices	Number of Options	Weighted Average Remaining Years of Contractual Life	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
$1.00 - $2.01	749,938	4.5	$1.73	49,708	$1.61
$3.00 - $3.80	2,180,000	5.8	$3.48	226,250	$3.46
$4.15 - $4.30	1,000,000	5.9	$4.24	220,833	$4.24

Note T—Business Segment Information

       The Company is a corporate entity with a number of wholly-owned, autonomous subsidiaries which operate as single business units in a single segment across multiple geographic locations within the U.S. and internationally and, as such, does not have multiple segments to report. For the year ended June 30, 2005, sales from breast implant and other implants accounted for about 94%, whereas sales from scar management product contributed less than 6%. Revenues from customers and distributors attributable to various foreign countries outside the U.S were material and equaled about 95% of total sales, with the largest country (Brazil) accounting for about 15% of sales. Additionally, a significant amount of revenues and costs are Euro denominated. Long-lived assets attributable to various foreign countries outside the U.S. were material and equaled about $38 million, located in France. Amounts attributable to the U.S. were approximately $8 million.

Note U—Commitments and Contingencies

        The Company has received a written commitment from LLC, an affiliate of its chairman, to provide sufficient cash to fund any operating loss through July 1, 2006. The same entity has provided the Company an aggregate of over $67 million in funding from the Company's inception through June 30, 2005. The future funding may take the form of debt or equity or a combination thereof.

        The Company's PIP.America subsidiary has a distribution agreement with Poly Implants Protheses S.A. ("PIP"), a third-party manufacturer of breast implants located in France. This agreement covers the sale by PIP.America of PIP's saline, pre-filled breast implant products in North America; although no sales were reported in the year ending June 30, 2005 because these products are not currently approved for distribution in North America. Previously, the manufacturer was undertaking the process of securing FDA approval for these products. At March 30, 2004, PIP.America had $3,444,802 of accounts receivable from the manufacturer, representing amounts owed to PIP.America under the terms of the distribution agreement. These amounts have been fully reserved for, with an allowance for doubtful account, due to the lack of payment and uncertain prospect of collection. Effective March 30, 2004, PIP.America and the manufacturer amended the distribution agreement to provide for, among other things, transferring administration, funding and ownership of the pre-market approval application process to PIP.America. The amendments obligate PIP.America to fund the ongoing clinical and regulatory costs and expenses. The amount and timing of these costs is unknown and may be material. Although we anticipate submission of the completed PMA application during 2006, there can be no assurance of timing, reviw or decision concerning the PMA application. Concurrently, the manufacturer issued to PIP.America a revolving promissory note for certain sums to come due to PIP.America based on PIP.America's and the manufacturer's administration of product replacement and product replacement related claims. The principal amount under the note as of June 30, 2005 was $2,778,584.

        The Company's Eurosilicone Holdings SAS subsidiary may be committed to make additional performance payments to the previous shareholders of Eurosilicone, over the next two years, in connection with revenue targets. These payments might be as high as €3,000,000 for each year, or a total of €6,000,000. Eurosilicone Holdings SAS plans on funding these amounts under the commitments of the bank loan described under Note N. During the quarter ended March 31, 2005 such a payment was made and funded under the bank loan agreement in the amount of $3,965,559.

        In October 1999, Case No. 99-25227-CA-01 June 2000 Case No. 00-14665-CA-01, and July 2003, Case No. 0322537-CA-27, separate but related complaints were filed by Saul and Ruth Kwartin, Steven M. Kwartin, and Robert and Nina Kwartin respectively, against our PIP.America subsidiary as co-defendant with PIP/USA, Inc. and Poly Implants Protheses, S.A., each unaffiliated with MediCor, and Jean Claude Mas, Jyll Farren-Martin and our chairman, personally, in the Circuit Court of Miami-Dade County, Florida. Also in September 2003, another member of the same family filed Case No. 03-15006-CA-09, again alleging similar claims on his own behalf. The Kwartin family members' claims are primarily premised on allegations that plaintiffs are shareholders of PIP/USA, Inc. ("PIP/USA") or have statutory and common law rights of shareholders of PIP/USA as a result of loans or investments allegedly made to or into PIP/USA or a third party or under an alleged employment agreement. Plaintiffs allege that, as a result, they have certain derivative or other rights to an alleged distribution agreement between Poly Implants Prostheses, S.A. ("PIP-France") and PIP/USA. Plaintiffs claim, among other things, that III Acquisition Corporation ("PIP.America") and its chairman tortiously interfered with that agreement and with plaintiffs' other alleged rights as lenders, investors, shareholders, quasi-shareholders or employees of PIP/USA or other entities. In addition to monetary damages and injunctive relief, plaintiffs seek to reinstate the alleged distribution agreement between PIP/USA and PIP-France and invalidate PIP.America's distributor relationship with PIP-France. It is PIP.America's position that the Kwartin litigations are within the scope of the indemnification agreements.

        MediCor Ltd. et al. v. Edward Lower III, (United States District Court for the District of Nevada, Case No. CV-S-05-0876-PMP). In June 2005, Edward V. Lower III, the former president of the Corporation's International Integrated Incorporated subsidiary, filed a demand for arbitration with the American Arbitration Association based on alleged breaches of a purported employment agreement, seeking severance pay and other damages. The Company and its subsidiary dispute the alleged agreement on which Lower bases his claims and as such its subsidiary filed suit in Nevada state court seeking a declaratory judgment that the alleged employment agreement does not govern the relationship between the parties and that the Company and its subsidiary have no obligations under the agreement as alleged by Lower. Because of the institution of the state court action, the pending arbitration was stayed for a period of 60 days until September 5, 2005 to permit the Company to obtain a stay of arbitration from the court. In July 2005, Lower removed this state action to the United States District Court for the District of Nevada and subsequently filed a motion to compel arbitration and dismiss the declaratory relief complaint. This is the action referenced above. The motion is set to be heard on October 3, 2005. The Company believes that the arbitration demand is without merit and the Company has reserved for what it believes are the correct balances owed Lower. Nevertheless, until the Court rules on the pending motions and addresses the merits of the Corporation's complaint for declaratory relief, there can be no assurance as to the ultimate resolution of this case or the liability of the Company or its subsidiary, if any, in connection herewith.

        Peggy Williams v. PIP/USA, Inc., Case No. 03 CH 9654, Jessica Fischer Schnebel, et al. v. PIP/USA, Inc., Case No. 03CH07239, Dawn Marie Cooper, et al. v. PIP/USA, Inc., Case No. 03CH11316, Miriam Furman, et al. v. PIP/USA, Inc., Case No. 03CH10832 and Karen S. Witt, et al. v. PIP/USA, Inc., Case No. 03CH12928 were filed in the Circuit Court of Cook County, Chancery Division, in or around July 2003. Counsel for Jessica Fischer Schnebel, et al. v. PIP/USA, Inc., Case No. 03CH07239 amended her class action complaint to include plaintiffs from the other four cases, and each of the others has been voluntarily dismissed. The consolidated amended complaint contains counts alleging product liability, breach of the implied warranties of merchantability and fitness for a particular purpose, violation of the Illinois Consumer Fraud Act and third-party beneficiary status. Unspecified monetary damages, exemplary damages and attorneys fees and costs are sought. PIP.America has filed a motion seeking to dismiss all counts but the third-party beneficiary claim. Plaintiffs deposed Medicor witnesses in January of 2005 and then sought additional documents from Medicor, which were recently provided to plaintiffs. Plaintiffs have now asked to file a written response to PIP.America's pending motion to dismiss. A ruling on the motion is expected by November of 2005. At the request of the judge, PIP.America will seek to defeat the class certification attempt plaintiffs have made after the motion to dismiss is ruled upon. Poly Implants Protheses, S.A., a defendant in the Schnebel litigation, has agreed that it will indemnify PIP.America for any losses PIP.America may suffer as a result of the Illinois litigation.

        On December 23, 2004, Europlex, a Mexican company, purported to file a lawsuit against Eurosilicone SAS, one of our French subsidiaries, in the Avignon Commercial Court in France, alleging that Eurosilicone implicitly terminated a distribution agreement between the parties by failing to deliver products ordered by Europlex pursuant to the agreement, among other allegations. As a result of these allegations, Europlex claims damages in amount of approximately $4,000,000 Euros. A status hearing has been set for October 14 in Avignon. We believe the suit is without merit and intend to vigorously defend against the alleged claims.

        Though it is not yet possible to predict the outcome of the cases described above, MediCor and its subsidiaries, as applicable, have denied plaintiffs' allegations and are vigorously defending themselves upon the merits of each lawsuit and against certification of any class. While MediCor and its subsidiaries are desirous to honor their respective obligations under our product replacement programs, the purported class action case above includes two distinctly different types of claims. The first of these arise from products sold by PIP/USA, Inc., with whom neither MediCor nor any of its affiliates are affiliated. This company sold implants manufactured by Poly Implants Protheses, S.A. prior to PIP.America's entry into the U.S. market, which occurred in late 1999. Because PIP.America did not sell these products, PIP.America similarly did not warrant these products. The next claims arise from products sold by PIP.America and associated to the product replacement program administered by PIP.America. With respect to claims arising from products sold by PIP.America, PIP.America is administering and fulfilling its obligations to its customers in the ordinary course of business, and for which it has taken appropriate reserves. Other than a limited, $500 portion of certain of its own product replacement claims that it is administering, PIP.America is indemnified by PIP/USA, Inc., Poly Implants Protheses, S.A., and Poly Implants Protheses, S.A.'s President, Jean Claude Mas, personally, from all claims, including those asserted above.

        PIP.America either already has, or is in the process of, asserting its indemnification claims and, in the event of an adverse judgment in any case, PIP.America intends to seek the benefits of this indemnity. As a result, we believe the costs associated with these matters will not have a material adverse impact on our business, results of operations or financial position.

        MediCor and its subsidiaries have been and will continue to be periodically named as a defendant in other lawsuits in the normal course of business, including product liability and product warranty claims. In the majority of such cases, the claims are dismissed, or settled for de minimis amounts. Litigation, particularly product liability litigation, can be expensive and disruptive to normal business operations and the results of complex proceedings can be very difficult to predict. Claims against MediCor or its subsidiaries have been and are periodically reviewed with counsel in the ordinary course of business. We presently believe we or our subsidiaries have meritorious defenses in all lawsuits in which we or our subsidiaries are defendants, subject to the subsidiaries' continuing product replacement obligations, which the subsidiaries intend to continue to satisfy. While it is not possible to predict the outcome of these matters, we believe that the costs associated with them will not have a material adverse impact on our business, results of operations or financial position.

        The Company leased office, manufacturing and warehouse facilities and office equipment under various terms. Lease expenses amounted to $509,476 and $387,247 for the years ended June 30, 2005 and 2004, respectively. Future minimum lease payments are approximated as follows:

Year ended June 30,	Amount
2006	237,757
2007	247,027
2008	163,446

Note V—Acquisitions

        On July 5, 2004, the Company, through its Eurosilicone Holdings SAS subsidiary, acquired all of the capital stock of Eurosilicone, a privately-held breast implant manufacturer based in Apt, France. The financing for the acquisition was provided primarily by additional loans from International Integrated Industries, LLC, an affiliate of the Company's chairman. The Company may also be obligated to make additional performance payments based on revenue targets over the next two years (as more fully described in Note U). The primary reasons for acquiring Eurosilicone include its historical sales, cash flow and market share of the breast implant industry, its manufacturing facilities and its product line. Due to the relatively low book value of its current and fixed assets, as compared to the purchase price, this resulted in a significant amount of goodwill. There was no initial allocation of this amount to intangible assets, because no patents were acquired and the other relevant assets (e.g., customer-related, marketing-related, contracts) were initially determined to be insignificant and immaterial. However, the Company has evaluated this in detail and has determined that about $4.4 million of the purchase price is attributable to customer related intangible assets, pursuant to EITF 02-17 and SFAS No. 141.

        The financial statements reflect various purchase price allocations. In accordance with SFAS No. 141, "Business Combinations" ("SFAS No. 141"), the total purchase price was allocated to the tangible and intangible assets of Eurosilicone based upon their estimated fair values at the acquisition date with the excess purchase price allocated to goodwill. The purchase accounting adjustments made are based upon currently available information. Accordingly, the actual adjustments recorded in connection with the final purchase price allocation have been finalized.

        The following table summarizes the components of the total purchase price and the allocation as of the date of acquisition and updated as of June 30, 2005:

	Book Value of Assets Acquired/ Liabilities Assumed	Purchase Price Adjustments		Preliminary Fair Value
Cash and cash equivalents	$1,929,698	$—		$1,929,698
Accounts receivable	5,625,350	(672,563	)(a)	4,952,787
Inventory	2,654,043	639,936	(c)	3,293,979
Other current assets	96,909	—		96,909

Total current assets	10,306,000	(32,627)		10,273,373
Property, plant and equipment	801,085	—		801,085
Leased property under capital leases	4,048,560	84,804	(d)	4,133,364
Customer-related intangibles	—	4,475,653	(e)	4,475,653
Trademarks	49,917	59,877	(f)	109,794
Goodwill	—	28,138,011	(g)	28,138,011
	—	3,965,559	(i)	3,965,559
Other long term assets	481,981	—		481,981

Total assets	$15,687,543	$36,691,277		$52,378,820

Accounts payable	2,774,978	—		2,774,978
Notes payable	367,742	—		367,742
Obligations under capital leases	554,217	—		554,217
Other current liabilities	1,607,362	204,480	(c)	1,811,842
Long term notes payable	745,304	—		745,304
Long term obligations under capital leases	1,977,901	331,475	(d)	2,309,466
Long term accrued liabilities	—	517,356	(c)	517,356
Shareholders equity	7,659,949	(7,659,949	)(b)	—
		39,332,356	(h)	39,332,356
		3,965,559	(i)	3,965,559

Total Liabilities and Shareholders' equity	$15,687,543	$36,691,277		$52,378,820

        In accordance with SFAS No. 142, goodwill will not be amortized and will be tested for impairment at least annually.

        The following adjustments have been reflected in the balance sheet.

  (a)
  To record an additional allowance for doubtful accounts as of the acquisition. In addition, to record a reserve against a short-term non-liquid deposit.

  (b)
  To eliminate historical shareholders' equity of Eurosilicone.

  (c)
  Reflects several one-time reserves as of the acquisition date, relating to inventory previously not recognized of $639,936. Also includes a legal settlement with a commercial agent for $517,536 incurred as contingency of the acquisition and an additional accrual for employee and product litigation of $204,480.

  (d)
  To place additional value on leased property based on the fair market evaluation performed on Eurosilicone's assets as of July 5, 2004 and to record the additional liability associated with the leased property.

  (e)
  To record the value of Eurosilcone's customer lists, contracts and related customer relationships.

  (f)
  To record the fair market value of Eurosilicone's trademark.

  (g)
  To reflect goodwill.

  (h)
  To record the purchase price of Eurosilicone.

  (i)
  To record performance payment required under the acquisition agreement which had occurred during the quarter ending March 31, 2005. Please see Note U for the possibility of additional performance payments.

        The following unaudited pro-forma financial information reflects the condensed consolidated results of operations of the Company as if the acquisition had taken place on July 1, 2003. The pro-forma financial information is not necessarily indicative of the results of operations had the transaction been effected on July 1, 2003.

	Year Ended June 30,
	2005	2004
Net sales	$26,958,547	$22,568,028
Net income / (loss)	(17,281,768)	(13,821,277)
Diluted (loss) earnings per common share	(0.93)	(0.78)

        On August 27, 2004, the Company completed the acquisition of privately-held Dermatological Medical Products and Specialties, S.A. de C.V., a distributor of aesthetic, plastic and reconstructive surgery devices in Mexico.

        On April 25, 2005, one of the Company's subsidiaries completed the purchase of selected assets and liabilities of privately-held Hutchison International, Inc., a third-party distributor of breast implants products in the United States for Biosil Limited. The completion of this transaction allowed the Company to, among other things, negotiate and ultimately enter into an exclusive distribution agreement directly with Biosil Limited for its breast implants in the United States. The acquisition itself will not have a significant impact on the operating results of the Company, since the operations have no existing revenue—pending FDA approval of the products. The various agreements call for payments in the form of stock and cash of about $3,000,003 as follows: cash payments of $625,000 and 366,667 shares of MediCor Ltd. common stock valued at $7.50, subject to future adjustment based on actual trading prices following approval for marketing the products in the United States.

        The purchase price resulted in a significant amount in other intangible assets and the Company is continuing to evaluate this in detail and anticipates that it will determine and place a fair value upon completion of such valuation. Until completion of such evaluation, the Company cannot currently estimate any purchase price allocations.

        The financial statements reflect various purchase price allocations. In accordance with SFAS No. 141, "Business Combinations" ("SFAS No. 141"), the total purchase price was allocated to the tangible and intangible assets of Hutchison International, Inc. based upon their estimated fair values at the acquisition date. The purchase accounting adjustments made are based upon currently available information. Accordingly, the actual adjustments recorded in connection with the final purchase price allocation may be updated according SFAS No. 141, and any such changes may be material.

        The following table summarizes the components of the total purchase price and the allocation as of the date of acquisition and updated as of June 30, 2005:

	Book Value of Assets Acquired/ Liabilities Assumed	Purchase Price Adjustments	Preliminary Fair Value
Employee advances	$39,782	$—	$39,782
Inventory	372,061	(372,061)	—	(a)
Property, plant and equipment	1,492	(1,492)	—	(b)
Intangibles	—	3,243,146	3,243,146	(c)

Total assets	$413,335	$2,869,593	$3,282,928

Short-term product replacement reserve	195,750	87,175	282,925	(d)
Shareholder's equity related to assets acquired	217,585	(217,585)	—	(e)
Purchase price		3,000,003	3,000,003	(f)

Total liabilities and shareholders' equity	$413,335	$2,869,593	$3,282,928

        The amounts contained in the purchase price allocation may change as additional information becomes available regarding the assets and liabilities acquired. The purchase price allocations are expected to be finalized before the year ended June 30, 2006. Any change in the fair value of the net assets may change the amount of the purchase price allocable to goodwill. The Company is continuing to evaluate this in detail and anticipates that it will determine and place a fair value upon completion of such valuation. Until completion of such evaluation, the Company cannot currently estimate any purchase price allocations.

  (a)
  Inventory is obsolete because no FDA Pre-Market Approval exists, and therefore no market for the product at present exists.

  (b)
  Office equipment appears to be obsolete and beyond its useful life.

  (c)
  Reflects initial determination of value associated with intangibles (specifically the distribution/supply agreement with Biosil). Amount may be impacted by other purchase accounting adjustments and finalization of intangible valuation under SFAS 141 which will be finalized within 1 year of acquisition.

  (d)
  Reflects additional amounts for reserve associated with product replacement program.

  (e)
  To eliminate shareholder's equity.

  (f)
  To record the purchase price, as follows: $250,000 of cash, and $2,750,003 in the form of common stock in MediCor (366,666 shares).

Note W—Subsequent Event

        On September 13, 2005, the Company agreed to acquire all of the capital stock of Biosil Limited and Nagor Limited, privately-held companies based in the U.K. in exchange for cash and stock. The closing of the acquisition is subject to customary closing conditions. The Company has filed a current report on Form 8-K on September 13, 2005 and on September 16, 2005 containing additional information related to this acquisition.

PART I—FINANCIAL INFORMATION

ITEM 1. CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

MediCor Ltd.
Consolidated Balance Sheet
March 31, 2006
(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$724,744
Account receivable, net of allowance of $1,173,675	7,511,114
Notes receivable, net of allowance of $3,386,109	—
Inventories	5,049,291
Prepaid expenses and other current assets	137,118

Total current assets	13,422,267
Property and equipment, net	4,976,997
Goodwill and other intangible assets, net	42,378,849
Deposits	1,145,720
Other assets	501,423

Total assets	$62,425,255

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$8,381,982
Accrued expenses and other current liabilities	3,997,227
Short-term note payable	16,818
Note payable to related party	60,686,257
Interest payable to related party	7,420,643
Current portion of long-term debt	2,871,212

Total current liabilities	83,374,139
Long-term debt, net of current portion	11,481,036

Total liabilities	94,855,175

Commitments and contingencies (Note T)
Preferred shares subject to mandatory redemption requirements	6,810,258
Stockholders' equity (deficit)
Common shares, $0.001 par value, 100,000,000 shares authorized, 21,114,939 shares issued, 21,094,641 shares outstanding and 20,298 shares retired	21,061
Additional paid in capital	27,570,016
Accumulated (deficit)	(65,562,602)
Accumulated other comprehensive loss	(1,268,653)

Stockholders' deficit	(39,240,178)

Total liabilities and stockholders' equity	$62,425,255

See accompanying notes to unaudited consolidated financial statements

MediCor, Ltd.
Consolidated Statements of Operations
Three Months Ended March 31, 2006 and 2005
(Unaudited)

	2006	2005
Net sales	$7,878,064	$7,130,409
Cost of sales	4,679,951	4,838,448

Gross profit	3,198,113	2,291,961
Operating expenses:
Selling, general and administrative
Salaries and wages	1,147,269	1,070,157
Other	3,515,693	3,300,906
Research and development	1,084,124	680,895

Operating loss	(2,548,973)	(2,759,997)
Non-operating expenses:
Net interest expense	1,531,370	1,152,087
Loss (gain) on foreign exchange transactions	(88,089)	2,889

Loss before income taxes	(3,992,254)	(3,914,973)
Income tax benefit	(307,772)	—

Net loss	(3,684,482)	(3,914,973)
Preferred dividends
Preferred dividends deemed	—	—
Preferred dividends in arrears Series A Preferred 8%	127,351	215,749

Net loss attributable to common stockholders	$(3,811,833)	$(4,130,722)

Net loss per share of common stock, basic and diluted	$(0.18)	$(0.23)
Weighted average number of shares outstanding, basic and diluted	20,766,268	18,146,056

See accompanying notes to unaudited consolidated financial statements

 MediCor, Ltd.
Consolidated Statements of Operations
Nine Months Ended March 31, 2006 and 2005
(Unaudited)

	2006	2005
Net sales	$20,521,373	$19,418,722
Cost of sales	13,500,691	11,572,363

Gross profit	7,020,682	7,846,359
Operating expenses:
Selling, general and administrative
Salaries and wages	4,519,296	3,407,126
Other	7,806,299	10,137,350
Research and development	2,569,837	1,882,084

Operating loss	(7,874,750)	(7,580,201)
Non-operating expenses:
Net interest expense	4,308,645	3,681,570
Loss (gain) on foreign exchange transactions	19,529	(218,774)

Income before income taxes	(12,202,924)	(11,042,997)
Income tax expense (benefit)	(167,691)	282,316

Net loss	(12,035,233)	(11,325,313)
Preferred dividends
Preferred dividends deemed	—	260,172
Preferred dividends in arrears Series A Preferred 8%	379,115	645,059

Net loss attributable to common stockholders	$(12,414,348)	$(12,230,544)

Net loss per share of common stock, basic and diluted	$(0.61)	$(0.68)
Weighted average number of shares outstanding, basic and diluted	20,484,105	18,112,930

See accompanying notes to unaudited consolidated financial statements

MediCor, Ltd.
Consolidated Statements of Cash Flows
Nine Months Ended March 31, 2006 and 2005
(Unaudited)

	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(12,035,233)	$(11,325,313)
Adjustments to reconcile net loss to net cash utilized by operating activities:
Depreciation and amortization	1,306,063	835,657
Provision for doubtful accounts	415,587	3,138,008
Inventory write down	—	350
Non-employee stock options	95,784	144,383
Employee preferred stock	—	80,000
Directors restricted common stock	26,500	53,000
Increase (decrease) in cash flows from changes in operating assets and liabilities, excluding the effects of acquisitions
Accounts receivables, net	(751,700)	(1,982,967)
Notes receivable	(607,525)	(2,053,897)
Inventories	(1,172,456)	(470,108)
Prepaid expenses and other current assets	95,692	689,804
Goodwill	—	(617,675)
Deposits	(1,049,540)	617,675
Other assets	117,493	(625,611)
Accounts payable	2,290,594	126,665
Accrued expenses and other current liabilities	(441,910)	630,708
Interest payable	3,810,735	1,893,353
Non-current accrued liabilities	(517,356)	—

Net cash used in operating activities	(8,417,272)	(8,865,968)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(308,848)	(805,721)
Acquisition of Laboratories Eurosilicone S.A., net of cash acquired	—	(12,760,150)
Acquisition of Deramedics, net of cash acquired	—	(75,000)

Net cash utilized in investing activities	(308,848)	(13,640,871)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of short-term debt	10,630,000	19,491,043
Proceeds from issuance of long-term debt	336,381	10,786,063
Proceeds from issuance of common stock	598,239	29,977
Proceeds from issuance of preferred shares subject mandatory redemption requirements	—	1,172,271
Payments on convertible debentures	(50,000)	(200,000)
Payments on short term debt	(477,232)	(5,872,912)
Payments on long-term debt	(2,376,322)	(513,628)
Payments of preferred shares dividends	(13,805)	—

Net cash provided by financing activities	8,647,261	24,892,814

MediCor, Ltd.
Consolidated Statements of Cash Flows
Nine Months Ended March 31, 2006 and 2005 (Continued)
(Unaudited)

	2006	2005
EFFECT OF TRANSLATION ON CASH AND CASH EQUIVALENTS	(1,031,196)	(596,348)
CHANGE IN CASH AND CASH EQUIVALENTS
Net increase (decrease) in cash and cash equivalents	(1,110,055)	1,789,627
Cash and cash equivalents at beginning of period	1,834,799	165,092

Cash and cash equivalents at end of period	$724,744	$1,954,719

SUPPLEMENTAL DISCLOSURE OF NON-CASH ACTIVITIES
Conversion of short-term debt to preferred stock	$—	$250,000
Conversion of long-term debt to common stock	$50,000	$75,000
Issuance of preferred stock to employees and consultants	$—	$80,000
Issuance of preferred stock in lieu of dividends	$237,000	$—
Issuance of common stock to directors	$—	$53,000
The Company purchased all of the capital stock of Laboratories Eurosilicone S.A. for $43,297,915. In conjunction with the acquisition, liabilities were assumed as follows:
Fair value of assets acquired	$—	$15,870,718
Goodwill	$—	$36,392,429
Less:Liabilities assumed	$—	$(8,965,232)

Cash paid for capital stock	$—	$43,297,915

Included in the fair value of assets acquired and liabilities assumed was $2,532,081 for capital lease obligations.
The Company purchased all of the capital stock of Dermatological Medical Products and Specialities, S.A. de C.V. for $75,000. In conjunction with the acquisition, liabilities were assumed as follows:
Fair value of assets acquired	$—	$75,000
Less: Liabilities assumed	$—	$—

Cash paid for capital stock	$—	$75,000

SUPPLEMENTAL CASH FLOW DISCLOSURES
Cash paid during the period for:
Interest	$653,361	$1,948,429
Income taxes	$484,823	$—

See accompanying notes to unaudited consolidated financial statements

MEDICOR LTD.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2006

Note A—Description of Business

        MediCor Ltd. (the "Company" or "MediCor") is a global health care company that acquires, develops, manufactures and markets products primarily for the aesthetic, plastic surgery and dermatology markets. Current products include breast implant products and scar management products. The Company's breast implant products are currently sold in approximately 85 countries, but are not sold in the United States or Canada. Our products are sold primarily in foreign (non-U.S.) countries and foreign sales are currently about 95% of total sales, with Brazil accounting for about 17% of sales. Breast implant and other implant products account for about 94% of total sals for the quarter ended March 31, 2006, while scar management products contributed approximately 6% of total sales. The Company sells its products to hospitals, surgical centers and physicians primarily through distributors, as well as through direct sales personnel.

        MediCor was founded in 1999 by chairman of the board Donald K. McGhan, the founder and former chairman and chief executive officer of Inamed Corporation, McGhan Medical and McGhan Limited. MediCor's objective is to be a leading supplier of selected international medical devices and technologies. To achieve this strategy, MediCor intends to build upon and expand its business lines, primarily in the aesthetic, plastic and reconstructive surgery and dermatology markets. MediCor intends to accomplish this growth through the expansion of existing product lines and offerings and through the acquisition of companies and other assets, including intellectual property rights and distribution rights.

Note B—Summary of Significant Accounting Policies

Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and all of its subsidiaries in which a controlling interest is maintained. All inter-company accounts and transactions have been eliminated. Certain prior period amounts in previously issued financial statements have been reclassified to conform to the current period presentation. The consolidated financial statements have been prepared in United States dollars.

Critical Accounting Policies and Use of Estimates

        The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities. On an on-going basis, the Company evaluates its estimates and judgments, including those related to revenue recognition, inventories, adequacy of allowances for doubtful accounts, valuation of long-lived assets and goodwill, income taxes, litigation and warranties. The Company bases its estimates on historical and anticipated results and trends and on various other assumptions that the Company believes are reasonable under the circumstances, including assumptions as to future events. The policies discussed below are considered by management to be critical to an understanding of the Company's financial statements. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. By their nature, estimates are subject to an inherent degree of uncertainty. Actual results may differ from those estimates.

Revenue Recognition

        The Company recognizes product revenue, net of sales discounts, returns and allowances, in accordance with Staff Accounting Bulletin No. 104, "Revenue Recognition" ("SAB No. 104") and Statement of Financial Accounting Standards No. 48, "Revenue Recognition When Right of Return Exists" ("SFAS No. 48"). These statements establish that revenue can be recognized when persuasive evidence of an arrangement exists, delivery has occurred and all significant contractual obligations have been satisfied, the fee is fixed or determinable, and collection is considered probable. The Company recognizes revenue upon delivery of product to third-party distributors and customers and does not allow for bill-and-hold sales. Due to the widespread holding of consignment inventory in the Company's industry, the Company also recognizes revenue when the products are withdrawn from consignment inventory in hospitals, clinics and doctors' offices. The Company does not offer price protection to its third-party distributors and customers and accept product returns only if the product is defective. Appropriate reserves are established for anticipated returns and allowances are based on product return history. The Company believes its estimate for anticipated returns is a "critical accounting estimate" because it requires the Company to estimate returns and, if actual returns vary, it could have a material impact on reported sales and results of operations. Historically the Company's estimates of return rates have not fluctuated from the actual returns by more than 1% to 2%.

Allowance for Doubtful Accounts

        MediCor maintains allowances for doubtful accounts for estimated losses resulting from the inability of some of its customers to make required payments. The allowances for doubtful accounts are based on the analysis of historical bad debts, customer credit-worthiness, past transaction history with the customer, current economic trends, and changes in customer payment terms. If the financial condition of MediCor's customers were to deteriorate, adversely affecting their ability to make payments, additional allowances may be required.

Inventories

        Inventories are stated at the lower of cost or market using the first-in, first-out ("FIFO") method. The Company may write down its inventory for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions.

Property and Equipment

        Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is recorded on the straight-line basis over the estimated useful lives of the assets, which range from three to ten years. Amortization of leasehold improvements is based upon the estimated useful lives of the assets or the term of the lease, whichever is shorter. Significant improvements and betterments are capitalized, while maintenance and repairs are charged to operations as incurred. Asset retirements and dispositions are accounted for in accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment and Disposal of Long Lived Assets" ("SFAS No. 144"), as described below.

Accounting for Long-Lived Assets

        The Company accounts for long-lived assets, other than goodwill, in accordance with the provisions of SFAS No. 144, which supersedes SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be disposed of." This statement creates one accounting model, based on the framework established in SFAS No. 121, to be applied to all long-lived assets including discontinued operations. Adoption of this statement had no material effect on the financial position or results of operations. SFAS No. 144 requires, among other things, that an entity review its long-lived assets and certain related intangibles for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. The Company believes the estimate of its valuation of long-lived assets is a "critical accounting estimate" because if circumstances arose that led to a decrease in the valuation, it could have a material impact on the Company's results of operations. With the exception of the impairment of a patent which was written off in June 2005, as described in Note I to the financial statements included in our annual report on Form 10-KSB, the Company does not believe that any other changes have taken place.

Goodwill and Other Intangible Assets

        Goodwill represents the excess of the purchase price over the estimated fair value of identified assets the businesses acquired. Other intangible assets are recorded at fair value and amortized over periods ranging from three to 20 years. The Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets" in January 2002. As a result, goodwill is no longer amortized, but is subject to a transitional impairment analysis and is tested for impairment on an annual basis. The test for impairment involves the use of estimates related to the fair values of the business operations with which goodwill is associated and is usually based on a market value approach. Other intangible assets are amortized using the straight-line method over their estimated useful lives and are evaluated for impairment under SFAS No. 144.

Product Replacement Programs

        III Acquisition Corp. d/b/a PIP.America ("PIP.America") and MediCor Aethetics, subsidiaries of the Company in the U.S., provide a product replacement program to surgeons for deflations of breast implant products for a period of ten (10) years from the date of implantation. For each deflation, the surgeon receives financial assistance plus a free implant replacement. Management estimated the amount of potential future product replacement claims based on statistical analysis. Expected future obligations are determined based on the history of product shipments and claims and are discounted to a current value, and this amount is reserved. Changes to actual claims, interest rates or other estimations could have a material impact on the statistical calculation which could materially impact the Company's reserves and results of operations. Although these products are not currently being sold (because they are in the process of obtaining FDA approval, as more fully described below), they were sold under a distribution agreement prior to November 2000 and a reserve for product replacements is maintained for the products sold in prior years. Eurosilicone, a subsidiary of the Company located in France, prior to July 1, 2005 did not provide a product replacement program or any similar program. Additionally, it had solely relied on third-party distributors. As a result, Eurosilicone did not maintain a reserve in prior years. During the quarter ending September 30, 2005, Eurosilicone began making formal commitments to third-parties for a product replacement program. Consequently, the Company has provided a reserve for this program under the same approach as described above. Changes to actual claims, interest rates or other estimations could have a material impact on the statistical calculation which could materially impact the Company's reserves and results of operations.

        For the quarter ended March 31, 2006, PIP.America paid $115,900 with respect to settlements under its product replacement program for products previously sold under its distribution agreement with Poly Implants Protheses S.A. ("PIP"), a third-party manufacturer of breast implants. For the quarter ended March 31, 2006, MediCor Aesthetics paid $2,000 with respect to settlements under its product replacement program for the products previously sold under is distribution agreement between Hutchison International, Inc. and Biosil Limited.

        As of March 31, 2006 the Company's product replacement program allowance consisted of:

Product Replacement Allowance
Balance at June 30, 2005	$1,004,072
Accrual for product replacement program expansion during the period	83,526
Settlements incurred during the period	(701,202)

Balance at March 31, 2006	$386,396

Shipping and Handling Costs

        Shipping and handling costs incurred by the Company are included under cost of sales.

Research and Development

        Research and development costs are expensed by the Company as incurred, including the costs of clinical studies and other regulatory approval activities.

Stock-Based Compensation

        The Company has adopted the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). In accordance with SFAS No. 123, MediCor has elected the disclosure-only provisions related to employee stock options and follows the intrinsic value method in Accounting Principals Board Opinion No. 25, "Accounting for Stock Issued to Employees, ("APB Opinion No. 25") in accounting for stock options issued to employees. Under APB Opinion No. 25, compensation expense, if any, is recognized as the difference between the exercise price and the fair value of the common stock on the measurement date, which is typically the date of grant, and is recognized over the service period, which is typically the vesting period.

        The Company accounts for options and warrant grants to non-employees using the guidance prescribed by SFAS No. 123, Financial Accounting Standards Board ("FASB") Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation, and Interpretation of APB No. 25," and Emerging Issue Task Force ("EITF") No. 96-18, Accounting for Equity Instruments That

Are Issued to Other Than Employees for Acquiring, or In Conjunction with Selling, Goods, or Services, ("EITF No. 96-18") whereby the fair value of such option and warrant grants are measured using the Fair Value Based Method at the earlier of the date at which the non-employee's performance is completed or a performance commitment is reached.

Income Taxes

        Deferred income tax assets or liabilities are computed based on the temporary differences between the financial statement and income tax bases of assets and liabilities using the statutory marginal income tax rate in effect for the years in which the differences are expected to reverse. Deferred income tax expenses or credits are based on the changes in the deferred income tax assets or liabilities from period to period. A valuation allowance against deferred tax assets is required if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The valuation allowance should be sufficient to reduce the deferred tax asset to the amount that is more likely than not to be realized.

Effects of Recent Accounting Pronouncements

        In December 2004, FASB issued Statement of Financial Accounting Standards SFAS No. 123(R), Share-Based Payment, which establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. A key provision of this statement is the requirement of a public entity to measure the cost of employee services received in exchange for an award of equity instruments (including stock options) based on the grant date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award (i.e., the requisite service period or vesting period).

        On April 14, 2005, the SEC approved a new rule that delays the effective date for SFAS 123(R) to fiscal years beginning after June 15, 2005, thereby rendering it effective as to the Company on July 1, 2006. The adoption of SFAS 123(R) is expected to have a material impact on the Company's consolidated net income and earnings per share.

        In May 2005, FASB issued Statement of Financial Accounting Standards SFAS No. 154, "Accounting Changes and Error Corrections" ("SFAS No. 154"), which replaces APB Opinion No. 20, "Accounting Changes and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements." This pronouncement applies to all voluntary changes in an accounting principle, and revises the requirements for accounting for and reporting a change in an accounting principle. SFAS No. 154 requires retrospective application to prior periods' financial statements of a voluntary change in accounting principle, unless it is impracticable to do so. This pronouncement also requires that a change in the method of depreciation, amortization, or depletion for long-lived, non-financial assets be accounted for as a change in accounting estimate that is affected by a change in accounting principle. SFAS No. 154 retains many provisions of APB Opinion 20 without change, including those related to reporting a change in accounting estimate, a change in the reporting entity, and correction of an error. The pronouncement also carries forward the provisions of SFAS No. 3 which govern reporting accounting changes in interim financial statements. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Statement does not change the transition provisions of any existing accounting pronouncements, including those that are in a transition phase as of the effective date of SFAS No. 154. The Company intends to apply the provisions of this statement effective July 1, 2006.

Note C—Interim Reporting

        The accompanying unaudited consolidated financial statements for the three and nine months ended March 31, 2006 and March 31, 2005, have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with instructions to Form 10-QSB and Item 310 of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals, unless otherwise indicated) considered necessary for a fair presentation of the results of operations for the indicated periods have been included. Certain amounts recorded in previous periods have been reclassified to conform to the current period presentation. Operating results for the nine months ended March 31, 2006 are not necessarily indicative of the results for the full fiscal year.

Note D—Major Customers

        During the three and nine months ended March 31, 2006, two different distributor customers accounted for 15% and 8%, respectively, of the Company's consolidated revenue. Revenue related to these two distributors for the three and nine months ended March 31, 2005 was 13% and 12%, respectively.

        As these two distributors make up approximately 23% of our consolidated revenue, we are currently financially dependant on their sales. However, as with other distributors and with our direct sales, our ultimate customers are the doctors that implant or use our products. If either of these distributors were to decide to no longer sell our product, the Company would seek either to replace them, as we have done in some markets from time to time, or begin selling direct in those markets, as we have done in various markets and as we are currently doing in some of our targeted markets.

Note E—Cash and Cash Equivalents

        All highly liquid investments with original maturities of three months or less at the date of purchase are considered to be cash equivalents.

Note F—Accounts Receivable

        Accounts receivable at March 31, 2006 consisted of:

March 31, 2006
Accounts receivable	$8,684,789
Allowance for doubtful accounts	(1,173,675)

Total	$7,511,114

        Changes in allowance for doubtful accounts are as follows:

Balance July 1, 2005	$1,365,613
Provisions	101,811
Write-offs/(recoveries)	(293,749)

Balance March 31, 2006	$1,173,675

Note G—Notes Receivable

        Notes receivable at March 31, 2006 consisted of:

March 31, 2006
Notes receivable	$3,386,109
Allowance for doubtful accounts	(3,386,109)

Total	$—

        Poly Implants Protheses S.A. ("PIP"), a third-party manufacturer of breast implants located in France, issued to the Company's PIP.America subsidiary a revolving promissory note for certain sums to come due to PIP.America based on PIP.America's and the manufacturer's administration of product replacement and product replacement related claims. These amounts have been fully reserved for, as an allowance for doubtful account, due to the lack of past payments and uncertain prospect of collection.

Note H—Inventories

        Inventories at March 31, 2006 consisted of:

March 31, 2006
Raw Materials	$1,113,563
Work in Process	305,973
Finished Goods	3,629,755

Total	$5,049,291

Note I—Property and Equipment

        Property and equipment at March 31, 2006 consisted of:

March 31, 2006
Buildings	$4,051,498
Machinery and equipment	1,697,721
Furniture and fixtures	475,926
Land	138,945
Leasehold Improvements	107,748

Property and equipment, gross	6,471,837
Less: Accumulated depreciation and amortization	(1,494,840)

Property and equipment, net	$4,976,997

        Depreciation and amortization expense was $169,240 for the three months ended March 31, 2006 and $107,733 for the three months ended March 31, 2005. Depreciation and amortization expense was $494,175 for the nine months ended March 31, 2006 and $391,648 for the same period a year ago.

Note J—Goodwill and Other Intangibles

        Goodwill and other intangibles as of March 31, 2006 consisted of:

March 31, 2006
Goodwill	$33,227,999
Customer-related intangibles	4,402,080
Supply agreements and other intangibles	3,673,146
Patents	3,000,000
Distribution and non-compete agreements	355,000
Trademarks and trade names	117,974

Intangible assets, gross	44,776,198
Accumulated amortization—goodwill	(41,973)
Accumulated amortization—customer-related intangibles	(1,436,093)
Accumulated amortization—supply agreements and other related intangibles	(5,000)
Accumulated amortization—patents	(640,328)
Accumulated amortization—distribution and non-compete agreements	(244,315)
Accumulated amortization—trademarks and trade names	(29,640)

Accumulated amortization	(2,397,350)
Intangible assets, net	$42,378,849

        Amortization expense for the three months ended March 31, 2006 was $275,530, compared to $84,799 for the prior period ended March 31, 2005. The amortization for the nine months ended March 31, 2006 was $811,888, compared to $259,814 with the prior period ended March 31, 2005.

        The supply agreement and other intangibles are purchase price adjustments that were a result of the acquisition selected assets of Hutchison International, Inc. The Company is continuing to evaluate these intangible assets in detail and anticipates that it will determine and place a fair value upon completion of such valuation by June 30, 2006. Until completion of such evaluation, the Company cannot currently estimate any purchase price allocations. The Company does expect that a majority of the intangibles will be related to the distribution agreement with Biosil Limited.

        The estimated amortization expense for the next five years consists of:

	Twelve months ending
	March 31, 2007	March 31, 2008	March 31, 2009	March 31, 2010	March 31, 2011
Customer-related intangibles	$813,755	$813,755	$813,755	$813,755	$610,316
Distribution agreements	22,500	22,500	22,500	22,500	20,625
Patents	236,902	236,902	236,902	236,902	236,902
Trademarks and trade names	10,979	10,979	10,979	10,979	10,979
Other	—	—	—	—	—

Total	$1,084,136	$1,084,136	$1,084,136	$1,084,136	$878,823

Note K—Deposits and Other Assets

        Deposits at March 31, 2006 totaled $1,145,720. The Company has $144,522 in security deposits on office leases, with local utility companies and $1,001,196 in expenses incurred during the acquisition process of Biosil Limited and Nagor Limited.

        Other assets consisted of debt acquisition costs of $501,423 at March 31, 2006.

Note L—Accrued Expenses

        Accrued expenses and other current liabilities at March 31, 2006 consisted of:

March 31, 2006
Wages, paid leave, and payroll related taxes	$2,633,933
Legal settlement	750,000
Product replacement reserve	386,396
Other	226,898

Total	$3,997,227

        The Company entered into a settlement with Europlex, S.A. de CV., agreeing to extinguish and release all claims, in exchange for future payments totaling $1,000,000, of which $250,000 has been paid, as described in Note T. Other accrued expenses included interest and other legal expenses.

Note M—Debt

        Long-term debt consisted of the following amounts:

March 31, 2006
Variable 6-month EURIBOR plus 2.25% euro-denominated note, with maturity in September 2011	$11,252,746
Convertible debentures	250,000
Obligations under capital leases	2,392,735
Other notes	456,767

14,352,248
Less: current maturities	(2,871,212)

Long-term debt	$11,481,036

        In September 2004, MediCor's ES Holdings subsidiary entered into an arrangement with a financial institution to borrow up to €16,400,000, at an interest rate of six-month EURIBOR plus 2.25%, to fund payments due to the sellers of Eurosilicone, a company acquired by MediCor in July 2004. The last borrowing is scheduled for 2007 and scheduled repayments complete in September 2011. As of March 31, 2006, the outstanding principal was €9,318,041.

        Convertible debentures at March 31, 2006 were $250,000. These convertible debentures are convertible, at the holder's discretion, after one year and at the 18-month, 24-month, 30-month and 36-month anniversary of the issuance date to shares of the Company's common stock at a price equal to the greater of $5.00 or seventy-five percent (75%) of the daily weighted average trading price per share of the Company's common stock over a period of twenty (20) trading days prior to the conversion date. These convertible debentures mature between June 2006 and August 2006, and thus are all reported within the current portion of long-term debt. During the quarter ended March 31, 2006, we did not incur any costs relating to these convertible debentures.

        MediCor has several capital leases. Substantially all of these lease obligations reside with the Company's Eurosilicone subsidiary and are leases of facilities and vehicles. In addition, MediCor has several other notes, with outstanding principal balances ranging from $16,818 to $198,565 and annual interest rates ranging from 3.39% to 8.0%. (The Company also has an outstanding balance of $60,686,257 on a short-term note payable to an affiliate. See Note O.)

        As of March 31, 2006, MediCor had $501,423 of unamortized financing costs recorded in other assets. These costs are being amortized straight-line over the life of the related note. This note matures in September 2011.

        Payments due on capital lease obligations as of March 31, 2006 are as follows:

Amount
April 2006—March 2007	$610,694
April 2007—March 2008	407,856
April 2008—March 2009	368,789
April 2009—March 2010	320,125
April 2010—March 2011	273,855
Later years	1,077,130

Total minimum payments required	3,058,449
Less: Amount representing interest	(665,714)

Present value (principal) of capital lease obligations	2,392,735
Less: Current portion of capital lease obligations	(470,879)

Long term portion of capital lease obligations	$1,921,856

        Principal payments due on long-term debt as of March 31, 2006, other than capital lease obligations, are as follows:

Amount
April 2006—March 2007	$2,163,487
April 2007—March 2008	2,034,649
April 2008—March 2009	1,901,823
April 2009—March 2010	1,875,458
April 2010—March 2011	1,875,458
Later years	1,875,458

Total minimum payments required	11,726,331
Less: Amount representing current portion	(2,167,151)

Present value (principal) of long-term debt	$9,559,180

        The current portion of long-term debt is as follows:

Amount
Current portion of capital lease obligations	$470,879
Convertible debentures	250,000
Current portion of other long-term debt	2,150,333

$2,871,212

        Short-term note payable was $16,818 at March 31, 2006.

Note N—Related Party Transactions

        International Integrated Industries, LLC ("LLC") is a family holding company in which the chairman of the Company, Mr. Donald K. McGhan, has a controlling interest. Neither the Company nor any of its subsidiaries has any direct ownership in LLC. LLC acted on behalf of the Company by funding significant expenses incurred for which the Company has a revolving loan agreement as shown on the Company's Consolidated Balance Sheet of $60,686,257 at March 31, 2006. The outstanding balance of the note payable accrues interest at an annual interest rate of ten percent (10%) per annum. During the three months ended March 31, 2006, LLC advanced $3,355,000 to the Company, of which $40,073 was repaid. For the nine months ended March 31, 2006, LLC advanced $10,630,000 to the Company, of which $477,232 was repaid. Interest expense relating to this note payable was $1,453,181 for the three months ended March 31, 2006 and $4,210,634 for the nine months ended March 31, 2006, of which $400,000 had been paid. The unpaid liability for these expenses is included in the Company's note payable to affiliates, which is contained in the financial statements presented herein. The Company has a commitment from LLC to fund operating shortfalls as necessary through April 1, 2007.

        In October 2003, the Company entered into a reimbursement agreement with Global Aviation Delaware, LLC, a company controlled by its chairman, for the reimbursement of expenses incurred in the operation of its private plane when used for MediCor business. The reimbursement agreement is effective only for expenses incurred for MediCor business purposes. The Company recognized a total expense of $97,650 for the three months ended March 31, 2006 and $355,260 for the nine months ended March 31, 2006 pursuant to the reimbursement agreement. This amount represents approximately 10.2% of the quarterly operating costs of the entity and 9.3% of the nine months' operating costs of the entity. The Company has no minimum guarantees or guarantee of debt for this company. All expenses recognized pursuant to the reimbursement agreement have been included by the Company in selling, general, and administrative expenses. Under this agreement, only costs directly tied to MediCor's use of the plane asset are reimbursable to the owner. All other operating costs (such as fuel, pilot wages, food, etc.) are paid directly by the Company through a service agreement we have with NexGen Management, a company controlled by the Company's chairman. All disbursements to this agent occur only when the plane is used for MediCor business purposes. The Company recognized a total expense of $101,049 for three months ended March 31, 2006 and $342,085 for the nine months ended pursuant to the service agreement with NexGen Management. The Company has no minimum guarantees or guarantee of debt for this company. All expenses recognized pursuant to the service agreement have been included by the Company in selling, general, and administrative expenses.

Note O—Federal Income Taxes

        The Company follows FAS 109 for reporting income taxes. The income tax expense (benefit) reflected in the Consolidated Statements of Operations for the Company for the periods noted consisted of:

	March 31, 2006	March 31, 2005
Current
Net loss	$(3,472,273)	$(4,136,781)
Foreign income tax expense on unconsolidated subsidiaries	(167,691)	282,316

	(3,639,964)	(3,854,465)

Deferred
Allowance for bad debts	141,300	368,598
Product replacement reserve	216,855	699,717
Depreciation and amortization	444,061	190,588

	802,216	1,258,903

Total benefit	(2,837,748)	(2,595,562)
Valuation allowance for realization of deferred tax asset	2,670,057	2,877,878

Total tax expense (benefit)	$(167,691)	$282,316

        The current tax expense for the quarter ended March 31, 2006 resulted from income tax paid by a foreign subsidiary. As of March 31, 2006, the Company recorded an allowance of $21,187,065 against certain future tax benefits, the realization of which is currently uncertain. The deferred differences related to certain accounts receivable, write-offs, provision for product replacements, and depreciation and amortization not currently deductible as expenses under Internal Revenue Service provisions. Although the Company recorded this allowance to the deferred tax assets, the Company may still utilize the future tax benefits from net operating losses for 20 years from the year of the loss to the extent of future taxable income. The estimated net operating losses for tax purposes of approximately $25 million will expire over several years ending in 2024.

        Primary components of the deferred tax assets at the periods noted were approximately as follows:

March 31, 2006
Computed expected income tax liability at 34%	$(3,472,273)
Adjustments
Net operating loss	16,402,856
Provision for bad debt	1,550,327
Provision for product replacement reserve	671,892
Depreciation and amortization expense	694,149

Income tax benefit	$15,846,951
Valuation allowance for realization of deferred tax asset	(15,846,951)

Deferred tax asset, net	$—

Note P—Preferred Stock

        The Company authorized a series of 45,000 shares of preferred stock designated as Series A 8.0% Convertible Preferred Stock ("Series A Preferred") on July 5, 2004. The Series A Preferred has a par value of $.001 per share with a liquidation preference of $1,000 per share. In the event of liquidation, shareholders of the Series A Preferred shall be entitled to receive priority as to distribution over common stock. The Series A Preferred stock is convertible into common stock at any time at a conversion price of $3.85 per share until June 30, 2010, subject to potential adjustment in the event certain EBITDA or common stock value targets are not met. On June 30, 2011 all unconverted shares to common stock will be subject to a mandatory redemption. The redemption price of $1,000 per share plus $1,000 per whole share for all accrued and unpaid paid-in-kind dividends and any other accrued and unpaid dividends, whether or not declared will be payable by the Company in cash. At March 31, 2006, the Company had outstanding an aggregate of 6,456 shares, issued for aggregate consideration of $6,810,258.

Note Q—Loss per Share

        A reconciliation of weighted average shares outstanding, used to calculate basic loss per share, to weighted average shares outstanding assuming dilution, used to calculate diluted loss per share, follows:

	Nine Months Ended March 31, 2006			Nine Months Ended March 31, 2005
	Income (Numerator)	Shares (Denominator)	Per-Share Amount	Income (Numerator)	Shares (Denominator)	Per-Share Amount
Net Income (Loss) before preferred stock dividends	(12,035,233)			(11,325,313)
Less: Preferred stock dividends	379,115			905,231
Basic EPS	(12,414,348)	20,484,105	(0.61)	(12,230,544)	18,112,930	(0.68)
Effect of dilutive securities	—

Diluted EPS	$(12,414,348)	20,484,105	(0.61)	$(12,230,544)	18,112,930	(0.68)

        Common equivalent shares of 2,996,405 have been excluded from the computation of diluted earnings per share because their effect would be anti-dilutive.

Note R—Stock Options and Warrants

        The Company has a stock option plan for key employees and consultants. There were 4,242,680 shares reserved for issuance pursuant to the Company's stock option plan and up to 4,100,000 shares were reserved for issuance pursuant to stand-alone options granted in connection with employment agreements. The Company's employee share option activity for and related information is summarized below:

	Options	Weighted Average Exercise Price
Outstanding Options at June 30, 2005	4,315,757	$3.28
Granted	160,000	$3.10
Exercised	(235,043)	1.92
Cancelled	—	—

Outstanding Options at March 31, 2006	4,240,714	$3.33

Options exercisable at end of period	1,267,179	$3.17

        The following table summarizes information about employee stock options outstanding at March 31, 2006:

Outstanding				Exercisable
Range of Exercise Prices	Number of Options	Weighted Average Remaining Years of Contractual Life	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
$1.00-$2.01	800,714	3.4	$1.76	342,179	$1.76
$3.00-$3.80	2,340,000	5.1	$3.46	650,000	$3.46
$4.15-$4.30	1,100,000	5.1	$4.23	275,000	$4.23

Note S—Business Segment Information

        The Company is a corporate entity with a number of wholly-owned, autonomous subsidiaries which operate as single business units in a single industry segment across multiple geographic locations within the U.S. and internationally and, as such, does not have multiple segments to report. For the three months ended March 31, 2006, sales from breast implant and other implants were approximately 94% of total sales, whereas sals from scar management product were approximately 6% of total sales. Revenues from customers and distributors attributable to various foreign countries outside the U.S. were material. Sales in foreign (non-U.S.) countries are currently about 95% of total sales, with the largest country (Brazil) accounting for about 17% of sales. Additionally, a significant amount of revenues and costs are Euro denominated. Long-lived assets attributable to various foreign countries outside the U.S. were material and equaled about $36 million, located in France. Amounts attributable to the U.S. were approximately $7 million.

Note T—Commitments and Contingencies

        The Company has received a written commitment from LLC, an affiliate of its chairman, to provide sufficient cash to fund any operating loss through April 1, 2007. The same entity has provided the Company an aggregate of over $77 million in funding from the Company's inception through March 31, 2006. The future funding may take the form of debt or equity or a combination thereof.

        The Company's PIP.America subsidiary has a distribution agreement with Poly Implants Protheses S.A. ("PIP"), a third-party manufacturer of breast implants located in France. This agreement covers the sale by PIP.America of PIP's saline, pre-filled breast implant products in North America, although no sales were reported in the year ending June 30, 2004 because these products are not currently approved for distribution in North America. Previously, the manufacturer was undertaking the process of securing FDA approval for these products. At March 30, 2004, PIP.America had $3,444,802 of accounts receivable from the manufacturer, representing amounts owed to PIP.America under the terms of the distribution agreement. These amounts have been fully provided for, with an allowance for doubtful account, due to the lack of payment and uncertain prospect of collection. Effective March 30, 2004, PIP.America and the manufacturer amended the distribution agreement to provide for, among other things, transferring administration, funding and ownership of the pre-market approval application process to PIP.America. In conjunction with this change, PIP.America forgave certain amounts owed by the manufacturer, and the parties amended the pricing terms. The amendments obligate PIP.America to fund the ongoing clinical and regulatory costs and expenses. The amounts and timing of these future costs are unknown and may be material. The likelihood and timing of obtaining FDA approval are also uncertain. Concurrently, the manufacturer issued to PIP.America a revolving promissory note for certain sums to come due to PIP.America based on PIP.America's and the manufacturer's administration of product replacement and product replacement related claims. The principal amount under the note as of March 31, 2006 was $3,386,109.

        The Company's Eurosilicone Holdings SAS subsidiary may be committed to make additional performance payments to the previous shareholders of Eurosilicone, over the next two years, in connection with revenue targets. These payments might be as high as €3,000,000 for each year, or a total of €6,000,000. Eurosilicone Holdings SAS plans on funding these amounts under the commitments of the bank loan described under Note M.

        In October 1999, Case No. 99-25227-CA-01 June 2000 Case No. 00-14665-CA-01, and July 2003, Case No. 0322537-CA-27, separate but related complaints were filed by Saul and Ruth Kwartin, Steven M. Kwartin, and Robert and Nina Kwartin respectively, against our PIP.America subsidiary as co-defendant with PIP/USA, Inc. and Poly Implants Protheses, S.A., each unaffiliated with MediCor, and Jean Claude Mas, Jyll Farren-Martin and our chairman, personally, in the Circuit Court of Miami-Dade County, Florida. Also in September 2003, another member of the same family filed Case No. 03-15006-CA-09, again alleging similar claims on his own behalf. All of the cases above have been consolidated for all pre-trial purposes, but not for trial. The Kwartin family members' claims are primarily premised on allegations that plaintiffs are shareholders of PIP/USA, Inc. ("PIP/USA") or have statutory and common law rights of shareholders of PIP/USA as a result of loans or investments allegedly made to or into PIP/USA or a third party or under an alleged employment agreement. Plaintiffs allege that, as a result, they have certain derivative or other rights to an alleged distribution agreement between Poly Implants Prostheses, S.A. ("PIP-France") and PIP/USA. Plaintiffs claim, among other things, that III Acquisition Corporation dba PIP.America ("PIP.America") and its chairman tortiously interfered with that agreement and with plaintiffs' other alleged rights as lenders, investors, shareholders, quasi-shareholders or employees of PIP/USA or other entities. In addition to monetary damages and injunctive relief, plaintiffs seek to reinstate the alleged distribution agreement between PIP/USA and PIP-France and invalidate PIP.America's distributor relationship with PIP-France.

        Peggy Williams v. PIP/USA, Inc., Case No. 03 CH 9654, Jessica Fischer Schnebel, et al. v. PIP/USA, Inc., Case No. 03CH07239, Dawn Marie Cooper, et al. v. PIP/USA, Inc., Case No. 03CH11316, Miriam Furman, et al. v. PIP/USA, Inc., Case No. 03CH10832 and Karen S. Witt, et al. v. PIP/USA, Inc., Case No. 03CH12928 were filed in the Circuit Court of Cook County, Chancery Division, in or around July 2003. Counsel for Jessica Fischer Schnebel, et al. v. PIP/USA, Inc., Case No. 03CH07239 amended her class action complaint to include plaintiffs from the other four cases, and each of the others was voluntarily dismissed. The consolidated second amended complaint contained counts alleging product liability, breach of the implied warranties of merchantability and fitness for a particular purpose, violation of the Illinois Consumer Fraud Act and third-party beneficiary status. Unspecified monetary damages, exemplary damages and attorneys fees and costs had been sought. On January 26, 2006, PIP.America won dismissal of all counts in these cases but the third-party beneficiary claims. Plaintiffs have amended and refiled their complaint against PIP.America. Poly Implants Protheses, S.A., a defendant in the Schnebel litigation, has agreed that it will indemnify PIP.America for any losses it may suffer as a result of the Illinois litigation.

        As it relates to cases involving Poly Implants Protheses, S.A., PIP.America is indemnified by PIP/USA, Inc., Poly Implants Protheses, S.A., and Poly Implants Protheses, S.A.'s President, Jean Claude Mas, personally, from, among other things, claims arising from products manufactured by PIP-France. PIP.America either already has, or is in the process of, asserting its indemnification claims and, in the event of an adverse judgment in any case, PIP.America intends to seek the benefits of this indemnity. As a result, we believe the costs associated with these matters will not have a material adverse impact on our business, results of operations or financial position.

        In July, 2005, IP Resources Limited, a UK-based company filed an action against our subsidiary, Eurosilicone, SAS in the Marseille Civil Court (Tribunal de Grande Instance), Marseille, France. The complaint alleges Eurosilicone infringed upon a certain European Patent licensed by IP Resources, Inc. known as "Implantable prosthesis device", Patent# 0 174 141 B1, and seeks damages of $3 million Euros. The case is in the preliminary stages and the company believes it does not infringe on the 0 174 141 B1 patent and is prepared to wage a vigorous defense based on both the validity of the patent and upon the merits of the claims.

        Europlex, S.A. de C.V., a Mexican company, filed suit on December 23, 2004, against our subsidiary, Eurosilicone S.A.S, in Avignon Commercial Court in France. The suit alleged Eurosilicone unlawfully terminated Europlex' right to distribute Eurosilicone breast implants in Mexico and sought damages of approximately €4,000,000 Euros. On October 12, 2005, Eurosilicone and Europlex entered into a settlement, agreeing to extinguish and release all claims, in exchange for future payments totaling $1,000,000 and an agreement in which MediCor Latin America, a subsidiary of MediCor Ltd., would acquire all the remaining inventory of Europlex.

        Though it is not yet possible to predict the outcome of the cases described above, MediCor and its subsidiaries, as applicable, have denied plaintiffs' allegations and are vigorously defending themselves in each lawsuit. MediCor and its subsidiaries have been and will continue to be periodically named as a defendant in other lawsuits in the normal course of business, including product liability and product warranty claims. In the majority of such cases, the claims are dismissed, or settled for de minimis amounts. Litigation, particularly product liability litigation, can be expensive and disruptive to normal business operations and the results of complex proceedings can be very difficult to predict. Claims against MediCor or its subsidiaries have been and are periodically reviewed with counsel in the ordinary course of business. We presently believe we or our subsidiaries have meritorious defenses in all lawsuits in which we or our subsidiaries are defendants, subject to the subsidiaries' continuing product replacement obligations, which the subsidiaries intend to continue to satisfy. While it is not possible to predict the outcome of these matters, we believe that the costs associated with them will not have a material adverse impact on our business, results of operations or financial position.

        The Company has operating leases for office, manufacturing and warehouse facilities under various terms expiring from 2007 to 2010. Lease expenses amounted to $113,643 and $120,919 for the three months ended March 31, 2006 and 2005, respectively. For the nine months ended March 31, 2006 lease expenses were $302,118 compared to $393,026 for the nine months ending March 31, 2005. Future minimum operating lease payments are approximated as follows:

Year ending March 31,	Amount
2007	383,633
2008	254,703
2009	183,077

Note U—Acquisitions

        On April 25, 2005, one of the Company's subsidiaries completed the purchase of selected assets and liabilities of privately-held Hutchison International, Inc., a third-party distributor of breast implants products in the United States for Biosil Limited. The completion of this transaction allowed the Company to, among other things, negotiate and ultimately enter into an exclusive distribution agreement directly with Biosil Limited for its breast implants in the United States. The acquisition itself did not have a significant impact on the operating results of the Company, since the operations have no existing revenue—pending FDA approval of the products. The various agreements called for payments in the form of stock and cash of about $3,000,003 as follows: cash payments of $250,000 and 366,667 shares of MediCor Ltd. common stock valued at $7.50, subject to future adjustment based on actual trading prices following approval for marketing the products in the United States.

        The purchase price resulted in a significant amount in other intangible assets and the Company is continuing to evaluate this in detail and anticipates that it will determine and place a fair value upon completion of such valuation by June 30, 2006. Until completion of such evaluation, the Company cannot currently estimate any purchase price allocations. The Company does expect that a majority of the intangibles will be related to the distribution agreement with Biosil Limited.

        The financial statements reflect various purchase price allocations. In accordance with SFAS No. 141, "Business Combinations" ("SFAS No. 141"), the total purchase price was allocated to the tangible and intangible assets of Hutchison International, Inc. based upon their estimated fair values at the acquisition date. The purchase accounting adjustments made are based upon currently available information. Accordingly, the actual adjustments recorded in connection with the final purchase price allocation may be updated according SFAS No. 141, and any such changes may be material.

        The following table summarizes the components of the total purchase price and the allocation as of the date of acquisition and updated as of March 31, 2006:

	Book Value of Assets Acquired / Liabilities Assumed	Purchase Price Adjustments	Preliminary Fair Value
Employee advances	$39,782	$—	$39,782
Inventory	372,061	(372,061)	—	(a)
Property and equipment	1,492	(1,492)	—	(b)
Intangibles	—	3,243,146	3,243,146	(c)

Total assets	$413,335	$2,869,593	$3,282,928

Short-term product replacement allowance	195,750	87,175	282,925	(d)
Book value of net assets	217,585	(217,585)	—	(e)
Purchase price		3,000,003	3,000,003	(e)

Total liabilities and shareholders' equity	$413,335	$2,869,593	$3,282,928

        The amounts contained in the purchase price allocation may change as additional information becomes available regarding the assets and liabilities acquired. The purchase price allocations are expected to be finalized before the year ended June 30, 2006. Any change in the fair value of the net assets may change the amount of the purchase price allocable to goodwill. The Company is continuing to evaluate this in detail and anticipates that it will determine and place a fair value upon completion of such valuation. Until completion of such evaluation, the Company cannot currently estimate any possible changes in purchase price allocations.

  (a)
  Inventory is obsolete because no FDA Pre-Market Approval exists, and therefore no market for the product at present exists.

  (b)
  Office equipment appears to be obsolete and beyond its useful life.

  (c)
  Reflects initial determination of value associated with intangibles (specifically the distribution/supply agreement with Biosil). Amount may be impacted by other purchase accounting adjustments and finalization of intangible valuation under SFAS 141 which will be finalized within 1 year of acquisition.

  (d)
  Reflects additional amounts for allowance associated with product replacement program.

  (e)
  To record the purchase price, as follows: $250,000 of cash, and $2,750,003 in the form of common stock in MediCor (366,667 shares), which exceeds the book value of purchased net assets by $2,782,418.

Note V—Subsequent Events

        On April 26, 2006 the Company raised $50 million in a private placement. The financing involved the sale of senior secured convertible notes and warrants to purchase a total of 29,166,667 shares of common stock. Concurrently, Sirius Capital LLC, a private equity investment fund affiliated with the Company's Chairman and founder, Donald K. McGhan, converted $37.5 million of outstanding loans to the Company into an unsecured subordinated convertible note, with similar terms as the senior secured convertible notes, and a warrant to purchase a total of 21,875,000 shares of common stock. The debt is convertible into shares of common stock at a price of $4.00 per share and the warrants are exercisable at a price of $4.50 per share, subject in each case to customary anti-dilution adjustments. $31,710,693 of the Company's remaining debt held by International Integrated Industries, LLC was subordinated to the new senior notes.

        On April 28, 2006, the Company acquired privately-held Biosil Limited and Nagor Limited, a manufacturer and distributor of aesthetic, plastic and reconstructive surgery devices. The terms of the transaction were a payment of £13 million in cash at closing, two subsequent payments of £3.5 million each, and 2.64 million shares of the Company's common stock, issued at closing.

REPORT OF INDEPENDENT AUDITORS

        To the board of directors and shareholders of Nagor Limited and Biosil Limited

        In our opinion, the accompanying combined balance sheets and the related combined profit and loss accounts, and combined cash flow statements present fairly, in all material respects, the combined financial position of Nagor Limited and Biosil Limited at 31 January 2006 and 2005, and the results of their operations and their cash flows for each of the two years in the period ended 31 January 2006 in conformity with accounting principles generally accepted in the United Kingdom. These financial statements have been prepared under the accounting policies set out therein. These financial statements are the responsibility of the companies' management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in note 1 to the combined financial statements 'Presentation of combined financial statements and principal accounting policies', Nagor Limited and Biosil Limited were under common control for the periods presented.

        Accounting principles generally accepted in the United Kingdom vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in the note 21 to the combined financial statements.

PricewaterhouseCoopers
Douglas, Isle of Man

12 July 2006

 Nagor Limited and Biosil Limited

Combined Balance Sheets

At 31 January 2006 and 2005

	Notes	2006	2005
		£	£
Fixed assets
Investments	6	31,278	31,278
Tangible fixed assets	7	1,719,879	1,599,249

		1,751,157	1,630,527
Current assets
Stocks	8	1,668,185	1,623,232
Debtors	9	1,070,763	1,133,720
Cash		742,518	5,660,206

		3,481,466	8,417,158
Creditors:
Amounts falling due within one year	10	(462,756)	(370,033)
Provision for deferred tax	11	—	(124,200)

Net current assets		3,018,710	7,922,925

Total assets less current liabilities		4,769,867	9,553,452
Creditors: amounts falling due after more than one year
Debenture loans	15	—	(4,100,000)

Net assets		4,769,867	5,453,452

Capital and reserves
Combined equity shareholders' funds	12, 13, 14	4,769,867	5,453,452

        The combined financial statements on pages 3 to 21 were approved by the board of directors on 12 July 2006 and                                    signed on their behalf by:

Director	/s/ John A. Alsop	Director	/s/ Theodore R. Maloney

The notes on pages F-69 to F-84 form an integral part of these combined financial statements.

 Nagor Limited and Biosil Limited

Combined Profit and Loss Accounts

For the years ended 31 January 2006 and 2005

	Notes	2006	2005
		£	£
Turnover—continuing operations		5,953,311	6,279,641
Other operating income	3	387,799	344,968
Net operating expenses		(5,294,764)	(4,648,274)

Operating profit—continuing operations		1,046,346	1,976,335
Interest receivable and similar income		222,498	205,732

Profit on ordinary activities before taxation	2	1,268,844	2,182,067
Tax on profit on ordinary activities	4	14,170	(150,969)

Profit on ordinary activities after taxation	14	1,283,014	2,031,098
Dividends	5	(1,966,599)	(976,000)

Retained (loss)/profit for the year		(683,585)	1,055,098
Retained profit brought forward	13	4,388,590	3,333,492

Retained profit carried forward	13	3,705,005	4,388,590

        The Companies had no recognised gains and losses other than those included in the results above, and therefore no separate statement of total recognised gains and losses has been presented.

        There is no difference between the profit on ordinary activities before taxation and the retained profit for the year stated above, and their historical cost equivalents.

The notes on pages F-69 to F-84 form an integral part of these combined financial statements.

 Nagor Limited and Biosil Limited

Combined Cash Flow Statements

For the years ended 31 January 2006 and 2005

	2006	2005
	£	£
Reconciliation of operating profit to net cash inflow from operating activities
Operating profit	1,046,346	1,976,335
Depreciation of tangible fixed assets	218,663	186,424
Profit on the sale of tangible fixed assets	(21,441)	(8,754)
Increase in stocks	(44,953)	(150,852)
Decrease/(increase) in debtors	62,957	(18,916)
Increase/(decrease) in creditors	108,946	(20,440)

Net cash inflow from operating activities	1,370,518	1,963,797

Returns on investments and servicing of finance
Interest received	222,498	204,352

Net cash inflow from returns on investments and servicing of finance	222,498	204,352

Taxation
Taxation paid	(126,253)	(100,584)

Net cash outflow from taxation	(126,253)	(100,584)

Capital expenditure and financial investment
Purchase of tangible fixed assets	(347,047)	(137,175)
Proceeds from the disposal of tangible fixed assets	29,195	10,969

Net cash outflow from capital expenditure and financial investment	(317,852)	(126,206)

Equity dividends paid	(1,966,599)	(976,000)

Net cash (outflow)/inflow before management of liquid resources and financing	(817,688)	965,359

Management of liquid resources	—	—
Financing
Repayment of debenture loans	(4,100,000)	—
Proceeds from issuing ordinary share	724,599	—
Redemption of preference shares	(724,599)	—

Net cash outflow from financing	(4,100,000)	—

(Decrease)/increase in cash	(4,917,688)	965,359

The notes to the combined cash flow statements on page F-68 form an integral part of the combined cash flow statements and the notes on pages F-69 to F-84 form an integral part of these combined financial statements.

 Nagor Limited and Biosil Limited

Notes to the Combined Cash Flow Statements

For the years ended 31 January 2006 and 2005

Reconciliation of net cash flow to movement in net funds

	2006	2005
	£	£
(Decrease)/increase in cash in the year	(4,917,688)	965,359
Repayment of debenture loans	4,100,000	—
Proceeds from issuing ordinary share	724,599	—
Redemption of preference shares	(724,599)	—

Movement in net funds in the year	(817,688)	965,359
Net funds at beginning of year	1,560,206	594,847

Net funds at end of year	742,518	1,560,206

Analysis of changes in net funds in 2006

	At 1 February 2005	Net cash flows	At 31 January 2006
	£	£	£
Cash	5,660,206	(4,917,688)	742,518
Debt due after 1 year	(4,100,000)	4,100,000	—

	1,560,206	(817,688)	742,518

Analysis of changes in net funds in 2005

	At 1 February 2004	Net cash flows	At 31 January 2005
	£	£	£
Cash	4,694,847	965,359	5,660,206
Debt due after 1 year	(4,100,000)	—	(4,100,000)

	594,847	965,359	1,560,206

        Cash includes cash in hand and deposits repayable on demand.

The notes on pages F-69 to F-84 form an integral part of these combined financial statements.

 NAGOR LIMITED AND BIOSIL LIMITED

NOTES TO THE COMBINED FINANCIAL STATEMENTS

1      Presentation of combined financial statements and principal accounting policies

        The combined financial statements have been prepared in accordance with applicable Accounting Standards in the United Kingdom.

        These combined financial statements for the two years ended 31 January 2006 and 31 January 2005 present the combined balances and results of operations of Nagor Limited ("Nagor") and Biosil Limited ("Biosil") (together "the Companies") and have not been prepared in accordance with the Isle of Man Companies Acts 1931 to 2004. The principal activity of Nagor is the distribution, export and import of medical and therapeutic products. The principal activity of Biosil is the manufacturing of silicone products and plastic medical components.

        The combined financial statements have been prepared in connection with the acquisition of Nagor Limited and Biosil Limited by MediCor Ltd., a public company in the United States of America with common stock traded on the OTC Bulletin Board, for the purpose of presenting the assets, liabilities, revenue, expenses and cash flows of the combined Companies.

        During the periods presented the Companies were under common control and common management. The financial information set out in the combined financial statements is based on the combination of the audited financial statements of both Companies for the years ended 31 January 2006 and 31 January 2005 after making such adjustments necessary in order to eliminate all inter-company transactions and balances.

        The outstanding share capital and reserves have been combined to present combined equity shareholders' funds for the Companies. Further details on the constituent elements of combined equity shareholders' funds can be found in notes 12, 13 and 14 of these combined financial statements. The constituent elements of combined equity shareholders' presented are not necessarily representative or indicative of those that would have been presented had Nagor and Biosil prepared consolidated financial information on a standalone basis.

        A summary of the more important accounting policies, which have been applied consistently, is set out below.

Basis of accounting

        The combined financial statements are prepared under the historical cost convention.

Statement of directors' responsibilities

        The directors are responsible for preparing relevant combined financial statements for the Companies as at 31 January 2006 and 31 January 2005 and for the two years ended 31 January 2006, in conformity with generally accepted accounting principles in the United Kingdom with reconciliation to generally accepted accounting principles in the United States of America.

        The directors are responsible for keeping proper accounting records that disclose with reasonable accuracy at any time the financial position of the Companies', and for identifying and ensuring that the Companies comply with the law and regulations applicable to their activities. They are also responsible for safeguarding the assets of the Companies and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

        The directors confirm that suitable accounting policies have been used and applied consistently for each financial period. They also confirm that reasonable and prudent judgments and estimates have been made in preparing the combined financial statements and that applicable accounting standards have been followed.

Turnover

        Turnover comprises the invoiced value of goods and services supplied by the Companies (excluding VAT and trade discounts) in the normal course of business.

Tangible fixed assets

        Tangible fixed assets are stated at cost, net of depreciation and any provision for impairment. Depreciation is provided on a straight line basis in order to write off the cost of tangible fixed assets to their estimated residual value over their expected useful lives at the following annual rates:

Furniture, fittings and equipment	7% to 20%
Motor vehicles	25%
Tooling and equipment	5% to 50%
Computer equipment	50%

        Freehold property is not depreciated, as the directors have a policy and practice of regular maintenance and repairs (charges for which are recognised in the profit and loss account) such that the asset is kept to its previously assessed standard of performance.

Stocks

        Stocks and work in progress are valued at the lower of cost and net realisable value, with full allowance being made for defective, obsolete or unrealisable stock. The cost of manufactured goods includes materials, direct labour and an appropriate portion of fixed and variable overheads, based on levels of activity. Stocks include some goods on which the suppliers retain title until payment for the goods is made.

Dividends

        Dividends are accrued and recognised in the period in which the dividends are declared and approved.

Interest income

        Interest income consists of bank interest and interest earned on term deposits. Interest income is recognised on an accruals basis.

Government grants

        Grants of a revenue nature are credited to income to match them with the expenditure to which they relate. Grants received in respect of capital expenditure are credited to a deferred income account and are released to profit over the expected useful lives of the relevant assets in equal annual instalments.

Research and development

        Research and development expenditure is written off in the year in which it is incurred.

Operating leases

        Payments made under operating leases are charged to the profit and loss account on a straight-line basis over the term of the lease.

Pensions

        The Companies operate defined contribution pension schemes. A defined contribution plan is a pension plan under which a company pays fixed contributions to an administered pension insurance plan on a contracted basis. The Companies have no further payment obligations once the contributions have been paid. Contributions are accounted for when they become payable.

Deferred taxation

        Deferred taxation is recognised in respect of all timing differences that have originated, but not reversed, at the balance sheet date where transactions or events have occurred at that date that will result in an obligation to pay more, or a right to pay less taxation. Deferred taxation assets are recognised only to the extent that the directors consider it is more likely than not that there will be suitable taxable profits from which the future reversal of the underlying timing differences can be deducted.

        Deferred taxation is measured on an undiscounted basis at the taxation rates that are expected to apply in the periods in which timing differences reverse, based on taxation rates and laws enacted or substantively enacted at the balance sheet date.

Translation of foreign currencies

        Foreign currency transactions during the year are translated into sterling at the rate of exchange ruling at the dates of transactions. Monetary assets and liabilities denominated in foreign currencies are incorporated into the financial statements by translating foreign currencies into sterling at the rate of exchange ruling at the balance sheet date. Exchange differences arising are included in the operating profit.

Investments

        Fixed asset investments are shown at cost less any provision for impairment.

2      Profit on ordinary activities before taxation

	2006	2005
	£	£
Profit on ordinary activities before taxation is stated after charging/(crediting):-
Depreciation on tangible fixed assets	218,663	186,424
Profit on the sale of tangible fixed assets	(21,441)	(8,754)
Operating lease payments in respect of office and manufacturing premises	113,707	109,715
Auditors' remuneration	19,827	14,690

3      Other operating income

        Other operating income includes £304,384 (2005: £274,808) received from a third party, Hutchison International Inc. ("Hutchison"), under the terms of a supply agreement dated 17 September 2001 (the "Agreement"). Under the terms of the Agreement, Hutchison will sell certain products of Biosil Limited into the United States of America once approvals have been obtained from the United States Authorities. Biosil Limited has reserved manufacturing capacity in one of its facilities in order to meet the expected demand for Biosil Limited's products from Hutchison once US approval has been obtained. The agreement was amended on 10 February 2005 and under the terms of the New Agreement Hutchison paid to Biosil Limited an aggregate amount of US$500,000 in the year ended 31 January 2006.

4      Taxation

  (a)    Analysis of (credit)/charge for the years ended 31 January 2006 and 2005

	2006	2005
	£	£
Current tax:
Isle of Man income tax	108,146	126,185
Adjustments in respect of prior periods	1,884	(1,816)

Total current tax (see below)	110,030	124,369

Deferred tax:
Origination and reversal of timing differences	(124,200)	26,600

Total deferred tax (see note 11)	(124,200)	26,600

Total tax (credit)/charge on profit on ordinary activities	(14,170)	150,969

  (b)    Factors affecting the tax charge for the years ended 31 January 2006 and 2005

        The tax assessed is lower than the relevant rates of income tax in the Isle of Man (10%) and corporation tax in the United Kingdom (30%). The differences are explained below-

	2006	2005
	£	£
Profit on ordinary activities before tax—Nagor Limited	1,843,374	2,487,223
Loss on ordinary activities before tax—Biosil Limited	(574,530)	(305,157)

	1,268,844	2,182,066
Profit on ordinary activities of Nagor Limited multiplied by relevant rate of income tax on the Isle of Man 10% (2005: 10%)	184,337	248,722
Loss on ordinary activities of Biosil Limited multiplied by the relevant rate of UK corporation tax of 30% (2005: 30%)	(172,359)	(91,547)

	11,978	157,175
Effects of:
Dividend relief	(72,460)	(124,200)
Capital allowances in excess of depreciation	(301)	(7,771)
Enhanced allowances	(13,650)	—
Losses available for carry forward	185,892	104,496
Income not subject to tax	(3,760)	(3,515)
Adjustments to tax charge in respect of previous years	1,884	(1,816)
Expenses not deductible for tax purposes	447	—

Current tax charge (see above)	110,030	124,369

  (c)    Factors that may affect future tax charges

Nagor Limited

        FRS 16 requires tax to be provided at the tax rates substantively enacted at the balance sheet date. The Isle of Man tax rate at 31 January 2006 and 2005 was 10%. Legislation is currently being enacted which will introduce a 0% tax rate effective from 6 April 2006. As Nagor Limited is taxed on a prior year basis, it is expected that the profits for the year ended 31 January 2006 will be subject to tax at the 0% rate in the 2006/2007 tax year.

        Where the 0% rate of tax applies to a company which has Isle of Man resident shareholders, the company must distribute 55% of its taxable profits or be subject to a distributable profits charge ("DPC"). The DPC is calculated at a rate of 18%, on 55% of the proportion of a company's taxable profit which is attributable to Isle of Man resident shareholders. The profits shown in these combined financial statements may therefore be subject to a DPC.

Biosil Limited

        Biosil Limited has tax losses of £2,239,373 (2005: £1,584,621) available to carry forward. Based on current capital investment plans Biosil Limited expects to continue to be able to claim capital allowances in excess of depreciation in future years.

5      Dividends

	2006	2005
	£	£
Ordinary dividends declared and approved	1,966,599	976,000

6      Investments

	Country of incorporation	2006	2005
		£	£
Artes Medical, Inc (Nagor shareholding less than 0.5%)	USA	30,137	30,137
Clinitech Polymers Ltd (Nagor shareholding 35%)	IOM	1,141	1,141
N.P.H. Ltd, 400 'A' shares (Biosil shareholding 40% of 'A' shares)	IOM	—	—
N.P.H. Ltd, 18 'B' shares (Biosil shareholding 1.8% of 'B' Biosil)	IOM	—	—

		31,278	31,278

        The investment in Artes Medical, Inc. is carried at cost. Artes Medical, Inc. is a private company incorporated in the United States of America which has made losses to date. No provision has been made against the cost of this investment as the directors are of the opinion that the investment is not impaired.

        Clinitech Polymers Ltd ("Clinitech") is a dormant company that holds a head lease on a property occupied by Biosil Limited. The carrying value of Clinitech in the combined financial statements represents Nagor's proportionate share of Clinitech's net assets at the balance sheet date.

        N.P.H Limited (N.P.H.) is a patent holding company incorporated in the Isle of Man and a related party, see note 17. N.P.H. has been loss making in recent years and as a result Biosil Limited has recognised its proportionate share of losses up to the value of its original investment. Biosil Limited has no obligation to continue to fund losses made by N.P.H., other than the obligations described under the royalty agreement in note 17.

7      Tangible fixed assets

At 31 January 2006

	Freehold property	Furniture fittings & equipment	Motor vehicles	Tooling & equipment	Computer equipment	Total
	£	£	£	£	£	£
Cost
At 1 February 2005	948,562	456,348	296,598	832,066	302,485	2,836,059
Additions	—	2,850	170,666	145,841	27,690	347,047
Disposals	—	(475)	(109,420)	(56,191)	(29,350)	(195,436)

At 31 January 2006	948,562	458,723	357,844	921,716	300,825	2,987,670

Depreciation
At 1 February 2005	—	301,505	227,747	485,260	222,298	1,236,810
Charge for year	—	31,851	51,487	83,751	51,574	218,663
Disposals	—	(475)	(107,872)	(50,418)	(28,917)	(187,682)

At 31 January 2006	—	332,881	171,362	518,593	244,955	1,267,791

Net book value
At 31 January 2006	948,562	125,842	186,482	403,123	55,870	1,719,879

At 31 January 2005	948,562	154,843	68,851	346,806	80,187	1,599,249

At 31 January 2005

	Freehold property	Furniture fittings & equipment	Motor vehicles	Tooling & equipment	Computer equipment	Total
	£	£	£	£	£	£
Cost
At 1 February 2004	942,145	452,786	289,307	616,402	295,583	2,596,223
Additions	6,417	3,766	53,641	232,583	13,247	309,654
Disposals	—	(204)	(46,350)	(16,919)	(6,345)	(69,818)

At 31 January 2005	948,562	456,348	296,598	832,066	302,485	2,836,059

Depreciation
At 1 February 2004	—	267,631	223,796	440,656	185,906	1,117,989
Charge for year	—	33,983	49,410	61,232	41,799	186,424
Disposals	—	(109)	(45,459)	(16,628)	(5,407)	(67,603)

At 31 January 2005	—	301,505	227,747	485,260	222,298	1,236,810

Net book value
At 31 January 2005	948,562	154,843	68,851	346,806	80,187	1,599,249

At 31 January 2004	942,145	185,155	65,511	175,746	109,677	1,478,234

        On 1 February 2004 Biosil Limited transferred mandrels with a book value of £172,479 that were previously classified as stock to fixed assets. The transfer of mandrels is included within 'Tooling & Equipment' as additions in 2005.

8      Stocks

	2006	2005
	£	£
Raw materials	179,413	181,956
Work in progress	208,743	171,311
Finished goods and goods held for resale	1,280,029	1,269,965

	1,668,185	1,623,232

9      Debtors

	2006	2005
	£	£
Amounts falling due within one year:
Trade debtors	905,122	973,754
Amounts due from related party (see note 17)	2,100	2,539
Other debtors and prepayments	163,541	157,427

	1,070,763	1,133,720

10    Creditors: amounts falling due within one year

	2006	2005
	£	£
Trade creditors	106,003	68,799
Current income tax	108,593	124,816
Deferred income	—	12,534
Other creditors and accruals	248,160	163,884

	462,756	370,033

11    Provision for deferred taxation

	2006	2005
	£	£
Deferred taxation	—	124,200

	—	124,200

        The deferred tax liability of £124,200 at 31 January 2005 relates to a temporary timing difference in respect of Nagor Limited. Biosil Limited has an unrecognised deferred tax asset of £601,620 and £411,852 at 31 January 2006 and 2005 respectively. The directors of Biosil Limited have not recognised the deferred tax asset in Biosil Limited because it is unclear at this time as to whether Biosil Limited will generate sufficient profits in future years to offset the deferred tax asset against future taxable profits.

12    Called up share capital

Authorised	2006	2005
	£	£
Nagor Limited
2,000 ordinary shares of £1 each	2,000	2,000

Biosil Limited
2,001 and 2,000 ordinary shares of £1 each	2,001	2,000
1,000 5% redeemable preference shares of £1 each	1,000	1,000

	3,001	3,000

	5,001	5000

Allotted, called up and fully paid	2006	2005
	£	£
Nagor Limited
2,000 ordinary shares of £1 each	2,000	2,000

Biosil Limited
2,001 and 2,000 ordinary shares of £1 each	2,001	2,000
Nil and 1,000 5% redeemable preference shares of £1 each	—	1,000

	2,001	3,000

	4,001	5,000

        On 21 October 2003 Biosil Limited issued 1,000 redeemable preference shares of £1 each with a premium of £949 per share. These shares carried a coupon rate of 5% per annum. On 13 January 2006, Biosil Limited redeemed the 1,000 preference shares of £1 each at £724.60 per share and issued one ordinary share with a par value of £1 for total proceeds of £724,600.

        The redeemable preference shares ("Preference Shares") had the following characteristics:

Voting

        The holders of the Preference Shares were not entitled to attend at any meeting of Biosil Limited or vote on any resolution of Biosil Limited except in certain circumstances set out in article 18 of Biosil's Articles of Association.

Redemption

        The Preference Shares were redeemable at the option of Biosil Limited in accordance with its Articles of Association. In order to redeem the Preference Shares, Biosil Limited was required to serve on the holders, not less than 14 days before the redemption date, a notice stating the number of Preference Shares to be redeemed on the redemption date together with the redemption price as determined by Biosil Limited. Prior to the redemption of the Preference Shares, Biosil Limited recorded the Preference Shares at their subscription price of £950 per share. On 13 January 2006, Biosil Limited redeemed the Preference Shares at a redemption price of £724.60 per share and any rights to cumulative dividends then outstanding were waived by the holders of the Preference Shares (see note 17).

Dividends

        The holders of the Preference Shares were entitled to receive out of Biosil Limited distributable profits (in so far as they were sufficient), a dividend at the annual rate of 5% of the total amount of the subscription price for the Preference Shares including any share premium. Dividends on the Preference Shares were cumulative. All dividends including all arrears and accumulations were payable in preference to any distributions to the holders of Biosil's ordinary shares. At 31 January 2005 the cumulative dividends outstanding in respect of the Preference Shares were £63,333, however this amount was not accrued by Biosil as Biosil did not have any distributable profits at that date. On 13 January 2006 Biosil Limited redeemed the Preference Shares at a redemption price of £724.60 per share and any rights to cumulative dividends then outstanding were waived by the holders of the Preference Shares (see note 17).

Winding up

        Upon winding up of Biosil's affairs, the holders of the then outstanding Preference Shares would have received for each Preference Share an amount equal to the capital paid up on the shares plus all accrued but unpaid dividends, payable in preference and priority to any payments made to the holders of the then outstanding ordinary shares. Any remaining assets of Biosil would have been distributable among the holders of the ordinary shares.

13    Share capital and reserves

	Combined share capital	Combined share premium	Combined profit and loss account	Total
	£	£	£	£
At 1 February 2004	5,000	1,059,862	3,333,492	4,398,354
Retained profit for the year	—	—	1,055,098	1,055,098

At 31 January 2005	5,000	1,059,862	4,388,590	5,453,452
Issue of ordinary share	1	724,598	—	724,599
Redemption of preference shares	(1,000)	(723,599)	—	(724,599)
Retained loss for the year	—	—	(683,585)	(683,585)

At 31 January 2006	4,001	1,060,861	3,705,005	4,769,867

14    Reconciliation of movements in combined equity shareholders' funds

	2006	2005
	£	£
Profit for the financial year	1,283,014	2,031,098
Dividends	(1,966,599)	(976,000)
Issue of ordinary share	724,599	—
Redemption of preference shares	(724,599)	—

Net (reduction)/addition to shareholders' funds	(683,585)	1,055,098
Opening shareholders' funds	5,453,452	4,398,354

Closing shareholders' funds	4,769,867	5,453,452

15    Debenture loans

	2006	2005
	£	£
J G Evans (375 £4,100 debentures)	—	1,537,500
J A Evans (375 £4,100 debentures)	—	1,537,500
J A Alsop (250 £4,100 debentures)	—	1,025,000

	—	4,100,000

        The debentures issued by Nagor Limited were secured by a fixed and floating charge (the 'Charge') over all Nagor's assets. Interest was payable on the debentures by Nagor Limited an annual rate equal to Lloyd's Bank plc Base Rate (31 January 2005: 4.75%) payable twice annually on 31 July and 31 January of each year. Interest accrued was waived by the holders of the debentures on 31 January of each year. The debentures were redeemed on 22 December 2005 and the Charge was removed (see note 17).

16    Pension arrangements

        The Companies operate defined contribution schemes for which the pension cost for the years ended 31 January 2006 and 2005 amounted to £88,487 and £81,869, respectively. There are no prepayments or accruals relating to pension costs at either 31 January 2006 or at 31 January 2005.

17    Related party disclosure

        Biosil Limited has an investment in N.P.H. Limited. N.P.H. Limited is a related party due to common shareholders and common directors. On 1 August 2003 Biosil Limited entered into a licence agreement with N.P.H. Limited (the 'Agreement'). Under the terms of the Agreement Biosil Limited is required to pay to N.P.H. Limited a minimum royalty fee equal to 10% of the net selling price on the supply of products covered by the Agreement, subject to a minimum fee of £10,000 per annum. The minimum fee is payable for 3 years from and including 1 February 2004, and thereafter subject to agreement in accordance with the terms of the Agreement. Biosil Limited paid to N.P.H Limited a royalty fee of £10,000 in the years ended 31 January 2006 and 2005. In 2003 Biosil Limited entered into a loan with N.P.H Limited in the amount of £6,500. The loan is repayable on demand and accrues interest at a rate of 6.75% per annum. At 31 January 2006 and 2005 the amount due to Biosil Limited under the terms of this loan were £2,100 and £2,539, respectively (see note 9).

        At 31 January 2006 and 2005, Biosil Limited had 0 and 1,000 redeemable preference shares (Preference Shares) outstanding, respectively (see note 12). The Preference Share were held by J G Evans, J A Evans and J A Alsop who were the principal ordinary shareholders and directors of Biosil Limited. As described in note 12, on 13 January 2006 Biosil Limited redeemed the Preference Shares at a value of £724.60 per Preference Share and any rights to cumulative dividends then outstanding were waived by the holders of the Preference Shares.

        At 31 January 2005, Nagor Limited had 1,000 debentures outstanding (see note 15). The debentures were held by the ordinary shareholders and directors of Nagor Limited. As described in note 15, on 22 December 2005 Nagor Limited redeemed the debentures at a value of £4,100 per debenture and all interest due on the debentures was waived by the debenture holders.

18    Operating lease commitments

        Nagor Limited has not entered into any operating leases. Biosil Limited has the following annual commitments under non-cancellable operating leases in respect of office and manufacturing premises.

	2006	2005
	£	£
Expiry:
Within one year	—	7,750
Within one to two years	—	—
Within two to five years	40,257	32,257
After five years	70,933	69,708

	111,190	109,715

19    Capital commitments

        At 31 January 2006 neither of the Companies had any capital commitments.

20    Immediate and ultimate controlling parties

        The immediate and ultimate controlling parties at 31 January 2006 and 2005 were JG Evans and JA Evans.

21    Summary of significant differences between accounting principles generally accepted in the United Kingdom and those generally accepted in the United States of America

        The combined financial statements of the Companies have been prepared and presented in accordance with accounting principles generally accepted in the United Kingdom ("UK GAAP"). UK GAAP as applied by the Companies differs in certain significant respects from accounting principles generally accepted in the United States of America ("US GAAP").

  a)    Reconciliation between net income and equity shareholders' funds determined under UK GAAP and US GAAP

    Net income is adjusted as follows:

(in pounds sterling—£)	Year Ended 31 January 2006	Year Ended 31 January 2005
Profit on ordinary activities as determined in accordance with UK GAAP	£ 1,283,014	£ 2,031,098
US GAAP reconciling adjustments—Depreciation of building	(21,826)	(21,826)

Net income as determined in accordance with US GAAP	£ 1,261,188	£ 2,009,272

        Equity shareholders' funds are adjusted as follows:

(in pounds sterling—£)	Year Ended 31 January 2006	Year Ended 31 January 2005
Equity shareholders' funds as determined in accordance with UK GAAP	£ 4,769,867	£ 5,453,452
US GAAP reconciling adjustments—Cumulative depreciation of building	(128,319)	(106,494)

Equity shareholders' funds as determined in accordance with US GAAP	£ 4,641,548	£ 5,346,958

        There are no deferred tax implications in connection with the US GAAP reconciling adjustments above.

  b)    Description of the differences between UK GAAP and US GAAP

Nagor Limited

        Under UK GAAP, Nagor determined not to depreciate its freehold property, as described in Note 1 to these combined financial statements. Under US GAAP, Nagor's building is required to be depreciated over its useful life. As Nagor's management has determined this life to be 40 years, the initial building (£546,892 at cost) is being depreciated on a straight-line basis over that life, and an extension to that building (£301,670 at cost) is being depreciated over 37 years, to complete on the same end date.

  c)    Combined statement of cash flows

        The combined cash flow statements presented under UK GAAP have been prepared in accordance with FRS 1 (revised), "Cash Flow Statements." There are certain differences from UK GAAP to US GAAP with regard to the classification of items within the cash flow statements and with regard to the definition of cash and cash equivalents.

        In accordance with FRS 1 (revised), cash flows are prepared separately for operating activities, returns on investments and servicing of finance, taxation, capital expenditure and financial investment, acquisitions and disposals, equity dividends paid, management of liquid resources and financing. US GAAP, however, requires only three categories of cash flow activity to be reported. Under SFAS No. 95, "Statement of Cash Flows," cash flows are classified under operating activities (including cash flows from taxation and returns on investments and servicing of finance), investing activities and financing activities.

        Under FRS 1 (revised), cash is defined as cash on hand and deposits repayable on demand, less overdrafts repayable on demand. Under SFAS No. 95, cash and cash equivalents are defined as cash and investments with original maturities of three months or less. Cash and cash equivalents do not include bank overdrafts.

        A summary of the Companies operating, investing and financing activities classified in accordance with US GAAP is presented below:

(in pounds sterling—£)	Year Ended 31 January 2006	Year Ended 31 January 2005
Net cash provided by operating activities	£ 1,466,763	£ 2,067,565
Net cash used in investing activities	(317,852)	(126,206)
Net cash used in financing activities	(6,066,599)	(976,000)

Net decrease in cash and cash equivalents	(4,917,688)	965,359
Cash and cash equivalents at beginning of period	5,660,206	4,694,847

Cash and cash equivalents at end of period	£ 742,518	£ 5,660,206

  d)    Additional US GAAP disclosures

  Net operating expenses

        The Companies' net operating expenses comprise cost of sales, research and development expenses, and selling, general and administrative expenses determined on a UK GAAP basis.

(in pounds sterling—£)	Year Ended 31 January 2006	Year Ended 31 January 2005
Cost of sales	£ 3,099,165	£ 2,783,376
Research and development expenses	180,759	163,280
Selling, general and administrative expenses
Salaries and wages (including taxes and benefits)	1,348,494	1,219,419
All other	666,346	482,199

Net operating expenses	£ 5,294,764	£ 4,648,274

        The cost of sales amounts above include £124,731 and £132,791 in 2006 and 2005 respectively, in respect of shipping and handling fees billed to customers. Under US GAAP both revenue and cost of sales would be grossed up by £124,731 and £132,791 in 2006 and 2005, respectively.

  Lease commitments

        Biosil provides its annual commitments under non-cancellable operating leases organised according to the expiry date of each lease. Under US GAAP, such minimum operating lease payments are presented according to the year in which each payment will be paid.

        As of 31 January 2006 those future payments are expected as follows:

Year ending 31 January	Amount
2007	£ 111,190
2008	88,909
2009	73,482
2010	51,977
2011	41,225
Thereafter	178,628

Total	£ 545,411

  Warranty program

        Nagor provides a standard manufacturers' warranty on all products sold with no time limit, and has a warranty program called 'NagorEnhance' that applies to all breast implant products implanted within the UK. The NagorEnhance warranty covers capsular contracture within one year of implantation and rupture within ten years of implantation. For each successful warranty claim under the standard manufacturers' warranty and NagorEnhance the claimant receives a free implant. In addition, Nagor is performing a follow-on clinical study on certain breast implants. For patients enrolled in the study, Nagor has extended the standard warranty to participants in the study. The extended warranty is for twelve years from the date of implantation, and provides for an immediate replacement product without the need to investigate potential manufacturing defects for breast implants removed due to capsular contraction for a period of one year from the date of implantation and rupture for a period of twelve years from date of implantation, together with a contribution towards surgery fees for a period of two years for capsular contraction and five years for rupture from date of implantation. Claims have been negligible and management believes that no allowance is necessary in the balance sheets of the combined Companies.

  New accounting pronouncements

        In November 2004, the Financial Accounting Standards Board ("FASB") issued its Statement of Financial Accounting Standards ("SFAS") No. 151, "Inventory Costs." This statement clarified the accounting for the abnormal amount of ideal facilities expense, freight, handling costs, and wasted material. This statement requires that those items be recognized as current-period expense. In addition, the statement requires that allocation of fixed overhead to the cost of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred after 1 February 2006. Adoption of this statement will not have a material effect on the balance sheet or statement of profit and loss of the combined Companies.

        In December 2004, the FASB issued its SFAS No. 123 (revised 2004), "Share Based Payment," which required that the Companies, as non-public entities, record in their results of operations the fair value of stock options granted to employees beginning with its fiscal year beginning 1 February 2006. The Companies have not used share-based payments either for employees or for non-employees and currently have no intention to do so. Consequently, adoption of the provisions of this statement is not expected to have any effect on the balance sheet or statement of profit and loss of the combined Companies.

        In May 2005, the FASB issued SFAS No. 154, "Accounting for Changes and Error Corrections." This statement generally requires retrospective application to prior periods' financial statements of voluntary changes in accounting principles. Under the prior rules, changes in accounting principles were generally recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. This statement does not change the previous requirements for reporting the correction of an error in previously issued financial statements, change in accounting estimate, or justification of a change in accounting principle on the basis of preferability. This statement is effective for accounting changes made after 1 February 2006. Adoption of the provisions of the statement is not expected to have a material effect on the balance sheet or statement of profit and loss of the combined Companies.

22    Subsequent events

        During 2005, the shareholders of Nagor Limited and Biosil Limited entered into an agreement to sell their ownership shares in the Companies for approximately £20 million plus 2.64 million shares of MediCor Ltd. common stock. The sale closed on 28 April 2006, and thereafter the Companies became fully consolidated subsidiaries of MediCor Ltd., a public company with common stock traded on the OTC Bulletin Board.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

        The Registrant's certificate of incorporation provides that the personal liability of the directors of the Registrant shall be limited to the fullest extent permitted by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware, or the DGCL. Section 102(b)(7) of the DGCL generally provides that no director shall be liable personally to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the certificate of incorporation does not eliminate the liability of a director for (1) any breach of the director's duty of loyalty to the Registrant or its stockholders; (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (4) any transaction from which such director derives an improper personal benefit. The effect of this provision is to eliminate the rights of the Registrant and its stockholders to recover monetary damages against a director for breach of her or his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (1) through (4) above. The limitations summarized above, however, do not affect the ability of the Registrant or its stockholders to seek nonmonetary remedies, such as an injunction or rescission, against a director for breach of her or his fiduciary duty.

        In addition, the certificate of incorporation provides that the Registrant shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify all persons whom it may indemnify pursuant to Section 145 of the DGCL. In general, Section 145 of the DGCL permits the Registrant to indemnify a director, officer, employee or agent of the Registrant or, when so serving at the Registrant's request, another company who was or is a party or is threatened to be made a party to any proceedings because of his or her position, if he or she acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, has no reasonable cause to believe his or her conduct was unlawful.

        The Registrant maintains a directors' and officers' liability insurance policy covering certain liabilities that may be incurred by any director or officer in connection with the performance of his or her duties and certain liabilities that may be incurred by the Registrant, including the indemnification payable to any director or officer. The entire premium for such insurance is paid by the Registrant.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution

        The following table sets forth the fees and expenses, other than any underwriting discounts and commissions incurred by us in connection with the issue and distribution of our common stock being registered. All amounts are estimates except the SEC registration fee.

SEC Registration Fee	$2,306
Legal Fees	200,000
Accounting Fees	70,000
Printing Fees	120,000
Miscellaneous	7,694

$400,000

Item 26. Recent Sales of Unregistered Securities

        During the last three years, we have issued unregistered securities to the persons, as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, except as specified below, or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof and/or Regulation D promulgated thereunder. All recipients had adequate access, through their relationships with us, to information about us.

        During the fourth quarter of fiscal year 2003 we issued $300,000 in principal amount of 8% convertible debentures due 2006 to three accredited investors.

        During the quarter ended September 30, 2003, we extended the maturities of $200,000 in principal amount of 10% short-term convertible debentures issued to one accredited investor and we issued $350,000 in principal amount of 8% convertible debentures due 2006 to four accredited investors. During the quarter ended September 30, 2003, we also issued options covering 320,000 shares to two executive officers.

        During the quarter ended December 31, 2003, we extended the maturities of $75,000 in principal amount of 10% short-term convertible debentures issued to one accredited investor and we issued $1,000,000 in principal amount of 10% convertible debentures due 2006 to one accredited investor. During the quarter ended December 31, 2003, $75,000 in principal amount of a 10% convertible debenture was also converted into 18,641 shares of common stock and we granted options covering 120,000 shares of common stock to one executive officer.

        During the quarter ended March 31, 2004, we granted options covering 240,000 shares of common stock to new employees.

        During the fourth quarter of fiscal year 2004 we issued 9,845 shares of preferred stock designated as Series A 8.0% Convertible Preferred Stock to 18 accredited investors for a total of $9,845,200. $1,150,000 was converted from long-term convertible debentures, $5,005,000 was converted from our related-party notes payable and $940,000 was issued for employee bonuses and consulting fees. The remainder was sold for cash.

        During the quarter ended September 30, 2004, we granted options covering 390,000 shares of common stock to new employees.

        During the fourth quarter of fiscal year 2005, we issued 187 shares of preferred stock designated as Series A 8.0% Convertible Preferred Stock to two accredited investors, $150,000 of which was issued for consulting fees and $37,000 of which was sold for cash. During the same quarter, we also issued 222,616 shares of common stock to two executive officers who exercised outstanding options and 3,107 shares of our common stock to an accredited investor upon exercise of an outstanding warrant and we issued 366,667 shares of our common stock to an accredited investor in connection with our purchase of Hutchison International, Inc.'s assets. We also granted options covering 1,700,000 shares of our common stock to four executive officers and 10 employees.

        On April 25, 2005 we issued 414 shares of preferred stock designated as Series A 8.0% Convertible Preferred Stock as dividends on outstanding preferred stock. The issuance was not a sale within the meaning of Section 2(a)(3) of the Securities Act.

        On June 30, 2005, we issued 436 shares of preferred stock designated as Series A 8.0% Convertible Preferred Stock as dividends on outstanding preferred stock. The issuance was not a sale within the meaning of Section 2(a)(3) of the Securities Act.

        On June 30, 2005, 5,755 shares of preferred stock designated as Series A 8.0% Convertible Preferred Stock were converted into 1,494,857 shares of Common Stock at a conversion rate of $3.85 per share. The issuance was not a sale within the meaning of Section 2(a)(3) of the Securities Act.

        During the quarter ended September 30, 2005, $50,000 in principal amount of a 10% convertible debenture was also converted into 10,000 shares of common stock.

        During the second quarter ended December 31, 2005, we issued 235,043 shares of common stock to three executive officers who exercised outstanding options and 15,533 shares of our common stock to two accredited investor upon exercise of outstanding warrants. During the same quarter, we granted options covering 160,000 shares of common stock to a new employee.

        On December 31, 2005, we issued 237 shares of preferred stock designated as Series A 8.0% Convertible Preferred Stock as dividends on outstanding preferred stock. The issuance was not a sale within the meaning of Section 2(a)(3) of the Securities Act.

        During the third quarter ended March 31, 2006, we issued 500,908 shares of common stock to one executive officer who exercised outstanding warrants.

        On April 26, 2006, we issued to four accredited investors $50,000,000 in principal amount of senior secured convertible notes due 2011 and granted warrants to purchase shares of our common stock at a price of $4.50 per share for an aggregate purchase price of $50,000,000.

        On April 26, 2006, we issued to one accredited investor $37,500,000 in principal amount of subordinated convertible notes due 2011 and granted warrants to purchase shares of our common stock at a price of $4.50 per share in exchange for $37,500,000 of our outstanding debt. The transaction was exempt from the registration requirements of the Securities Act by virtue of Section 3(a)(9) thereof and/or Section 4(2) thereunder.

        On April 28, 2006, we issued 2,640,000 shares of our common stock to three accredited investors in connection with our purchase of Biosil Limited and Nagor Limited shares.

        During the fourth quarter ended June 30, 2006, we issued 24,854 shares of our common stock to one consultant who exercised outstanding options and we issued an option to purchase 8,000 shares to one new employee.

        During the first quarter of fiscal 2007, we issued 30,000 common stock equivalents to three new independent directors.

Item 27. Exhibits and Financial Statement Schedules

  (a)
  Exhibits

  See Exhibit Index at page II-7.

  (b)
  Financial Statement Schedules

        All such schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 28. Undertakings

        The undersigned small business issuer hereby undertakes that it will:

          (1)   File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

            (a)   Include any prospectus required by Section 10(a)(3) of the Securities Act;

            (b)   Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (c)   Include any additional or changed material information on the plan of distribution.

          (2)   For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3)   File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

          (4)   For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned small business issuer pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            (a)   Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

            (b)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

            (c)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

            (d)   Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

        Insofar as indemnification by the undersigned small business issuer for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        Each prospectus filed pursuant to Rule 424(b) as part of this Registration Statement, other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in this Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Amendment No. 7 to Registration Statement to be signed on its behalf by the undersigned in the City of Las Vegas, State of Nevada on July 21, 2006.

MEDICOR LTD.
By:	/s/ THEODORE R. MALONEY Theodore R. Maloney President and Chief Executive Officer

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Theodore R. Maloney and Paul R. Kimmel as their true and lawful attorneys-in-fact and agents, with full power of substitution, each with power to act alone, to sign (1) any and all amendments (including post-effective amendments) to this Registration Statement and (2) any registration statement or post-effective amendment thereto to be filed with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        In accordance with the requirements of the Securities Act of 1933, this Amendment No. 7 to Registration Statement was signed by the following persons in the capacities and on the dates stated:

Name	Title	Date

/s/ THEODORE R. MALONEY Theodore R. Maloney	President and Chief Executive Officer (Principal Executive Officer)	July 21, 2006
/s/ PAUL R. KIMMEL Paul R. Kimmel	Chief Financial Officer (Principal Financial Officer)	July 21, 2006
/s/ DONALD K. MCGHAN Donald K. McGhan	Chairman	July 21, 2006
/s/ MONIQUE R. BUCHANAN Monique R. Buchanan	Director of Accounting (Principal Accounting Officer)	July 21, 2006
/s/ JIM J. MCGHAN Jim J. McGhan	Director	July 21, 2006

* Mark E. Brown	Director	July 21, 2006
* Thomas Y. Hartley	Director	July 21, 2006
* Samuel Clay Rogers	Director	July 21, 2006
/s/ ROBERT L. FORBUSS Robert L. Forbuss	Director	July 21, 2006
/s/ IKRAM U. KHAN, M.D. Ikram U. Khan, M.D.	Director	July 21, 2006
/s/ EUGENE I. DAVIS Eugene I. Davis	Director	July 21, 2006
* By	/s/ THEODORE R. MALONEY Theodore R. Maloney Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement of Merger dated as of February 7, 2003, by and among Scientio, Inc., International Integrated Incorporated, SCMerger Ltd., certain members of International Integrated Incorporated and certain stockholders of Scientio, Inc., incorporated by reference to Exhibit 2.1 to the Registrant's Current Report on Form 8-K filed February 24, 2003.
2.2
Agreement for the Sale and Purchase of the Shares of Laboratoires Eurosilicone S.A. dated May 17, 2004, incorporated by reference to Exhibit 2.2 to the Registrant's Annual Report on Form 10-KSB/A for the year ended June 30, 2004.
2.3
Stock Purchase Agreement between MediCor Latin America, International Integrated Management, Inc., Carlos Francisco Lazo de la Vega Jasso and Héctor Jesús Chuliá de la Torre dated August 27, 2004, incorporated by reference to Exhibit 2.3 to the Registrant's Annual Report on Form 10-KSB/A for the year ended June 30, 2004.
2.4*
Agreement for the Sale and Purchase of the Shares of Biosil Limited and Nagor Limited dated September 13, 2005 among MediCor Ltd., John Gordon Evans, Jessie Anne Evans, John A. Alsop, and Joseph S. Gallagher, incorporated by reference to Exhibit 2.1 to the Registrant's current report on Form 8-K/A filed on September 19, 2005.
3.1	Certificate of Incorporation of the Registrant, incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form SB-2/A filed September 14, 2001, File No. 333-64420.
3.2	Certificate of Amendment of Incorporation of the Registrant, incorporated by reference to Exhibit 3.2 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2003.
3.3	Amended and Restated Bylaws of the Registrant, incorporated by reference to Exhibit 3.3 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2003.
3.4
Certificate of Designation, Preferences and Rights of Series A 8.0% Convertible Preferred stock, incorporated by reference to Exhibit 3.3 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2004.
4.1	Form of Convertible Debenture Loan Agreement, incorporated by reference to Exhibit 4.1 of the Registrant's Quarterly Report on From 10-QSB for the quarter ended September 30, 2003.
4.2	Form of Convertible Debenture, incorporated by reference to Exhibit 4.2 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003 and December 31, 2003.
4.3	Form of Amendment to Convertible Debenture, incorporated by reference to Exhibit 4.3 of the Registrant's Quarterly Report on From 10-QSB for the quarter ended September 30, 2003.
4.4	Form of Convertible Debenture Agreement, incorporated by reference to Exhibit 4.4 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003.
4.5	Form of Convertible Debenture, incorporated by reference to Exhibit 4.5 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003.
4.6	Form of Investment Agreement, incorporated by reference to Exhibit 4.1 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended December 31, 2003.
4.7
Written Consent of the Board of Directors of International Integrated Incorporated establishing the Voting Powers, Designations, Preferences, Limitations, Restrictions, and Relative Rights of 8% Class A Convertible Preferred Stock, incorporated by reference to Exhibit 4.7 of the Registrant's Form SB-2/A filed March 4, 2005, File No. 333-121832
4.8	Specimen common stock certificate of the Registrant, incorporated by reference to Exhibit 4.8 of the Registrant's Form SB-2/A filed March 4, 2005, File No. 333-121832.

4.9	Specimen Series A 8.0% Convertible Preferred Stock certificate, incorporated by reference to Exhibit 4.9 of the Registrant's Form SB-2/A filed March 4, 2005, File No. 333-121832.
4.10
Securities Purchase Agreement dated as of April 26, 2006 by and among MediCor Ltd., Silver Oak Capital, L.L.C., in its capacity as collateral agent, and the investors listed therein, incorporated by reference to Exhibit 10.1 of the Registrant's Current Report on Form 8-K/A filed May 1, 2006.
4.11	Form of Note dated April 26, 2006, incorporated by reference to Exhibit 10.2 of the Registrant's Current Report on Form 8-K/A filed May 1, 2006.
4.12
Registration Rights Agreement dated as of April 26, 2006 by and among MediCor Ltd. And the undersigned purchasers therein, incorporated by reference to Exhibit 10.3 of the Registrant's Current Report on Form 8-K/A filed May 1, 2006.
4.13	Form of Warrant dated April 26, 2006, incorporated by reference to Exhibit 10.4 of the Registrant's Current Report on Form 8-K/A filed May 1, 2006.
4.14
Guarantee and Collateral Agreement dated as of April 26, 2006 made by MediCor Ltd. And the other pledgors from time to time party thereto in favor of Silver Oak Capital, L.L.C. as collateral agent, incorporated by reference to Exhibit 10.5 of the Registrant's Current Report on Form 8-K filed May 1, 2006.
4.15
Subordination Agreement dated as of April 26, 2006 by and among MediCor Ltd. and Silver Oak Capital, L.L.C., in its capacity as collateral agent, incorporated by reference to Exhibit 10.6 of the Registrant's Current Report on Form 8-K/A filed May 1, 2006.
5.1†	Opinion of Clifford Chance US LLP as to legality of our common stock.
10.1
Agreement of Merger, dated as of February 7, 2003, by and among Scientio, Inc., International Integrated Incorporated, SC Merger, Ltd., certain members of International Integrated Incorporated and certain stockholders of Scientio, Inc., incorporated by reference to Exhibit 10.1 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2003.
10.2*
Securities Purchase Agreement, dated as of March 18, 2003, by and among the Registrant, Graeco2, Limited and AAB Corporation, incorporated by reference to Exhibit 10.1 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2003.
10.3*	Asset Purchase Agreement, dated as of April 19, 2002, incorporated by reference to Exhibit 10.2 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2003.
10.4	MediCor Ltd. 1999 Amended and Restated Stock Compensation Program, incorporated by reference to Exhibit 10.3 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2003.
10.5	Lease Agreement between the Registrant and Skyview Business Park, LLC, incorporated by reference to Exhibit 10.4 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2003.
10.6
Lease Agreement Addendum between the Registrant and Skyview Business Park, LLC, incorporated by reference to Exhibit 10.5 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2003.
10.7
Employment Agreement dated June 2, 2003 between the Registrant and Thomas R. Moyes, incorporated by reference to Exhibit 10.6 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2003.
10.8
Option Agreement dated July 18, 2003 between the Registrant and Thomas R. Moyes, incorporated by reference to Exhibit 10.7 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2003.
10.9	Form of Consultant Warrant, incorporated by reference to Exhibit 10.8 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2003.

10.10	Form of Employee Stock Option, incorporated by reference to Exhibit 10.9 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2003.
10.11*
Amendment No. 1 to Asset Purchase Agreement, dated as of November 20, 2002, incorporated by reference to Exhibit 10.10 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2003.
10.12
Employment Agreement dated October 1, 2003 between the Registrant and Jim J. McGhan, incorporated by reference to Exhibit 10.1 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003.
10.13
Option Agreement dated October 27, 2003 between the Registrant and Jim J. McGhan, incorporated by reference to Exhibit 10.2 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003.
10.14
Employment Agreement dated September 1, 2003 between the Registrant and Theodore R. Maloney, incorporated by reference to Exhibit 10.3 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003.
10.15
Option Agreement dated September 2, 2003 between the Registrant and Theodore R. Maloney, incorporated by reference to Exhibit 10.4 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2003.
10.16
Amendment No. 2 to Asset Purchase Agreement, dated as of October 16, 2003, incorporated by reference to Exhibit 10.5 of the Registrant's Quarterly Report on Form 10-QSB/A for the quarter ended September 30, 2003.
10.17*
Amended and Restated Non-Exclusive Distribution Agreement, dated as of March 30, 2004, incorporated by Reference to Exhibit 10.1 of the Registrant's Quarterly Report on Form 10-QSB/A for the quarter ended March 31, 2004.
10.18	Poly Implant Protheses, S.A. 6.75% Revolving Promissory Note, incorporated by Reference to Exhibit 10.2 of the Registrant's Quarterly Report on From 10-QSB/A for the Quarter ended March 31, 2004.
10.20
Transportation Dry Lease Agreement between MediCor and Global Aviation Delaware, LLC, incorporated by reference to Exhibit 10.22 of the Registrant's Annual Report on Form 10-KSB for the year ended June 30, 2004.
10.21*	Loan Agreement with BNP Paribas dated September 10, 2004, incorporated by reference to Exhibit 10.23 of the Registrant's Annual Report on Form 10-KSB/A for the year ended June 30, 2004.
10.22	Revolving Promissory Note made by MediCor Ltd. in favor of International Integrated Industries, LLC., previously filed as Exhibit 10.24.
10.23
Assignment and Assumption Agreement, dated as of April 1, 2003, by and among International Integrated Incorporated, MediCor Ltd. and International Integrated Industries, LLC., previously filed as Exhibit 10.25.
10.24	Reimbursement Agreement between MediCor Ltd. and Global Aviation Delaware LLC dated October 1, 2003, previously filed as Exhibit 10.26.
10.25	Addendum to Promissory Note made by MediCor Ltd. in favor of International Integrated Industries, LLC. previously filed as Exhibit 10.26.
10.26*
Supplier Novation and Amendment Agreement among Biosil Limited, Hutchison International, Inc., MediCor Aesthetics and International Integrated Incorporated dated as of February 10, 2005, incorporated by reference to Exhibit 10.1 of the Registrant's Current Report on Form 8-K filed May 3, 2005.

10.27	Guarantee dated as of February 10, 2005 between MediCor Ltd. and Biosil Limited, incorporated by reference to Exhibit 10.2 of the Registrant's Current Report on Form 8-K filed May 3, 2005.
10.28
Transaction Accommodation Agreement between International Integrated Incorporated, MediCor Ltd and Hutchison International, Inc. dated as of March 21, 2005, incorporated by reference to Exhibit 10.3 of the Registrant's Current Report on Form 8-K filed May 3, 2005.
10.29
Employment Agreement dated April 1, 2005 between the Registrant and Marc S. Sperberg, incorporated by reference to Exhibit 10.1 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2005.
10.30
Employment Agreement dated November 7, 2005 between the Registrant and Paul R. Kimmel, incorporated by reference to Exhibit 10.2 of the Registrant's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2005.
10.31
Amended and Restated Subordinated Promissory Note dated April 26, 2006 made by MediCor Ltd. in favor of International Integrated Industries, LLC, incorporated by reference to Exhibit 10.7 of the Registrant's Current Report on Form 8-K/A filed May 1, 2006
10.32
Amended and Restated Subordinated Convertible Note dated April 26, 2006 made by MediCor Ltd. in favor of Sirius Capital LLC, incorporated by reference to Exhibit 10.7 of the Registrant's Current Report on Form 8-K/A filed May 1, 2006
10.33
Warrant to Purchase Common Stock dated April 26, 2006 by MediCor Ltd. to Sirius Capital LLC incorporated by reference to the Registrant's Registration Statement on Form SB-2 filed March 8, 2006, File No. 333-133902 to Exhibit 10.35.
10.34	Put and Call Option Agreement dated April 28, 2006 between MediCor Ltd. and Gordon Evans, incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed May 4, 2006.
10.35
Put and Call Option Agreement dated April 28, 2006 between MediCor Ltd. and Jessie Anne Evans, incorporated by reference to Exhibit 10.2 to the Registrant's Current Report on Form 8-K filed May 4, 2006.
10.36	Put and Call Option Agreement dated April 28, 2006 between MediCor Ltd. and John A. Alsop, incorporated by reference to Exhibit 10.3 to the Registrant's Current Report on Form 8-K filed May 4, 2006.
10.37
Put and Call Option Agreement dated April 28, 2006 between MediCor Ltd. and Joseph S. Gallagher, incorporated by reference to Exhibit 10.4 to the Registrant's Current Report on Form 8-K filed May 4, 2006.
10.38
Registration Rights Agreement dated April 28, 2006 between MediCor Ltd. and Gordon Evans, Jessie Anne Evans, John A. Alsop and Joseph S. Gallagher, incorporated by reference to Exhibit 10.5 to the Registrant's Current Report on Form 8-K filed May 4, 2006.
10.39	Non-Employee Directors' Deferral Plan, incorporated by reference to Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2006.
21**	Subsidiaries of the Registrant.
23.1**	Consent of Greenberg & Company CPAs LLC.
23.2†	Consent of Clifford Chance US LLP (included in Exhibit 5.1).
23.3**	Consent of PricewaterhouseCoopers.
24.1***	Power of Attorney (included on signature page of this Registration Statement).

*
Certain portions of this Exhibit, for which confidential treatment has been requested, have been redacted and filed separately with the Securities and Exchange Commission.

**
Filed herewith.

***
The power of attorney relating to Donald K. McGhan, Jim J. McGhan, Mark E. Brown, Thomas Y. Hartley and Samuel Clay Rogers was previously filed on January 4, 2005 and the power of attorney relating to Robert L. Forbuss, Ikram U. Khan, M.D. and Eugene I. Davis is filed herewith.

†
To be filed by amendment.

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION
BUSINESS
MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF CAPITAL STOCK
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
Index To Financial Statements
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS INTRODUCTORY NOTE
MediCor Ltd. Unaudited Pro Forma Condensed Consolidated Balance Sheet As of March 31, 2006 (In U.S. Dollars)
MediCor Ltd. Unaudited Pro Forma Condensed Consolidated Statement of Operations For the Nine Months Ended March 31, 2006 (In U.S. Dollars)
MediCor Ltd. Unaudited Pro Forma Condensed Consolidated Statement of Operations For the Twelve Months Ended June 30, 2005 (In U.S. Dollars)
MEDICOR LTD. AND SUBSIDIARIES NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
MediCor Ltd. Consolidated Balance Sheet
MediCor Ltd. Consolidated Statements of Operations and Comprehensive Income/(Loss) For the Years Ended as Noted
MediCor Ltd. Consolidated Statements of Cash Flows For the Years Ended June 30, 2005 and 2004
MediCor Ltd. Consolidated Statement of Stockholders' Equity/(Deficit) For the Years Ended as Noted
MEDICOR LTD. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS June 30, 2005
MediCor Ltd. Consolidated Balance Sheet March 31, 2006 (Unaudited)
MediCor, Ltd. Consolidated Statements of Operations Three Months Ended March 31, 2006 and 2005 (Unaudited)
MediCor, Ltd. Consolidated Statements of Operations Nine Months Ended March 31, 2006 and 2005 (Unaudited)
MediCor, Ltd. Consolidated Statements of Cash Flows Nine Months Ended March 31, 2006 and 2005 (Unaudited)
MEDICOR LTD. NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS March 31, 2006
REPORT OF INDEPENDENT AUDITORS
Nagor Limited and Biosil Limited Combined Balance Sheets At 31 January 2006 and 2005
Nagor Limited and Biosil Limited Combined Profit and Loss Accounts For the years ended 31 January 2006 and 2005
Nagor Limited and Biosil Limited Combined Cash Flow Statements For the years ended 31 January 2006 and 2005
Nagor Limited and Biosil Limited Notes to the Combined Cash Flow Statements For the years ended 31 January 2006 and 2005
NAGOR LIMITED AND BIOSIL LIMITED NOTES TO THE COMBINED FINANCIAL STATEMENTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX